As filed with the Securities and Exchange Commission on July 22, 2005

Registration No. 333-______
Post-Effective Amendment No. 1 to Registration No. 333-114867

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-1

REGISTRATION STATEMENT
Under the Securities Act of 1933

ReGen Biologics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	3841 (Primary Standard Industrial Classification Code Number)	23-2476415 (I.R.S. Employer Identification Number)

509 Commerce Street
East Wing
Franklin Lakes, NJ 07417
(201) 651-5140
(Address, Including Zip Code, and Telephone Number, Including Area
Code, of Registrant’s Principal Executive Offices)

Gerald E. Bisbee, Jr., Ph.D.
CHAIRMAN AND CHIEF EXECUTIVE OFFICER
ReGen Biologics, Inc.
509 Commerce Street
East Wing
Franklin Lakes, NJ 07417
(201) 651-5140
(Name, Address Including Zip Code, and Telephone Number, Including
Area Code, of Agent For Service)

Copies to:

Jeffrey B. Grill, Esq. Pillsbury Winthrop Shaw Pittman LLP 2300 N Street, N.W. Washington, DC 20037 (202) 663-8000	Alicia A. Prather, Esq. Pillsbury Winthrop Shaw Pittman LLP 1650 Tysons Boulevard McLean, Va. 22102 (703) 770-7900

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Proposed
Maximum
		Proposed Maximum	Aggregate
Title of Each Class of Securities		Offering Price Per	Offering	Amount of
to be Registered	Amount to be Registered(1)	Share(2)	Price	Registration Fee(1)
Common Stock $0.01 par value per share	59,838,465	$0.90	$53,854,618	$6,338.69

     (1) The amount to be registered and the registration fee includes an additional 42,124,490 shares of common stock previously registered by the Registrant under its registration statement on Form S-1 (File No. 333-114867) and remaining unsold which are included in a combined prospectus herein pursuant to Rule 429 under the Securities Act of 1933. A registration fee of $3,615.41 was previously paid by the registrant in connection with the 42,124,490 shares of common stock previously registered on such registration statement. Pursuant to Rule 457(p) of the Securities Act of 1933, we are offsetting the $3,615.41 of previously paid filing fee against the current filing fee of $6,338.69 due in connection with this filing.

     (2) Estimated solely for the purpose of calculating the registration fee, and based upon the high and low prices price per share of the Registrant’s Common Stock on the OTCBB as of July 18, 2005 in accordance with Rule 457(c) of the Securities Act of 1933, as amended.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     Pursuant to Rule 429 under the Securities Act of 1933, this registration statement contains a combined prospectus that also relates to the registration statement on Form S-1 (File No. 333-114867) previously filed by the Registrant with the Securities and Exchange Commission.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS
(Subject to Completion Dated July 22, 2005)

59,838,465 Shares

[REGEN LOGO]

REGEN BIOLOGICS, INC.

Common Stock

     The selling stockholders listed beginning on page 59 are offering up to 59,838,465 shares of ReGen Biologics, Inc. common stock. ReGen Biologics, Inc. will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

     Our common stock is traded on the OTC Bulletin Board under the trading symbol “RGBI”. On July 18, 2005, the last reported sale price of our common stock was $0.90 per share.

     The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” beginning on page 76 for more information about how the selling stockholders may sell their shares of common stock. ReGen Biologics, Inc. will not be paying any underwriting discounts or commissions in this offering.

     Please read this prospectus carefully before you invest.

     Investing in ReGen Biologics, Inc. common stock involves risks. See “Risk Factors” beginning on page 10.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______, 2005.

TABLE OF CONTENTS

About This Prospectus	3
Statements Regarding Forward-Looking Information	3
Prospectus Summary	4
Risk Factors	10
Use of Proceeds	22
Dividend Policy and Market Information	22
Selected Consolidated Financial Data	23
Management’s Discussion and Analysis of Financial Condition and Results of Operations	25
Business	36
Management	52
Security Ownership of Certain Beneficial Owners and Management	55
Certain Relationships and Related Transactions	59
Selling Stockholders	59
Description of Capital Stock	72
Plan of Distribution	76
Legal Matters	76
Experts	76
Where You Can Find More Information	77
Financial Statements

ABOUT THIS PROSPECTUS

     You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell or seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of these securities. Our business, financial condition, results of operations and prospects may have changed since that date. Our common stock is traded on the OTC Bulletin Board under the symbol “RGBI.”

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

     We caution you that certain statements contained in this prospectus, or which are otherwise made by us or on our behalf are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that are predictive in nature and depend upon or refer to future events or conditions. Forward-looking statements include words such as “believe,” “plan,” “anticipate,” “estimate,” “expect,” “intend,” “seek” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects, and possible future actions, which may be provided by our management, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events. Forward-looking statements are subject to risks, uncertainties, and assumptions about our company. Forward-looking statements are also based on economic and market factors and the industry in which we do business, among other things. These statements are not guaranties of future performance. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

     Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. Important factors that could cause actual results to differ materially include, but are not limited to:

•	our ability to complete the Collagen Meniscus Implant, or CMI, clinical trial and obtain U.S. Food and Drug Administration, or FDA, approval;

•	our ability to obtain additional financing;

•	our ability to effectively market and sell our products, by ourselves or through our distribution partners;

•	our ability to procure product components and effectively produce products for resale;

•	our ability to control production quantities and inventory in order to avoid unanticipated costs such as outdated inventory;

•	the timely collection of our accounts receivable;

•	our ability to attract and retain key employees;

•	our ability to timely develop new products and enhance existing products;

•	the occurrence of certain operating hazards and uninsured risks;

•	risks relating to product liability claims;

•	our ability to protect proprietary information and to obtain necessary licenses on commercially reasonable terms;

•	the impact of governmental regulations;

•	changes in technology;

•	our ability to be listed on a national securities exchange or quotation system;

•	our ability to adapt to economic, political and regulatory conditions affecting the healthcare industry; and

•	other unforeseen events that may impact our business.

PROSPECTUS SUMMARY

     This summary highlights some information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the section entitled “Risk Factors” before deciding to invest in our common stock. References in this prospectus to “ReGen,” the “Company,” “we,” “us” and “our” refer to ReGen Biologics, Inc., unless the context otherwise requires. We are a development stage orthopedic products company that designs, develops, manufactures and markets innovative tissue growth and repair products. We were incorporated in Delaware on September 1, 1987. Our principal executive offices are located at 509 Commerce Street, East Wing, Franklin Lakes, NJ 07417 and our telephone number is (201) 651-5140. Our website address is www.regenbio.com. The information contained in our website is not a part of this prospectus.

Our Company

     We are a development stage orthopedic products company that develops, manufactures, and markets innovative tissue growth and repair products, for U.S. and global markets. Our primary product, the Collagen Meniscus Implant, or CMI, is an implant designed to facilitate growth of new tissue to replace removed or missing meniscus tissue in the human knee. A damaged meniscus is frequently treated with an arthroscopic surgical procedure known as a partial meniscectomy. During this procedure, surgeons remove damaged meniscus tissue leaving less meniscus tissue to support the knee and protect the patient from further degeneration or injury.

     In November 2002, we completed the required enrollment and surgeries in the multicenter pivotal trial (MCT) of the CMI. At the request of surgeons participating in the Trial, an additional 25 patients were enrolled and surgeries completed by early 2003. All patients included in the trial are expected to complete two years of follow-up prior to ReGen’s submission of the results in its Pre-market Approval Application, or PMA, to the FDA. In July 2004, we submitted the manufacturing module, the first of three modules, of the PMA for the CMI. In the second quarter of 2005, the two-year clinical follow-up exams were completed on the last of the patients in the MCT. We expect to complete our submission of the PMA to the FDA in the second half of 2005, with submission of the clinical module, the third and final module of the PMA for the CMI.

     To date, sales of our products have been limited. The CMI is currently cleared for sale in Europe, Australia and certain other countries. We now distribute the CMI outside the U.S. on a non-exclusive basis pursuant to a distributorship agreement with the Centerpulse unit (“Centerpulse”) of Zimmer Holdings, Inc. (NYSE: ZMH) (“Zimmer”). This distributorship agreement will terminate effective August 11, 2005, at which time ReGen will have exclusive worldwide rights to market the CMI. The Company has created a Swiss subsidiary to conduct its European distribution activities through local market distributors and a limited number of employees to be hired by the Company or its subsidiary.

     We also sell the SharpShooter Tissue Repair System, or SharpShooter, a suturing device used to facilitate the surgical implantation of the CMI, as well as to perform other similar arthroscopic meniscal repair procedures. The SharpShooter is currently marketed through a worldwide distribution agreement with Linvatec Corporation (Linvatec), a subsidiary of ConMed (NASDAQ: CNMD). The SharpShooter is cleared for sale in the U.S., Europe, Canada, Australia, Chile and Japan.

Our Business Strategy

     Our current strategy is to focus on the following initiatives:

•	Obtaining FDA approval of the CMI;

•	Developing our distribution and marketing capabilities for the CMI in the U.S., Europe and certain other countries;

•	Launching the CMI in the U.S.; and

•	Conducting further research on select product opportunities within our research and development pipeline.

     Our long-term strategy is to capitalize on our proven collagen scaffold technology by continuing to design, develop, manufacture, and market our own products, as well as partner with key market leaders to develop and market products in other targeted therapeutic areas.

Approved Products

     The first application of our technology is an implant for the medial meniscus of the knee. The CMI facilitates growth of new tissue after implantation in those patients with meniscus loss. The initial target market for the CMI is primarily those patients who would receive a partial medial meniscectomy procedure. Based on industry data, we estimate that in 2004 there were approximately 863,000 partial meniscectomy procedures in the U.S.

     The CMI is currently approved for sale in Europe, Australia and certain other countries. We now distribute the CMI outside of the U.S. on a nonexclusive basis pursuant to a distributorship agreement with the Centerpulse unit of Zimmer, Inc. (“Zimmer”). On February 15, 2005, we received notice from Zimmer, the successor-in-interest to Allo Pro AG, of its intent to terminate, effective August 11, 2005, the Distributorship Agreement between ReGen and Allo Pro AG dated as of February 16, 1996, as amended (the “Distributorship Agreement”). The Distributorship Agreement permits termination by Zimmer at any time upon six months’ prior written notice to the Company.

     Pursuant to the Distributorship Agreement, Zimmer was the exclusive distributor of the Collagen Meniscus Implant, or the CMI, outside the U.S. as long as certain minimum sales were realized. In 2004, the Company elected to exercise its rights under the Distributorship Agreement to amend the Distributorship Agreement to make the distribution rights to the CMI under the Distributorship Agreement non-exclusive because Zimmer failed to satisfy certain minimum sales obligations. Pursuant to the terms of the Distributorship Agreement, this election took effect as of April 17, 2004. The Distributorship Agreement also contains cost reimbursement provisions whereby Zimmer is obligated to reimburse the Company for certain expenses and a non-compete by which each party agreed not to conduct or participate in research, development, distribution or commercialization of any collagen-based meniscus implant competing with the CMI, except jointly as set forth in the Distributorship Agreement.

     As we develop our primary products, we may see an opportunity to develop a supplemental or facilitating product. An example of such a product is the SharpShooter, which is an arthroscopic suturing device used in the CMI procedure and in other meniscus repair procedures which have a surgical technique similar to the CMI procedure. The SharpShooter is cleared for sale in the U.S., Europe, Canada, Australia, Chile, and Japan. The SharpShooter is distributed by Linvatec Corporation, an industry leader in the arthroscopy marketplace. Linvatec distributes the SharpShooter under a worldwide distribution agreement that continues in force at Linvatec’s option. Pursuant to the terms of this agreement the distribution rights became non-exclusive in April 2002.

Recent Developments

     On July 14, 2005, the Company completed a private placement of shares of Common Stock and related warrants to purchase shares of Common Stock, which is described in greater detail under “Common Stock Financings” below.

     The Board of Directors and the shareholders of the Company have approved a 1 for 7 reverse stock split of ReGen’s issued and outstanding common stock to be effected, at the Board’s discretion, during a period of up to six months after May 13, 2005. The Board also has the authority not to effect the reverse stock split in such timeframe.

     Although there can be no assurance of the future effect on ReGen’s stock price, the reverse stock split would likely increase the per share price of ReGen’s common stock. Initially, the increase in the per share stock price would likely correspond to the reduction in the number of shares of ReGen’s common stock that are outstanding. The Board approved this resolution for the following reasons. First, the reverse stock split will aid ReGen’s efforts to have our common stock re-listed on either the Nasdaq Small Cap Market or the Nasdaq National Market by increasing the per share price of our stock to meet the market’s minimum listing price. Second, the Board believes that an increased per share stock price may have the effect of making our common stock more attractive to individuals as well as institutional investors in the future. The Board believes that having ReGen’s common stock listed on a national securities exchange, the Nasdaq Small Cap Market or the Nasdaq National Market is in the best interests of the long-term success of the Company. However, the Board believes that overall market conditions, the momentum in the price of our stock and other factors may impact the desired timing of effectuating the reverse stock split.

     If the reverse stock split were to be implemented, there would be a reduction in the number of shares of our common stock issued and outstanding and an associated increase in the number of authorized shares which would be unissued and available for future issuance after the reverse stock split. Such shares could be used for any proper corporate purpose including, among others, future financing transactions. Such issuances, if they occur, could result in dilution to our stockholders by increasing the number of shares of outstanding stock.

     Additionally, the Board of Directors and the shareholders authorized an amendment to the Company’s Amended and Restated Certificate of Incorporation and the Company amended the Amended and Restated Certificate of Incorporation, effective May 24, 2005, increasing the number of authorized shares of common stock from 130,000,000 to 165,000,000. As of July 15, 2005, a total of 67,703,730 shares of the Company’s currently authorized 165,000,000 shares of common stock were issued and outstanding.

Additionally, the Company has reserved 25,679,595 shares of common stock for conversion of outstanding Preferred Stock and 26,885,131 shares of common stock for exercise of stock options and warrants.

     The increase in the authorized number of shares of common stock could have a number of effects on the Company’s stockholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. For example, additional shares could be issued by the Company so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company. Similarly, the issuance of additional shares to certain persons allied with the Company’s management could have the effect of making it more difficult to remove the Company’s current management by diluting the stock ownership or voting rights of persons seeking to cause such removal.

Common Stock Financings

     On July 14, 2005, the Company completed a private placement of 14,011,178 shares of Common Stock (the “2005 Privately Placed Common Stock”) at a price per share of $0.85, resulting in proceeds net of issuance costs of approximately $11.2 million (the “July 2005 Financing”). In connection with the July 2005 Financing, the Company issued to the purchasers warrants to purchase 3,502,797 shares of the Company’s Common Stock at an initial exercise price of $1.00, subject to adjustment (the “2005 Warrants”). The 2005 Warrants are exercisable for a period of five years from the closing of the July 2005 Financing. If within three years from the date of the closing of the July 2005 Financing, the Company issues shares of its Common Stock, or other securities or instruments convertible or exchangeable for shares of its Common Stock, at a net price per share less than $0.85, then the exercise price of the 2005 Warrants will be reduced in accordance with a formula defined in the Warrant Certificate. Pursuant to the terms of the Subscription Agreement by and between the Company and each Investor, the 2005 Privately Placed Common Stock and the Common Stock issuable upon the exercise of the 2005 Warrants is subject to registration rights whereby the Company agreed to file a registration statement under the 1933 Act covering all of the 2005 Privately Placed Common Stock and the 2005 Warrants within 30 days of the closing of the July 2005 Financing. Pursuant to the terms of the Subscription Agreement, if the registration statement is not filed with the SEC within thirty (30) days of the Closing, the Company will, without consideration, issue to the purchasers in the July 2005 Financing that number of shares of Common Stock equal to two percent (2.0%) of the 2005 Privately Placed Common Stock, or an aggregate of 280,224 shares, of Common Stock. If the registration statement is not declared effective by the SEC within one hundred twenty (120), one hundred and fifty (150) or one hundred and eighty (180) days after the Closing, the Company will, without consideration, issue to the purchasers of the 2005 Privately Placed Common Stock, without consideration, for each such date, that number of shares of Common Stock equal to one percent (1.0%) of the 2005 Privately Placed Common Stock, or 140,112 shares of Common Stock, on each such date that is 121, 151 or 181 days, respectively, after the closing. In connection with the July 2005 Financing, the Company provided compensation of approximately $537,000 to placement agents who assisted the Company in identifying the purchasers of the 2005 Privately Placed Common Stock.

     On April 19, 2004, the Company completed a private placement (the “April Financing”) of 12,074,595 shares of restricted common stock (“2004 Privately Placed Common Stock”) at a price per share of $0.85, resulting in proceeds net of issuance costs of approximately $9.9 million. The 2004 Privately Placed Common Stock is subject to a Registration Rights Agreement (the “Common Stock Registration Rights Agreement”) entered into as of April 19, 2004 whereby the holders of such shares have, in certain circumstances, the right to require the Company to register their shares of 2004 Privately Placed Common Stock. Pursuant to the terms of the Common Stock Registration Rights Agreement, if the Company proposes to register any of its capital stock under the 1933 Act, with certain exceptions, the Company shall give each holder of the 2004 Privately Placed Common Stock written notice of such registration. Upon the written request of any such holder, given within twenty (20) days after mailing of such notice by the Company, the Company shall, subject to certain limitations related to underwritten offerings, use commercially reasonable efforts to cause a registration statement to become effective under the 1933 Act covering all of the 2004 Privately Placed Common Stock that each holder has requested that it register. Pursuant to the terms of the Common Stock Registration Rights Agreement, the Company gave notice of its intention to use commercially reasonable efforts to cause a registration statement to be filed and received a written request from the holders of all of the shares (12,074,595) requesting that the Company register the shares. The common stock sold in the April Financing was initially subject to lock-up provisions for a period of 150 days after the completion of the private placement.

Series C Financing

     On September 23, 2003, the Company completed the private placement of 17,112,702 shares of Series C redeemable convertible preferred stock (“Series C Stock”) and on September 30, 2003 the Company completed the private placement of 5,133,451 shares of Series C Stock. At the option of the holder, the Series C Stock is convertible into common stock on a one-for-one basis, subject to adjustment for stock splits and similar adjustments of the common stock. The Company also has outstanding shares of its Series A redeemable convertible preferred stock (the “Series A Stock”), all of which were issued on June 21, 2002 to the former stockholders of RBio pursuant to the merger with RBio. Both the Series C Stock and the Series A Stock are subject to Registration Rights Agreements entered into as of September 23 and September 30, 2003. Pursuant to the Registration Rights Agreements, holders of Series A Stock and Series C Stock have the right to require the Company to register shares of the Company’s common stock that are issuable upon conversion of their preferred shares. ReGen has received a notice from certain holders of such shares requesting that the Company register such shares pursuant to the terms of the Registration Rights Agreements.

     This registration statement covers all of the shares of 2005 Privately Placed Common Stock and the 2005 Warrants as well as shares of 2004 Privately Placed Common Stock and shares of common stock issuable on conversion of shares of the Series A Stock and the Series C Stock.

     In order to sell their shares of common stock pursuant to this prospectus, the holders of the 2005 Warrants, the Series A Stock and the Series C Stock must first exercise their 2005 Warrants or convert their Series A Stock and/or Series C Stock into shares of the Company’s common stock. After exercise of all such 2005 Warrants or conversion of all such Series A Stock and Series C Stock into the common stock being registered pursuant to this registration statement, there would be 88,648,477 shares of common stock outstanding, 1,565,065 shares of Series A Stock outstanding and no shares of Series C Stock outstanding as of July 15, 2005.

     The Company’s executive offices are located at 509 Commerce Street, East Wing, Franklin Lakes, NJ 07417 and the telephone number is (201) 651-5140. The shares of the Company’s Common Stock, par value $0.01 per share trade on the OTC Bulletin Board under the symbol “RGBI.” The Company’s website is www.regenbio.com.

The Offering

Common stock to be offered by selling stockholders (assuming the conversion of preferred stock and exercise of warrants)	59,838,465

Common stock outstanding as of July 15, 2005	67,703,370

Common stock outstanding as of July 15, 2005 (assuming the conversion of preferred stock and exercise of warrants)	92,151,269

Use of Proceeds	We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus.

Risk Factors	See “Risk Factors” beginning on page 10 and the information included in this prospectus for a discussion of factors that you should carefully consider before deciding to invest in shares of our common stock.

OTC Bulletin Board symbol	RGBI

     The number of shares of our common stock that would be outstanding assuming exercise of the warrants registered pursuant to this registration statement and conversion of the Series A stock and the Series C stock being registered includes: 67,703,730 shares of common stock; 14,632,958 shares of Series A Stock; 11,046,637 shares of Series C Stock; 3,702,797 warrants, and outstanding as of July 15, 2005.

     This calculation excludes 15,487,103 shares of common stock issuable upon exercise of stock options outstanding as of July 15, 2005, an additional 4,100,775 shares of common stock available for grant under our stock option plans and 3,594,456 shares of common stock issuable upon exercise of outstanding warrants, other than certain warrants exercisable for common stock which are registered pursuant to this registration statement.

SUMMARY CONSOLIDATED FINANCIAL DATA

     The summary consolidated financial data set forth below with respect to our consolidated statements of operations for the quarters ended March 31, 2005 and 2004 and with respect to the consolidated balance sheet as of March 31, 2005 have been derived from our unaudited consolidated financial statements included as a part of this prospectus. The summary consolidated financial data set forth below with respect to our consolidated statements of operations for the years ended December 31, 2004, 2003 and, 2002 and with respect to the consolidated balance sheets as of December 31, 2004 and 2003 have been derived from our audited consolidated financial statements included as part of this prospectus. We derived the statements of operations data for the years ended December 31, 2001 and 2000 and the balance sheet data as of December 31, 2002, 2001 and 2000 from our audited financial statements not included in this prospectus. We have prepared our unaudited consolidated financial statements on the same basis as our audited consolidated financial statements. You should read the following summary consolidated financial data in conjunction with the consolidated financial statements and notes thereto included elsewhere in this prospectus. All periods have been reclassified to account for the reverse merger and recapitalization between ReGen and Rbio which, was effective June 21, 2002.

SUMMARY CONSOLIDATED FINANCIAL DATA

	Three Months Ended March 31,		Years Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(unaudited)	(unaudited)
			(In thousands, except per share data)
Statement of Operations Data:
Revenue	$155	$107	$504	$293	$781	$490	$972

Expenses:
Cost of goods sold	224	59	371	349	1,039	700	843
Research and development (1)	913	795	3,694	2,573	3,727	2,672	3,184
Business development, general and administrative (1)	945	916	3,224	2,827	3,833	2,160	2,265
Recognition of expense for the minimum pension liability component of accumulated other comprehensive loss upon termination of defined benefit pension plan	58	––	––	––	––	––	––

Total expenses	2,140	1,770	7,289	5,749	8,599	5,532	6,292

Operating loss	(1,985)	(1,663)	(6,785)	(5,456)	(7,818)	(5,042)	(5,320)
Merger cost	––	––	––	—	(515)	—	—
Interest and other income	57	9	138	23	66	12	18
Rental income	78	79	332	381	511	451	223
Rental expense	(77)	(78)	(329)	(403)	(425)	(397)	(206)
Interest expense	(53)	(29)	(137)	(275)	(1,770)	(354)	(244)
License fees	—	—	—	—	—	1,000	300

Net loss	$(1,980)	$(1,682)	$(6,781)	$(5,730)	$(9,951)	$(4,330)	$(5,229)

Deemed dividend to Series C Preferred Stockholders upon issuance of Series C Preferred Stock with a beneficial conversion and amortization of related issuance cost	(126)	(52)	(762)	(4,343)	—	—	—

Net loss attributable to common stockholders	$(2,106)	$(1,734)	$(7,543)	$(10,073)	$(9,951)	$(4,330)	$(5,229)

Basic and diluted net loss per share attributable to common stockholders	$(0.04)	$(0.06)	$(0.18)	$(0.35)	$(0.56)	$(0.25)	$(0.31)

Weighted average number of shares used for calculation of net loss per share (shares outstanding immediately after reverse merger and recapitalization used for all periods prior to reverse merger and recapitalization)	53,238	29,322	42,436	29,114	17,671	17,045	17,045

	March 31	December 31,
	2005	2004	2003	2002	2001	2000
	(unaudited)
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents and short-term investments	$10,206	$12,190	$8,323	$3,474	$320	$721
Working capital	9,507	11,352	7,818	3,105	230	672
Total assets	10,851	12,724	9,029	4,226	1,181	1,703
Total debt including accrued interest	7,252	7,147	7,008	6,740	8,336	5,945
Series A redeemable convertible preferred stock	6,567	6,567	6,855	6,855	—	—
Series C redeemable convertible preferred stock	4,409	5,033	8,439	—	—	—
Total stockholders’ equity (deficit)	$(8,490)	$(7,229)	$(14,411)	$(10,216)	$(7,741)	$(4,623)

(1)	Reflects the following reclassification of stock-based compensation expense, previously reported separately:

	Three Months Ended March 31,		Years Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(unaudited)	(unaudited)
	(In thousands)
Research and development	$9	$10	$38	$23	$1,614	$641	$528
Business development, general and administrative	56	109	204	344	1,686	568	692

Total stock-based compensation expense — reclassified	$65	$119	$242	$367	$3,300	$1,209	$1,220

RISK FACTORS

     Our business faces significant risks. We may face risks in addition to the risks and uncertainties described below. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. Any of the risks described below could significantly and adversely affect our business, prospects, financial condition or results of operations. You should carefully consider and evaluate the risks and uncertainties listed below, as well as the other information set forth in this prospectus.

We have a history of losses, and we expect to continue to incur losses and may not achieve or maintain profitability.

     The extent of our future losses and the timing of profitability are highly uncertain, and we may never achieve profitable operations. As of March 31 2005, we had an inception to date net loss of approximately $56.3 million, and total stockholders’ deficit of approximately $8.5 million. Historically, our net sales have varied significantly. We will need to generate additional revenue to achieve profitability in the future. The Company likely will not achieve profitability, if at all, unless the CMI is approved by the FDA and becomes commercially available in the U.S. We do not expect to submit the third and final, clinical, module of the PMA for the CMI until the second half of 2005 and would be unlikely to receive approval, if at all, until late 2006, at the earliest. Should the FDA approve the CMI for sale in the U.S., sales of the CMI in the U.S. are not expected to occur until, at the earliest, the first quarter of 2007. If we are unable to achieve profitability, or to maintain profitability if achieved, it may have a material adverse effect on our business and stock price and we may be unable to continue operations at current levels, if at all. The Company cannot assure that it will generate additional revenues or achieve profitability.

We are a development stage company and have no significant operating history with which investors can evaluate our business and prospects.

     We are a development stage company and have no significant operating history and are operating in a new, specialized and highly competitive field. Our ability to successfully provide the guidance and management needed to continue and grow the business on an ongoing basis has not yet been established and cannot be assured. Our business is subject to all of the risks inherent in our type of business, including, but not limited to, potential delays in the development of products, the need for FDA or other regulatory approvals of certain of our products and devices, including the CMI, uncertainties of the healthcare marketplace and reimbursement levels of insurers and similar governmental programs, unanticipated costs and other uncertain market conditions.

Our debt level could adversely affect our financial health and affect our ability to run our business.

     As of March 31 2005, our debt was approximately $7.3 million, of which $16,000 was the current portion of capital lease obligations. This level of debt could have important consequences to you as a holder of shares. Below are some of the material potential consequences resulting from this significant amount of debt:

•	We may be unable to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes.

•	Our ability to adapt to changing market conditions may be hampered. We may be more vulnerable in a volatile market and at a competitive disadvantage to our competitors that have less debt.

•	Our operating flexibility is more limited due to financial and other restrictive covenants, including restrictions on incurring additional debt, creating liens on our properties, making acquisitions and paying dividends.

•	We are subject to the risks that interest rates and our interest expense will increase.

•	Our ability to plan for, or react to, changes in our business is more limited.

     Under certain circumstances, we may be able to incur additional indebtedness in the future. If we add new debt, the related risks that we now face could intensify.

     We will not receive any proceeds from the sale of the shares by the selling stockholders. All proceeds from the sale of the shares will be for the account of the selling stockholders.

Product introductions or modifications may be delayed or canceled if we are unable to obtain FDA approval and we are unable to sell the CMI in the U.S.

     The U.S. Food and Drug Administration, or FDA, and numerous other federal, state and foreign governmental authorities rigorously regulate the medical devices we manufacture and market. Our failure to comply with such regulations could lead to the imposition of injunctions, suspensions or loss of regulatory approvals, product recalls, termination of distribution, or product seizures. In the most egregious cases, we could face criminal sanctions or closure of our manufacturing facility. The process of obtaining regulatory approvals to market a medical device, particularly from the FDA, can be costly and time-consuming. There can be no assurance that such approvals will be granted on a timely basis, if at all. An ongoing risk exists that the FDA’s policies, both formal and informal, may change, or be applied in new ways, or that additional government regulations may be enacted which could prevent or delay regulatory approval of potential products. In addition, recent safety issues related to certain FDA approved products already on the market may have increased the FDA’s scrutiny of safety concerns and has caused the FDA to heighten its scrutiny of clinical trial data submitted in support of PMA applications. As a result the Company’s ongoing and future clinical studies may receive increased scrutiny which could adversely affect our ability to obtain approval of the CMI. In particular, the FDA has not yet approved the CMI and there is no guarantee that we will obtain such approval. There is no assurance that our management and administration of the clinical trials, the strength of the clinical outcomes, patient compliance and surgeon documentation will be sufficient to meet the stringent demands necessary for FDA approval. Sales of the CMI in the U.S. will not occur until it has been approved for sale in the U.S. by the FDA. FDA approval of the CMI is dependent, in part, on its review of the results of the two-year clinical follow-up data for patients who are enrolled in the Multicenter Pivotal Clinical Trial. In the second quarter of 2005, the two-year clinical follow-up exams were completed on the last of the patients in the MCT. FDA approval, if received, is not expected until, at the earliest, late 2006.

     The regulatory process may delay the marketing of new products for lengthy periods and impose substantial additional costs or it may prevent the introduction of new products altogether. In particular, the FDA permits commercial distribution of a new medical device only after the device has met the established regulatory compliance guidelines. The FDA will clear marketing of a medical device through the 510k process if it is demonstrated that the new product is substantially equivalent to other 510k-cleared products. The Pre-market Approval Application process is more costly, lengthy and uncertain than the 510k pre-market notification process. There can be no assurance that any new products we develop will be subject to the shorter 510k clearance process; therefore, significant delays in the introduction of any new products that we develop may occur. If we are required to go through the Pre-market Approval Application process for new products, there will be significant costs and delays in the introduction of our new products and they may not be approved at all.

     Moreover, foreign governmental authorities have become increasingly stringent and we may be subject to more rigorous regulation by such authorities in the future. Any inability or failure of our foreign independent distributors to comply with the varying regulations or new regulations could restrict such distributors’ ability to sell our products internationally and this could adversely affect our business. All products and manufacturing facilities are subject to continual review and periodic inspection by regulatory agencies. Following these periodic inspections, or audits, the FDA may issue a Form 483 notice of inspection observations or, in some cases, a more formal “warning letter” that could cause us to modify certain activities identified during the inspection. A Form 483 notice is generally issued at the conclusion of an FDA inspection and lists conditions the FDA investigators believe may violate good manufacturing practices or other FDA regulations. In April, 2005, one of the clinical trial sites in the MCT was audited. As a result of that audit, the site received a Form 483 notice. The site has prepared and submitted a response to the FDA’s notice. In the second quarter of 2005, the FDA initiated an audit of the Company’s records relating to the MCT. As a result of this audit, in May of 2005 the FDA issued a Form 483 notice and the Company has responded to that notice. Responding to FDA inquiries and audits and providing the FDA with information is time consuming for management and could cause a delay in the submission of the PMA to the FDA. Failure to comply with FDA or other governmental regulations can result in fines, unanticipated compliance expenditures, recall or seizure of products, total or partial suspension of production and/or distribution, suspension of the FDA’s review of our PMA, enforcement actions, injunctions and criminal prosecution.

Off-label promotion of our products could result in substantial penalties.

     We are only permitted to promote the Sharpshooter, and, if the CMI receives FDA approval, the CMI, for the uses indicated on the respective label as cleared by the FDA. The U.S. Attorneys’ offices and other regulators, in addition to the FDA, have recently focused substantial attention on off-label promotional activities and have initiated civil and criminal investigations related to such practices. If it is determined by these or other regulators that we have promoted our products for off-label use, we could be subject to fines, legal proceedings, injunctions or other penalties.

The CMI is a novel product and it contains biologic materials and so may face additional obstacles to FDA approval.

     To complete successful clinical trials, a product must meet the criteria for clinical approval, or endpoints, established in the clinical study. These endpoints are established in consultation with the FDA, following its clinical trial design guidelines to establish the safety and effectiveness for approval of Class III medical devices. However, in the case of products which are novel or which target parts of the human body for which there are no FDA approved products, the scientific literature may not be as complete and there may not be established guidelines for the design of studies to demonstrate the effectiveness of such products. As a result, clinical trials considering such products may take longer than average and obtaining approval may be more difficult. Additionally, the endpoints established for such a clinical trial might be inadequate to demonstrate the safety and efficacy levels required for regulatory approval because they do not measure the clinical benefit of the product being tested. In certain cases additional data collected in the clinical trial or further clinical trials may be required by the FDA.

     To our knowledge, the FDA has not to date approved or established endpoints for any other product with the potential to facilitate the growth of new tissue in the space created when meniscus tissue is removed through a partial meniscectomy procedure. It is possible that the FDA or the Company could determine that the endpoints established for the CMI clinical trial should be modified because they are inadequate to demonstrate the safety and efficacy levels required for regulatory approval of the CMI or that such endpoints fail to measure the benefit of the CMI. If this were to occur, we may be required to collect additional patient data or to re-design our clinical trial using different measures. If we are required to identify new measures to test our endpoints, we will face substantial delays in our current timeline to commercialize and launch the CMI in the U.S. and will incur additional costs associated with these activities. Any delays in regulatory approval will delay commercialization of the CMI in the U.S., which would harm our business prospects.

     The FDA regulates human therapeutic products in one of three broad categories: drugs, biologics or medical devices. The FDA’s scrutiny of products containing biologic materials may be heightened. We use a biologic material, bovine tendon, in the production of the CMI. Use of this biological material in the CMI may result in heightened scrutiny of our product which may result in further delays in, or obstacles to, obtaining FDA approval.

Sales of our products are largely dependent upon third party reimbursement and our performance may be harmed by health care cost containment initiatives.

     In the U.S. and other markets, health care providers, such as hospitals and physicians, that purchase health care products, such as our products, generally rely on third party payers to reimburse all or part of the cost of the health care product. Such third party payers include Medicare, Medicaid and other health insurance and managed care plans. Reimbursement by third party payers may depend on a number of factors, including the payer’s determination that the use of our products is clinically useful and cost-effective, medically necessary and not experimental or investigational. Also, third party payers are increasingly challenging the prices charged for medical products and services. Since reimbursement approval is required from each payer individually, seeking such approvals can be a time consuming and costly process. In the future, this could require us or our marketing partners to provide supporting scientific, clinical and cost-effectiveness data for the use of our products to each payer separately. Significant uncertainty exists as to the reimbursement status of newly approved health care products. Third party payers are increasingly attempting to contain the costs of health care products and services by limiting both coverage and the level of reimbursement for new therapeutic products and by refusing, in some cases, to provide coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. There can be no assurance that third party reimbursement coverage will be available or adequate for any products or services that we develop.

We may be subject to product liability claims and our limited product liability insurance may not be sufficient to cover the claims, or we may be required to recall our products.

     We manufacture medical devices that are used on patients in surgical procedures and we may be subject to product liability claims. During 2001 and 2002, the Company shipped certain components of the SharpShooter that were later identified to have the potential to become non-sterile. After becoming aware of this potential in 2002, the Company voluntarily instituted a recall of such product components. The Company reworked the packaging design to correct the issue that led to the recall. This reworked packaging required FDA approval before the reworked products could be returned to the customer. The Company received a termination letter from the FDA closing the recall on July 3, 2003. We may be subject to other product recalls in the future. The medical device industry has been historically litigious and we face an inherent business risk of financial exposure to product liability claims. Since our products are often implanted in the human body, manufacturing errors, design defects or packaging defects could result in injury or death to the patient. This could result in a recall of our products and substantial monetary damages. Any product liability claim brought against us, with or without merit, could result in a diversion of our resources, an increase in our product liability insurance premiums and/or an inability to secure coverage in the future. We would also have to pay any amount awarded by a court in excess of our policy limits. In addition, any recall of our products, whether initiated by us or by a regulatory agency, may result in adverse publicity for us that could have a material adverse effect on our business, financial condition and results of operations. Our product liability insurance policies have various exclusions; therefore, we may be subject to a product liability claim or recall for which we have no insurance coverage. In such a case, we may have to pay the entire amount of the award or costs of the recall. Finally, product liability insurance is expensive and may not be available in the future on acceptable terms, or at all.

Negative publicity or medical research regarding the health effects of the types of products used in the CMI could affect us.

     In late December 2003 and in late June 2005, the U.S. Department of Agriculture announced a diagnosis of bovine spongiform encephalopathy, also known as mad cow disease, in adult cows from the states of Washington and Texas, respectively. This could raise public concern about the safety of using certain other animal-derived products, including the bovine tendon based material used in the CMI. The U.S. Department of Agriculture has indicated that human transmission of mad cow disease is limited to nervous system tissue such as the brain, spinal cord, retina, dorsal root ganglia (nervous tissue located near the backbone), distal ileum and the bone marrow. Additionally, the literature indicates that certain steps used in the manufacture of the CMI have a high probability of destroying any of the prions, or protein particles, believed to be responsible for mad cow disease, even if they were present in the tendon tissue. Currently, we obtain our supply of bovine tissue from the achilles tendon of U.S. cows that are 24 months or younger in age and source the tendon material from a third-party supplier. However, we are still subject to risks resulting from public perception that the bovine collagen may be affected by mad cow disease. To date, we have not, as a result of concerns about mad cow disease, suffered any negative financial results or received any indication that such concerns could delay or prevent approval of the CMI by the FDA. However, should public concerns about the safety of bovine collagen or other cow-derived substances increase, as a result of further occurrences of mad cow disease or for any other reason, we could suffer a loss of sales or face increased risks to obtaining FDA approval. This could have a material and adverse affect on our financial results.

To be commercially successful, we will have to convince physicians that using our products to repair damaged menisci is an effective alternative to existing therapies and treatments.

     We believe that physicians will not widely adopt our products unless they determine based on experience, clinical data and published peer reviewed journal articles, that the use of the CMI, the SharpShooter or any future products we develop provides an effective alternative to conventional means of treating a damaged meniscus or other injury. To date, we have completed only limited clinical studies of the CMI and the SharpShooter. Clinical experience may not indicate that treatment with our products provides patients with sustained benefits. In addition, we believe that continued recommendations and support for the use of the CMI and the SharpShooter by influential physicians are essential for widespread market acceptance of these products. If our products do not continue to receive support from these physicians or from long-term data, surgeons may not use, and the facilities may not purchase, our products. Moreover, our competitors may develop and successfully commercialize medical devices that directly or indirectly accomplish in a superior and less expensive manner what our products are designed to accomplish. If our competitors’ products prove to be more successful than ours, our products could be rendered obsolete. As a result, we may not be able to produce sufficient sales to obtain or maintain profitability.

We are dependent on a few products.

     We anticipate that most of our revenue growth in the future, if any, will come from our tissue re-growth technology products including the CMI and other supporting products, including the SharpShooter. We may not be able to successfully increase sales of our current product offering. Additionally, our efforts to develop new products, including enhancements to our existing products may not be successful. If our development efforts are successful, we may not be successful in marketing and selling our new products.

We will need to obtain financing in the future which may be difficult and may result in dilution to our stockholders.

     In the future, we will need to raise additional funds through equity or debt financing, collaborative relationships or other methods. Our future capital requirements depend upon many factors, including:

•	Our ability to increase revenues, which depends on whether we and our distribution partners can increase sales of our products;

•	Our ability to complete the CMI clinical trial and obtain FDA approval;

•	Our ability to effectively produce our products and adequately control the cost of production;

•	The extent to which we allocate resources toward development of our existing or new products;

•	The timing of, and extent to which, we are faced with unanticipated marketing or medical challenges or competitive pressures;

•	Our ability to successfully transfer liability for or restructure long-term facility leases for facilities that exceed our present capacity needs;

•	The amount and timing of leasehold improvements and capital equipment purchases; and

•	The response of competitors to our products.

     Because of our potential long-term capital requirements, we may access the public or private equity markets whenever conditions appear to us to be favorable, even if we do not have an immediate need for additional capital at that time. To the extent we access the equity markets, the price at which we sell shares may be lower than the current market prices for our common stock. Our stock price has historically experienced significant volatility, which may make it more difficult to price a transaction at then current market prices. There can be no assurance that any such additional funding will be available when needed or on terms favorable to us, if at all.

     The Board of Directors and the shareholders of the Company have approved a 1 for 7 reverse stock split of ReGen’s issued and outstanding common stock to be effected, at the Board’s discretion, during a period of up to six months after May 13, 2005. The Board also has the authority not to effect the reverse stock split in such timeframe. If effected, the reverse stock split would result in a reduction in the number of shares of our common stock issued and outstanding and an associated increase in the number of authorized shares which would be unissued and available for future issuance after the reverse stock split. Such shares could be used for any proper corporate purpose including, among others, future financing transactions. If effected, the reverse stock split would result in a reduction in the number of shares of our common stock issued and outstanding and an associated increase in the number of authorized shares which would be unissued and available for future issuance after the reverse stock split. Such shares could be used for any proper corporate purpose including, among others, future financing transactions.

     Additionally, the Board of Directors and the shareholders authorized an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of our authorized shares of common stock from 130,000,000 shares to 165,000,000 shares. The Company amended its Amended and Restated Certificate of Incorporation to increase the number of authorized shares to 165,000,000, effective May 24, 2004. As of July 15, 2005, a total of 67,703,730 shares of the Company’s currently authorized 165,000,000 shares of common stock were issued and outstanding. Additionally, the Company has reserved 25,679,595 shares of common stock for conversion of outstanding Preferred Stock and 26,885,131 shares of common stock for exercise of stock options and warrants. The increase in the number of authorized but unissued shares of common stock will enable the Company, without further stockholder approval, to issue shares from time to time as may be required for proper business purposes, including, among others, future financing transactions.

     If we obtain financing through the sale of additional equity or debt securities, this could result in dilution to our stockholders by increasing the number of shares of outstanding stock. We cannot predict the effect this dilution may have on the price of our common stock.

     In addition, in order to obtain additional equity financing, we must have a sufficient number of authorized shares available for issuance under our charter. If such shares are not available for issuance, in order to complete such financing, we would be required to seek the approval of our shareholders to amend our charter to increase our authorized shares available for issuance.

We may face challenges to our patents and proprietary rights.

     Our ability to develop and maintain proprietary aspects of our business, including the CMI and the SharpShooter, is critical for our future success. We rely on a combination of confidentiality protections, contractual requirements, trade secret protections, patents, trademarks and copyrights to protect our proprietary intellectual property. Our patent positions and those of other medical device companies are uncertain and involve complex and evolving legal and factual questions. Pending patent applications may not result in issued patents. Patents issued to or licensed by us may be challenged or circumvented by competitors and such patents may not be found to be valid or sufficiently broad to protect our technology or to provide us with any competitive advantage. Any future litigation, regardless of the outcome, could result in substantial expense and significant diversion of the efforts of our technical and management personnel.

     While we attempt to ensure that our products do not infringe other parties’ patents and proprietary rights, our competitors may assert that our products or the methods they employ are covered by patents held by them. Furthermore, third parties could obtain patents that may require licensing for the conduct of our business, and there can be no assurance that we would be able to obtain the required licenses. We also rely on nondisclosure agreements with certain employees, consultants and other parties to protect, in part, trade secrets and other proprietary technology. Litigation may be necessary to enforce our patents and license agreements, to protect our trade secrets or know-how or to determine the enforceability, scope and validity of the proprietary rights of others. An adverse determination in any such proceeding could subject us to significant liabilities to third parties, or require us to seek licenses from third parties or pay royalties that may be substantial. An adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing or selling certain of our products which in turn would have a material adverse effect on our business, financial condition and results of operations.

The terms of our Credit Agreements with Zimmer, the successor-in-interest to Centerpulse, subject us to the risk of foreclosure on certain intellectual property.

     Zimmer, the successor-in-interest to Centerpulse, has provided us debt financing pursuant to two Credit Agreements. The credit agreements provide that the debt will mature on the earlier of 36 months from the date we receive FDA approval for the CMI or December 31, 2009. In the event we, without the written consent of Zimmer, enter into an agreement with a competitor of Centerpulse involving either the licensing of our intellectual property or the co-development of intellectual property, in each case relating to future generations of the CMI, Zimmer may, at its option, accelerate the maturity of the debt. To secure our obligations under one of the Credit Agreements (the “2000 Credit Agreement”), we have granted Zimmer a security interest in certain of our intellectual property and have agreed not to license or sell such intellectual property, other than in the ordinary course of our business. As of March 31 2005, we owed approximately $7.2 million under these credit facilities, of which approximately $4.7 million is collateralized by a security interest in certain of our intellectual property. If a specified event of default occurs under the 2000 Credit Agreement, Zimmer may exercise its right to foreclose on certain intellectual property used as collateral for the payment of these obligations. Any such default and resulting foreclosure could have a material adverse effect on our financial condition.

We are dependent on a single or a limited number of suppliers and the loss of any of these suppliers could adversely affect our business.

     We rely upon our vendors for the supply of raw materials and product components used in the manufacture of our CMI and SharpShooter products. Furthermore, in several cases we rely on a single vendor to supply critical materials or components. In the event that we are unable to obtain components for any of our products, or are unable to obtain such components on commercially reasonable terms, we may not be able to manufacture or distribute our products on a timely and competitive basis, or at all. If we experience any delays in product availability, the costs incurred in locating alternative suppliers could have a material adverse effect on our operations.

Our reliance on third parties to distribute our products may increase our operating costs and reduce our operating margins.

     We rely on third parties to distribute our products. The inability or lack of desire of these third parties to deliver or perform for us in a timely or cost-effective manner could cause our operating costs to rise and our margins to fall. We are subject to the risk that outside factors may prevent such third parties from meeting our distribution needs. The CMI is currently distributed outside the U.S. under a distributorship agreement with Zimmer, the successor-in-interest to Centerpulse, which was exclusive until April 17, 2004. On February 15, 2005 we received notice from Centerpulse of its intent to terminate, the Distributorship Agreement effective August 11, 2005. The Distributorship Agreement permits termination by Zimmer at any time upon six months’ prior written notice to the Company. Zimmer did not provide any reason for the termination. We have had no CMI sales to Zimmer during the first quarter of 2005 and do not expect to have CMI sales to Zimmer in subsequent periods. The SharpShooter is currently marketed through a worldwide distribution agreement with Linvatec. Although, sales of the SharpShooter by Linvatec, the primary distributor of the SharpShooter, increased by 20% in the first quarter of 2005 compared to the same period in 2004, historically sales to Linvatec have been inconsistent. These distributors have in the past, and may in the future, fail to effectively distribute our products.

     Although the FDA has not approved the CMI for sale in the U.S., if the FDA does approve the CMI for sale in the U.S., we do not have a primary distributor for the CMI in the U.S., or, beginning August 11, 2005, outside the U.S. There is no guarantee that we will be able to find a suitable third party to effectively distribute the CMI in the U.S. or elsewhere. We may not be successful in entering into distribution arrangements and marketing alliances with other third parties or if we do, we will be subject to a number of risks, including:

•	we may be required to relinquish important rights to our products;

•	we may not be able to control the amount and timing of resources that our distributors may devote to the commercialization of our products;

•	our distributors may experience financial difficulties; and

•	business combinations or significant changes in a distributor’s business strategy may also adversely affect a distributor’s willingness or ability to complete its obligations under any arrangement.

     Failure to market and distribute products to our customers in a timely and cost effective manner would cause our potential future sales to decrease, our operating costs to increase and our margins to fall.

Developing a sales and marketing organization is difficult, expensive and time-consuming.

     The Company has created a Swiss subsidiary to conduct its European distribution activities through local market distributors and a limited number of employees to be hired by the Company or its subsidiary. If the CMI is approved by the FDA, the Company may elect to conduct its marketing and distribution activities itself in the U.S. Conducting marketing and distribution activities will force us to invest in sales and marketing personnel and related costs. Developing the sales force to market and sell products is a difficult, expensive and time-consuming process. We have limited experience developing a sales organization and may be unsuccessful in attempting to do so. Factors that may inhibit our efforts to market our products without third party distributors include our inability to recruit and retain adequate numbers of effective sales and marketing personnel and the inability of sales personnel to obtain access to or persuade adequate numbers of physicians to use our products. If we are unable to develop a sales and marketing operation or if such sales or marketing operation is not successful, we may not be able to increase market awareness and sell the CMI in Europe and, if approved by the FDA, in the U.S.

Our reliance on Zimmer as a shareholder and lender may allow it to exert control over our actions.

     Based on shares outstanding as of July 15, 2005, Zimmer beneficially owns approximately 6.0% of our common stock. Additionally, Zimmer, the successor-in-interest to Centerpulse, is a party to a stockholders’ agreement, which requires each of the parties to the stockholders’ agreement to vote for Centerpulse’s designee to our Board of Directors. The stockholders’ agreement expires on the earliest to occur of (i) June 21, 2007 (ii) a change of control of the Company, or (iii) the re-listing of the common stock of the Company on a national securities exchange or the NASDAQ. CMI sales to Centerpulse, the exclusive distributor of the CMI outside of the U.S. until April 17, 2004, decreased substantially for the year ended December 31, 2003 compared to the year ended December 31, 2002, and we elected to exercise our right to convert our distributorship agreement with them to a non-exclusive agreement. On February 15, 2005 we received notice from Zimmer of its intent to terminate the distributorship agreement, effective August 11, 2005. The agreement permits termination by Zimmer at any time upon six months’ prior written notice to the Company.

Zimmer did not provide any reason for the termination. Also on February 15, 2005, Richard Fritschi, the President of Centerpulse Orthopedics Ltd, a unit of Zimmer, resigned his position as a director of the Company. Mr. Fritschi’s resignation was not related to any disagreement with the Company. These actions will allow us to distribute the CMI directly or find a third party to distribute the CMI, but may also result in a decrease of sales of the CMI by Zimmer in the future, which could result in a decrease in our revenue and margins from the CMI. Zimmer has provided us debt financing pursuant to two Credit Agreements. To secure our obligations under one of the Credit Agreements, we have granted Zimmer a security interest in certain of our intellectual property and have agreed not to license or sell such intellectual property, other than in the ordinary course of our business. In the event we, without the written consent of Zimmer, enter into an agreement with a competitor of Centerpulse involving either the licensing of our intellectual property or the co-development of intellectual property, in each case relating to future generations of the CMI, Zimmer may, at its option, accelerate the maturity of the debt. These factors, individually or taken together, may result in Zimmer being able to exercise substantial control over the Company. In many cases, Zimmer’s interests and the Company’s interests are not aligned and so Zimmer may exert control in a manner that is inconsistent with the Company’s interests.

Disruption of our manufacturing could adversely affect our business, financial condition and results of operations.

     Our results of operations are dependent upon the continued operation of our manufacturing facility in Redwood City, California. The operation of biomedical manufacturing plants involves many risks. Such risks include the risks of breakdown, failure or substandard performance of equipment, the occurrence of natural and other disasters, and the need to comply with the requirements of directives from government agencies, including the FDA. The occurrence of material operational problems could have a material adverse effect on our business, financial condition, and results of operations during the period of such operational difficulties.

Our success depends upon our ability to recruit and retain key personnel.

     Our success depends, in part, upon our ability to attract and retain qualified operating personnel. Competition for skilled personnel in the areas of research and development, manufacturing, marketing and other areas is highly competitive. In addition, we believe that our success will depend on the continued employment of our Chairman, President and CEO, Dr. Gerald Bisbee with whom we have entered into an employment agreement, and our Senior Vice President, Clinical and Regulatory Affairs, John Dichiara, with whom we have no formal employment agreement, and others involved in the management and operation of the Company. We do not maintain key person life insurance for any of our personnel. To the extent we are unable to recruit or retain qualified personnel, our business may be adversely affected.

If we, or our third party suppliers, do not comply with laws regulating the protection of the environment and health and human safety, our business could be adversely affected.

     Our research and development processes involve the controlled use of hazardous chemical and biologic materials, and produce waste products. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of such materials and waste products. Our efforts to comply with applicable environmental laws require an ongoing and significant commitment of our resources. Although we believe that our procedures for handling and disposing of such materials and waste products materially comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials or waste products cannot be eliminated completely. In the event of such an accident, we could be held liable for any damages that result and appropriate corrective action and any such liability could exceed our financial resources. Future changes in applicable federal, state or local laws or regulations or in the interpretation of current laws and regulations, could have a material adverse effect on our business. Failure to comply could subject us to denial of the right to conduct business, fines, criminal penalties and other enforcement actions. Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous chemical and biologic materials, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us.

     If our third party suppliers do not comply with federal, state and local environmental, health and safety laws and regulations applicable to the manufacture and delivery of their products, our business could be adversely affected by the affects on third party product supply and/or pricing or we could be held liable for any resulting damages.

Our business could be materially adversely impacted by risks inherent in international markets.

     During the three months ended March 31, 2005 and the year ended December 31, 2004, approximately 20% and 46%, respectively, of our revenue was generated by customers outside the U.S. We expect that customers outside the U.S. will continue to account for a significant portion of our revenue in the future, at least until we are able to market the CMI (or other new products) in the U.S. Our international sales subject us to inherent risks related to changes in the economic, political, legal and business environments in the foreign countries in which we do business, including the following:

•	Fluctuations in currency exchange rates;

•	Regulatory, product approval and reimbursement requirements;

•	Tariffs and other trade barriers;

•	Greater difficulty in accounts receivable collection and longer collection periods;

•	Difficulties and costs of managing foreign distributors;

•	Reduced protection for intellectual property rights in some countries;

•	Burdens of complying with a wide variety of foreign laws;

•	The impact of recessions in economies outside the U.S.; and

•	Political and economic instability.

     If we fail to successfully market and sell our products in international markets, our business, financial condition, results of operations and cash flows could be materially and adversely affected.

Our full Board of Directors, which is not fully independent, acts as the compensation committee; therefore, compensation and benefits may be excessive, inadequate or improperly structured.

     Our compensation committee, which was set up to determine the compensation and benefits of our executive officers, to administer our stock plans and employee benefit plans and to review policies relating to the compensation and benefits of our employees, and which formerly consisted of one director who was not independent under the listing standards of the national securities exchanges and automated quotation systems, has been eliminated. The full Board of Directors now performs those duties. Compensation decisions made by a Board of Directors, which is not independent, could result in excess compensation or benefits to our executives or employees. Additionally, the Board of Directors could recommend inadequate or improperly structured compensation and benefits for our executives or employees, which could result in a failure to retain or an inability to hire executives or employees.

The price of our common stock has been, and will likely continue to be, volatile.

     The market price of our common stock, like that of the securities of many other development stage companies, has fluctuated over a wide range and it is likely that the price of our common stock will fluctuate in the future. Over the past three fiscal years, and for the period from January 1, 2005 through July 19, 2005, the closing price of our common stock, as reported by the OTC Bulletin Board, has fluctuated from a low of $0.04 to a high of $1.54. The market price of our common stock could be impacted by a variety of factors, including:

•	Fluctuations in stock market prices and trading volumes of similar companies or of the markets generally;

•	Disclosure of the results of regulatory proceedings, including the approval or lack of approval by the FDA of the CMI;

•	Changes in government regulation;

•	Additions or departures of key personnel;

•	Our investments in research and development or other corporate resources;

•	Announcements of technological innovations or new commercial products or services by us or our competitors;

•	Developments in the patents or other proprietary rights owned or licensed by us or our competitors;

•	The timing of new product introductions;

•	Actual or anticipated fluctuations in our operating results;

•	Our ability to effectively and consistently manufacture our products and avoid costs associated with the recall of defective or potentially defective products;

•	The ability of our distribution partners to market and sell our products;

•	Changes in distribution channels; and

•	The ability of our vendors to effectively and timely deliver necessary materials and product components.
     Further, due to the relatively fixed nature of most of our costs, which primarily include personnel costs as well as facilities costs, any unanticipated shortfall in revenue in any fiscal quarter would have an adverse effect on our results of operations in that quarter. Accordingly, our operating results for any particular quarter may not be indicative of results for future periods and should not be relied upon as an indication of our future performance. These fluctuations could cause the trading price of our stock to be negatively affected. Our quarterly operating results have varied substantially in the past and may vary substantially in the future. In addition, the stock market has been very volatile, particularly on the OTC Bulletin Board where our stock is quoted. This volatility is often not related to the operating performance of companies listed thereon and will probably continue in the foreseeable future.
Ownership of our stock is concentrated and this small group of stockholders may exercise substantial control over our actions.
     Based on shares outstanding as of July 15, 2005, the following entities beneficially own five percent or more of our common stock: Robert McNeil, Ph.D. owns approximately 28.2% (which includes shares owned by Sanderling Ventures); Sanderling Ventures owns approximately 27.3%; Iridian Asset Management, LLC (First Eagle Fund) owns approximately 7.8%, Zimmer, the successor-in-interest to Centerpulse, owns approximately 6.0%, L-R Global Partners LP and L-R Partners Global Fund, Ltd. own approximately 6.2% (3.3% and 2.6% respectively) and Gerald E. Bisbee, Jr., Ph.D. owns approximately 5.2%. These stockholders, if acting together, have the ability to exert substantial influence over the outcome of corporate actions requiring stockholder approval. This concentration of ownership may also have the effect of delaying or preventing a change in our control.
     Additionally, the holders of approximately 36.6% of our outstanding common stock on an as converted basis are parties to a stockholders’ agreement. The parties to the stockholders’ agreement agreed to vote all of their shares of capital stock of ReGen in favor of certain corporate actions, including but not limited to, maintaining ReGen’s board of directors at seven members, electing certain individuals to ReGen’s board, a reverse split of the capital stock of ReGen, amending ReGen’s certificate of incorporation to increase the number of authorized shares of common stock of ReGen and amending ReGen’s by-laws.
A substantial number of shares of our common stock are eligible for sale pursuant to this prospectus and pursuant to Rule 144 and this could cause our common stock price to decline significantly.
     All of the shares of common stock issued in connection with the merger of Aros Corporation and ReGen Biologics and the shares of common stock issued or issuable upon exercise of warrants or conversion of preferred stock issued in connection with the financings in September 2003, April 2004 and July 2005 are eligible for sale pursuant to this prospectus and, other than the shares of common stock issued or issuable upon exercise of the 2005 Warrants issued in the July 2005 Financing, Rule 144. Our Series A Stock and our Series C Stock are convertible into common stock on a one-for-one basis, and are convertible at any time at the election of the holders of Series A Stock and our Series C Stock. The 2005 Warrants may be exercised to purchase shares of common stock at any time at an initial exercise price of $1.00, subject to adjustment. In order to sell common stock offered hereunder and issuable upon the conversion of convertible preferred stock or the exercise of warrants, any such shares of Series A Stock and Series C Stock and any such 2005 Warrants must first be converted into or exercised for shares of common stock by the selling stockholders.

     If our stockholders sell, or the market perceives that our stockholders intend to sell, substantial amounts of our common stock in the public market, the market price of our common stock could decline significantly. These sales may also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. As a result of restrictions on resale ending and in conjunction with the eligibility to sell common stock by the selling stockholders, the market price of our common stock could drop significantly if the holders of such shares sell them or are perceived by the market as intending to sell them.
The subordination of our common stock to our preferred stock could hurt common stockholders.
     Our common stock is expressly subordinate to our Series A Stock and Series C Stock in the event of our liquidation, dissolution or winding up. With respect to our Series A Stock and Series C Stock, any merger or sale of substantially all of our assets shall be considered a deemed liquidation. If we were to cease operations and liquidate our assets, we would, as of July 15, 2005, first be required to pay approximately $11.5 million to the holders of our Series A Stock and Series C Stock and there may not be any remaining value available for distribution to the holders of common stock after providing for the Series A Stock and Series C Stock liquidation preference.
The exercise of warrants or options may depress our stock price and may result in dilution to our common stockholders.
     There are a significant number of outstanding warrants and options to purchase our stock. If the market price of our common stock rises above the exercise price of outstanding warrants and options, holders of those securities are likely to exercise their warrants and options and sell the common stock acquired upon exercise of such warrants and options in the open market. Sales of a substantial number of shares of our common stock in the public market by holders of warrants or options may depress the prevailing market price for our common stock and could impair our ability to raise capital through the future sale of our equity securities. Additionally, if the holders of outstanding options or warrants exercise those options or warrants, our common stockholders will incur dilution.
     As of July 15, 2005, warrants to purchase 7,297,253 shares of our common stock at a weighted average exercise price of $0.80 per share were outstanding and exercisable and options to purchase 12,163,378 shares of common stock at a weighted average exercise price of $0.62 per share were outstanding and exercisable.
We grant stock options and warrants as payment for consulting services and the exercise of such options and warrants may result in dilution to our common stockholders.
     In the past we have granted stock options and warrants as payment for consulting services and we may continue to do so in the future. In 2002, we issued 1,543,478 options to acquire common stock as payment for consulting services with exercise prices ranging from $0.13 per share to $0.22 per share. In 2003, we issued 30,523 options to acquire common stock with an exercise price of $0.45 per share and 700,000 warrants to acquire common stock with an exercise price of $0.45 per share. In 2004, we issued 10,000 options to acquire common stock with an exercise price of $0.90 per share. To the extent that such options or warrants are exercised, our shareholders will incur dilution.
We may not be able to utilize all of our net operating loss carryforwards.
     The Company had a net operating loss carryforward at December 31, 2004 of approximately $45.8 million and a research and development tax credit of approximately $410,000. The federal and state net operating loss carryforwards will begin to expire in 2005, if not utilized. The federal and state research and development credit carryforwards will begin to expire in 2006, if not utilized. The utilization of net operating loss carryforwards may be limited due to changes in the ownership of the Company, a lack of taxable income in future periods, and the effect of the reverse merger and recapitalization completed on June 21, 2002.
We have established several anti-takeover measures that could delay or prevent a change of our control.
     Under the terms of our amended and restated certificate of incorporation, our board of directors is authorized, without any need for action by our stockholders, but subject to any limitations prescribed by law, to issue shares of our preferred stock in one or more series. Each series may consist of such number of shares and have the rights, preferences, privileges and restrictions, such as dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the right to increase or decrease the number of shares of any series, as the board of directors shall determine. The board of directors may issue preferred stock with voting or conversion rights that may delay, defer or prevent a change in control of our company and that may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. Additionally, our board of directors adopted a stockholder rights plan and declared a dividend distribution of one right for each outstanding share of our common stock. Each right, when exercisable, entitles the registered holder to purchase securities at a specified purchase price, subject to adjustment. The rights plan may have the anti-takeover effect of causing substantial dilution to the person or group that attempts to acquire our company on terms not approved by the board of directors. The existence of the rights plan could limit the price that certain investors might be willing to pay in the future for shares of our capital stock and could delay, defer or prevent a merger or acquisition of our company that stockholders may consider favorable.
Our common stock is subject to the SEC’s Penny Stock rules, which may make our shares more difficult to sell.
     Because our common stock is not traded on a stock exchange or on NASDAQ, and the market price of the common stock is less than $5.00 per share, the common stock is classified as a “penny stock.”
     The SEC rules regarding penny stocks may have the effect of reducing trading activity in our common stock and making it more difficult for investors to sell. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:
•	make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to a transaction prior to sale;

•	provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies;

•	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed; and

•	give bid and offer quotations and broker and salesperson compensation information to the customer orally or in writing before or with the confirmation.
     These rules may make it more difficult for broker-dealers to effectuate customer transactions and trading activity in our securities and may result in a lower trading volume of our common stock and lower trading prices.

USE OF PROCEEDS
     The proceeds from the sale of common stock offered pursuant to this prospectus are solely for the accounts of selling stockholders. We will not receive any proceeds from the sale of the shares of common stock.
DIVIDEND POLICY AND MARKET INFORMATION
     Until February 12, 2001, the Company’s common stock was traded on the Nasdaq SmallCap Market under the symbol AMSI. On February 13, 2001, the Company’s common stock began trading on the OTC Bulletin Board under the symbol AMSI. On July 3, 2001, the ticker was changed to AROS and then on November 20, 2002 the ticker was changed to RGBI. The following table sets forth, for the periods indicated, the range of high and low sale prices for the common stock as reported by the OTC Bulletin Board or the Nasdaq Small Cap Market. On July 19, 2005, the last reported sale price of our common stock was $0.94 per share.

	High	Low
Year Ended December 31, 2005
First Quarter	$1.45	$0.81
Second Quarter	$1.00	$0.88
Third Quarter (through July 19, 2005)	$0.95	$0.85
Year Ended December 31, 2004
First Quarter	$1.70	$0.88
Second Quarter	1.32	0.98
Third Quarter	1.25	0.89
Fourth Quarter	1.52	1.10
Year Ended December 31, 2003
First Quarter	$0.64	$0.41
Second Quarter	0.54	0.42
Third Quarter	0.74	0.43
Fourth Quarter	1.25	0.57
Year Ended December 31, 2002
First Quarter	$0.14	$0.04
Second Quarter*	0.31	0.06
Third Quarter	0.44	0.19
Fourth Quarter	0.58	0.17

(*)	stock prices begin to reflect the reverse merger that occurred on June 21, 2002
     As of July 15, 2005, the Company had 313 holders of record of its common stock. Assuming the conversion of the preferred stock into, and the exercise of the certain warrants exercisable for common stock which are registered pursuant to this registration statement for, the common stock offered hereunder there would have been 88,648,477 shares of common stock outstanding, 1,565,065 shares of Series A Stock outstanding and no shares of Series C Stock outstanding as of July 15, 2005. All of the shares of common stock issued in connection with the merger of Aros Corporation and ReGen Biologics and the shares of common stock issued or issuable upon conversion of preferred stock issued in connection with the financings in September 2003 and April 2004 may be sold pursuant to Rule 144 of the Securities Act. As of July 15, 2005, an aggregate of 63,260,144 shares of common stock may be sold pursuant to Rule 144.
     The Company has never paid or declared any cash dividends and does not anticipate paying cash dividends on its common stock in the foreseeable future. The amount and timing of any future dividends will depend on the future business direction of the Company, general business conditions encountered by the Company, as well as the financial condition, earnings and capital requirements of the Company and such other factors as the Company’s Board of Directors may deem relevant.

SELECTED CONSOLIDATED FINANCIAL DATA
     The selected consolidated financial data set forth below with respect to our consolidated statements of operations for the quarters ended March 31, 2005 and 2004 and with respect to our consolidated balance sheet as of March 31, 2005 have been derived from our unaudited consolidated financial statements included as a part of this prospectus. The selected consolidated financial data set forth below with respect to our consolidated statements of operations for the years ended December 31, 2004, 2003 and 2002 and with respect to our consolidated balance sheets as of December 31, 2004 and 2003 have been derived from our audited consolidated financial statements included as a part of this prospectus. We derived the statements of operations data for the years ended December 31, 2001 and 2000 and the balance sheet data as of December 31, 2002, 2001 and 2000 from our audited financial statements not included in this prospectus. We have prepared our unaudited consolidated financial statements on the same basis as our audited consolidated financial statements. You should read the following selected consolidated financial data in conjunction with the consolidated financial statements and notes thereto included elsewhere in this prospectus. All periods have been reclassified to account for the reverse merger and recapitalization between ReGen and RBio which was effective June 21, 2002.
SELECTED CONSOLIDATED FINANCIAL DATA

	Three Months Ended March 31		Years Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(unaudited)	(unaudited)
	(In thousands, except per share data)
Statement of Operations Data:
Revenue	$155	$107	$504	$293	$781	$490	$972

Expenses:
Cost of goods sold	224	59	371	349	1,039	700	843
Research and development (1)	913	795	3,694	2,573	3,727	2,672	3,184
Business development, general and administrative (1)	945	916	3,224	2,827	3,833	2,160	2,265
Recognition of expense for the minimum pension liability component of accumulated other comprehensive loss upon termination of defined benefit pension plan	58	––	––	––	––	––	––

Total expenses	2,140	1,770	7,289	5,749	8,599	5,532	6,292

Operating loss	(1,985)	(1,663)	(6,785)	(5,456)	(7,818)	(5,042)	(5,320)
Merger cost	––	––	––	—	(515)	—	—
Interest and other income	57	9	138	23	66	12	18
Rental income	78	79	332	381	511	451	223
Rental expense	(77)	(78)	(329)	(403)	(425)	(397)	(206)
Interest expense	(53)	(29)	(137)	(275)	(1,770)	(354)	(244)
License fees	—	—	—	—	—	1,000	300

Net loss	$(1,980)	$(1,682)	$(6,781)	$(5,730)	$(9,951)	$(4,330)	$(5,229)

Deemed dividend to Series C Preferred Stockholders upon issuance of Series C Preferred Stock with a beneficial conversion and amortization of related issuance cost	(126)	(52)	(762)	(4,343)	—	—	—

Net loss attributable to common stockholders	$(2,106)	$(1,734)	$(7,543)	$(10,073)	$(9,951)	$(4,330)	$(5,229)

Basic and diluted net loss per share attributable to common stockholders	$(0.04)	$(0.06)	$(0.18)	$(0.35)	$(0.56)	$(0.25)	$(0.31)

Weighted average number of shares used for calculation of net loss per share (shares outstanding immediately after reverse merger and recapitalization used for all periods prior to reverse merger and recapitalization)	53,238	29,322	42,436	29,114	17,671	17,045	17,045

	March 31	December 31,
	2005	2004	2003	2002	2001	2000
	(unaudited)
		(In thousands)
Balance Sheet Data:
Cash and cash equivalents and short-term investments	$10,206	$12,190	$8,323	$3,474	$320	$721
Working capital	9,507	11,352	7,818	3,105	230	672
Total assets	10,851	12,724	9,029	4,226	1,181	1,703
Total debt including accrued interest	7,252	7,147	7,008	6,740	8,336	5,945
Series A redeemable convertible preferred stock	6,567	6,567	6,855	6,855	—	—
Series C redeemable convertible preferred stock	4,409	5,033	8,439	—	—	—
Total stockholders’ equity (deficit)	$(8,490)	$(7,229)	$(14,411)	$(10,216)	$(7,741)	$(4,623)

(1)	Reflects the following reclassification of stock-based compensation expense, previously reported separately:

	Three Months Ended March 31,		Years Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(unaudited)	(unaudited)
			(In thousands)
Research and development	$9	$10	$38	$23	$1,614	$641	$528
Business development, general and administrative	56	109	204	344	1,686	568	692

Total stock-based compensation expense—reclassified	$65	$119	$242	$367	$3,300	$1,209	$1,220

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
     The MD&A should be read in conjunction with the other sections of this prospectus, including the consolidated financial statements and notes thereto beginning on page F-1 of this prospectus and the subsection captioned “Statements Regarding Forward-Looking Information” above. Historical results set forth in Selected Consolidated Financial Information and the Financial Statements beginning on page F-1 and this section should not be taken as indicative of our future operations.
     This prospectus, including our documents incorporated herein by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Also, documents which we subsequently file with the SEC and are incorporated herein by reference will contain forward-looking statements. When we refer to forward-looking statements or information, sometimes we use words such as “may,” “will,” “could,” “should,” “plans,” “intends,” “expects,” “believes,” “estimates,” “anticipates” and “continues.” In particular, the risk factors included or incorporated by reference in this prospectus describe forward-looking information. The risk factors are not all inclusive, particularly with respect to possible future events. Other parts of, or documents incorporated by reference into, this prospectus may also describe forward-looking information.
Overview
     We were incorporated as APACHE Medical Systems, Inc. (“APACHE”) on September 1, 1987. APACHE was a provider of clinically based decision support information systems and consulting services to the healthcare industry offering a comprehensive line of outcomes-based products and services, encompassing software, hardware, and related consulting and disease management information services. The Company sold or discontinued all APACHE business and changed its name to Aros Corporation in 2001. In connection with the acquisition discussed below, as of November 12, 2002, Aros Corporation changed its name to ReGen Biologics, Inc. and began trading under the new ticker symbol RGBI, effective November 20, 2002.
     On June 21, 2002 ReGen acquired RBio, Inc. (“RBio” or the “Subsidiary”), formerly named ReGen Biologics, Inc., a privately held tissue engineering company that designs, develops, manufactures and markets minimally invasive human implants and medical devices for the repair and regeneration of damaged human tissue. The merger included all of RBio’s business and operating activities and employees. The Company continues RBio’s business out of RBio’s current headquarters in Franklin Lakes, New Jersey. RBio’s business comprises substantially all of the business conducted by ReGen, accordingly, discussions of the Company’s business are, in effect, a discussion of RBio’s operations.
     Our current principal product offerings are the CMI and the SharpShooter. The purpose of the CMI is to facilitate growth of new tissue otherwise lost in partial meniscectomy procedures and to assist patients in regaining activity, while forestalling or minimizing degenerative joint disease. The SharpShooter is a surgical tool that was initially designed for use with the CMI.
     On July 15, 2005, the Company completed a private placement of approximately 14 million shares of Common Stock, resulting in proceeds net of issuance costs of approximately $11.2 million (the “July 2005 Financing”). The Company will continue pursuing additional permanent equity capital in order to support ongoing operations at least until the date it receives FDA approval for the CMI and is able to market the CMI in the United States. While the Company has been successful in the past in obtaining the necessary capital to support its operations, there is no guarantee that the Company will be able to obtain additional equity capital under commercially reasonable terms and conditions, or at all. Based upon the Company’s current cash reserves, including the net proceeds of the July 2005 Financing, planned spending rates for the remainder of 2005, including expected costs associated with development of a European distribution network, and estimated spending beyond 2005, management estimates that the Company has adequate cash on hand to support ongoing operations, including continuation of its marketing and distribution activities in Europe, at least through the first quarter of 2007.
     The Company is considered a development stage enterprise. Management believes that the Company will emerge from the development stage when the CMI product is available for sale in the U.S. or the Company begins to earn significant revenue from its principal operations.
Critical Accounting Policies
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
     We have identified below some of our more significant accounting policies followed by the Company in preparing the accompanying consolidated financial statements. For further discussion of our accounting policies see Note 3 “Summary of Significant Accounting Policies” of the Notes to Consolidated Financial Statements.
Revenue Recognition
     We recognize revenue in accordance with the provisions of Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, whereby revenue is not recognized until it is realized or realizable and earned. Revenue is recognized when all of the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the seller’s price to the buyer is fixed or determinable; and (4) collection of such revenue is reasonably assured. The Company generally recognizes revenue from product sales upon the shipment of such products to its distributors. Title of product passes to the customers FOB origin.
     The Company receives royalties from its licensees. Royalties are generally due under the license agreements when the licensee sells the product to a third party. The Company recognizes royalty revenue when amounts are determinable and the Company has fulfilled its obligations under the applicable agreement.
     License fees represent payments received from distributors for licenses to sell the Company’s products in various geographic areas. These fees are recognized as other income when all performance criteria in the underlying agreement have been met. Generally, license fees for existing license arrangements are not recurring.
Inventory Valuation
     Inventory is valued at the lower of cost or market, using the first-in, first out (FIFO) method. Market is based on current sales of product to existing customers reduced by an estimate of cost to dispose. Inventory was adjusted down $126,000, $30,000, and $62,000 as of March 31, 2005 and December 31, 2004, and 2003, respectively, to reflect values at the lower of cost or market. At March 31, 2005, and at December 31, 2004, and 2003, 27% 12%, and 8%, respectively, of total inventory is valued at below the Company’s cost. The Company’s production process has a high degree of fixed costs and due to the early stage of market acceptance for its products, sales and production volumes may vary significantly from one period to another. Consequently, in some periods sales and production volumes are not adequate to provide for per unit costs that are lower than the current market price for the Company’s products. Work in process is calculated by estimating the number of units that will be successfully converted to finished goods, based upon a build-up in the stage of completion using estimated labor inputs for each stage, and historical yields reduced by estimated usage for quality control testing.
     Certain components of our inventory have limited shelf lives. The Company’s inventory control policies include procedures to identify, evaluate, segregate and dispose of any nonconforming inventory, including materials or components that have passed specified expiration dates. Nonconforming inventory may be either scrapped for immediate disposal or used in research and development.
     During 2001 and 2002, the Company shipped certain components of the SharpShooter that were later identified to have the potential to become non-sterile. The Company instituted a recall of such product components during 2002. Ultimately, in the fourth quarter of 2002 the Company agreed to take title of the returned product rather than issuing a credit to the customer. The Company received and included in inventory the reworked product at a net carrying amount equal to the original carrying amount of the returned inventory less a reserve representing the estimated cost to rework the product. Costs incurred and paid to rework the returned inventory were included in inventory to the extent of the original carrying amount. The Company received the termination letter from the FDA closing the recall on July 3, 2003. No additional costs are anticipated by the Company. With the exception of the returns associated with the product recall described above, the Company’s history of product returns has been insignificant.
Research and Development Costs
     Research and development costs are expensed as incurred. We will continue to incur research and development costs as we continue our product development activities and pursue regulatory approval to market our products. Research and development costs have included, and will continue to include, expenses for internal development, personnel, clinical trials, regulatory compliance and filings, validation of processes, start up costs to establish commercial manufacturing capabilities and related facilities, supplies and other expenses.
Stock Based Compensation
The Company has accounted for its stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”), and related interpretations. No expense is recognized for options issued to employees where the exercise price is equal to or greater than the market value of the underlying security. Expense is recognized in the financial statements for options issued to employees where the option price is below the fair value of the underlying security, for options issued to non-employees, for options and warrants issued in connection with certain financing and equity transactions, and for common stock to be issued to a vendor in consideration for consulting services. Expense recognized for non-employee options and for warrants issued in connection with equity transactions is measured based on management’s estimate of fair value and recognized on an accelerated basis over the respective vesting period. Fair value is calculated using the Black-Scholes method with the following assumptions at the date of measurement: risk-free interest rate, dividend yield, expected lives and expected volatility.
Recognition of Expense for the Minimum Pension Liability.
     We previously disclosed in our financial statements for the year ended December 31, 2004, that we had elected to terminate, effective March 31, 2005, a defined benefit pension plan covering former employees of a former subsidiary. At the termination date we recognized as expense the minimum pension liability component of accumulated other comprehensive loss.
Income Taxes
     The Company had a net operating loss carryforward at December 31, 2004 of approximately $45.8 million and a research and development tax credit of approximately $410,000. The federal and state net operating loss carryforwards will begin to expire in 2005, if not utilized. The federal and state research and development credit carryforwards will begin to expire in 2006, if not utilized. The utilization of net operating loss carryforwards may be limited due to changes in the ownership of the Company, and the effect of the reverse merger and recapitalization completed on June 21, 2002. Based on management’s evaluation of all positive and negative evidence, we have concluded that it is more likely than not that deferred tax assets resulting from future deductible amounts will not be realized. Accordingly, we have established a full valuation allowance for the net deferred tax assets.
Results of Operations
     Reclassification of Stock-based Compensation Expense. Stock-based compensation expense, previously presented separately, has been reclassified as follows:

	Three Months Ended March 31,		Years Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(unaudited)	(unaudited)
			(In thousands)
Research and development	$9	$10	$38	$23	$1,614	$641	$528
Business development, general and administrative	56	109	204	344	1,686	568	692

Total stock-based compensation expense—reclassified	$65	$119	$242	$367	$3,300	$1,209	$1,220

     Revenue. Our revenue for the three months ended March 31, 2005 was $155,000 compared with $107,000 for the same period in 2004 an increase of approximately $48,000 or 45%. Our revenue for 2004 was $504,000 compared with $293,000 for 2003 and $781,000 for 2002, an increase of approximately $211,000 or 72% for 2004 compared to a decrease of approximately $488,000 or 62% for 2003. Revenue variances result from varying levels of product sales to our distributors and related royalties, which generally are due under the license agreements when our distributor sells the product to a third party.
     We had no CMI sales in either of the three month periods ended March 31, 2005 or 2004. CMI sales approximated $165,000 for 2004 compared with $68,000 for 2003 and $254,000 for 2002. The 2004 increase of $97,000 or 143% and the 2003 decrease of $186,000 or 73%, result from variances in the number of CMI units ordered by and therefore shipped during each year to the Centerpulse unit of Zimmer, our distributor of the CMI outside of the U.S. Unit shipments of the CMI during 2004 were 326 compared with 139 units shipped in 2003 and 547 units shipped in 2002, representing an increase of 187 units, or 135% for 2004 and a decrease of 408 units or 75% for 2003. Historically, shipments of the CMI, and therefore revenue to the Company, have been inconsistent for a number of reasons, including the supply requirements of our distributor and its anticipated rate of sales. Effective April 17, 2004, we elected to convert our distributorship agreement with Zimmer to non-exclusive and in February 2005, Zimmer notified us of their intent to terminate the distributorship agreement effective August 11, 2005. We do not anticipate future shipments of the CMI to Zimmer after the first quarter of 2005. Therefore, until new distribution channels are established, we do not expect to earn future revenue from CMI sales. Upon termination of our distribution relationship with Zimmer we will have exclusive worldwide rights to market the CMI. In March 2005, the Company formed ReGen Biologics AG, as a subsidiary in Appenzell, Switzerland, to conduct its marketing and distribution activities in Europe.
     SharpShooter sales in the three months ended March 31, 2005 approximated $138,000 compared with $95,000 for the same period in 2004, an increase of $43,000 or 45%. The first quarter 2005 increase in Sharp Shooter sales is partially due to backorders from the fourth quarter of 2004. Fourth quarter 2004 SharpShooter sales approximated $29,000 compared to average sales of approximately $89,000 per quarter and $87,000 per quarter for the first three quarters of 2004 and for the period from January 1, 2004 through March 31, 2005, respectively.
     SharpShooter sales in 2004 approximated $296,000 compared with $194,000 in 2003 and $470,000 in 2002. The 2004 increase of $102,000 or 53% and the 2003 decrease of $276,000 or 59%, result primarily from variances in the number of SharpShooter product components ordered by and therefore shipped during each year to Linvatec Corporation (Linvatec), ReGen’s primary distributor for the SharpShooter. SharpShooter sales to Linvatec accounted for approximately 80% of total SharpShooter sales for the three months ended March 31, 2005 and 97% for the same period in 2004. SharpShooter sales to Linvatec approximated 84% of total 2004 SharpShooter sales compared with 31% and 87% of total SharpShooter sales for 2003 and 2002, respectively.
     SharpShooter sales to Zimmer for the period ended March 31, 2005 were $28,000 compared to $3,000 for the same period in 2004, an increase of $25,000 or 833%. In connection with termination of the Zimmer distributorship agreement we do not anticipate significant future shipments of SharpShooter products to Zimmer after the first quarter of 2005.
     Royalties received from Linvatec for the three months ended March 31, 2005 approximated $17,000 compared with $12,000 in the same period 2004, an increase of $5,000 or 42%. Royalties received from Linvatec in 2004 approximated $43,000 compared with $31,000 in 2003 and $44,000 in 2002, an increase of $12,000 or 39% for 2004 compared with a decrease of $13,000 or 30% for 2003.
     Historically, shipments of the SharpShooter products to Linvatec have been inconsistent. Although Linvatec’s sales of the SharpShooter increased during 2004 compared with 2003, we do not believe this is indicative of a trend.
     Cost of Goods Sold. For the three months ended March 31, 2005 cost of goods sold approximated $224,000, of which $98,000 related to SharpShooter units sold compared with $59,000, including an approximate $6,000 write-down to net realizable value, for SharpShooter units sold in the same period in 2004, an increase of $39,000, or 66%. The remaining $126,000 of first quarter 2005 cost of goods sold results from the write-down to net realizable value of CMI units produced during the period and included in work-in-process inventory at March 31, 2005. The percentage of inventory valued at below the Company’s cost at March 31, 2005 and December 31, 2004, was 27% and 12%, respectively. Due to a high degree of fixed costs in the production process, the early stage of market acceptance for our products, and the variability of commercial production volumes between periods, sales and commercial production volumes in a given period may not be adequate to provide for per unit costs that are lower than the current market price for our products.
     Cost of goods sold approximated $371,000 for 2004 compared with $349,000 for 2003 and $1,039,000 for 2002. The 2004 increase of $22,000, or 6%, and the 2003 decrease of $690,000, or 66%, directly correlate to the sales variances in each of those years, particularly for sales of CMI, which have a higher relative per unit cost. CMI costs approximated $155,000 for 2004 compared with $89,000 for 2003 and $369,000 for 2002. SharpShooter costs approximated $216,000 for 2004 compared with $260,000 for 2003 and $538,000 for 2002. Costs associated with warranty claims approximated $120,000 in 2002, including $72,000 associated with the SharpShooter recall and $48,000 associated with contaminated CMI that were destroyed. Inventory write-downs to net realizable value approximated $30,000 and $62,000 for 2004 and 2003, respectively. The percentage of inventory valued at below the Company’s cost at December 31, 2004, and 2003, was 12% and 8%, respectively. We do not consider the positive gross margin achieved in 2004 to be indicative of a future trend.
     Research and Development. Research and development expenses for the three months ended March 31, 2005 approximated $913,000 compared with $795,000 for the same period in 2004, an increase of approximately $118,000, or 15%. The increase primarily results from (i) $40,000 increased salaries and benefits related to new hires and planned wage increases; (ii) $165,000 higher consulting, legal, and other professional fees related to our PMA submission to the FDA for the CMI; (iii) $16,000 increase in costs related to the CMI clinical trial; partially offset by (iv) $103,000 reduction of development costs related to a lower proportion of CMI units produced for development purposes versus those produced for commercial resale during the three months ended March 31, 2005 as compared with the same period in 2004.
     Research and development expenses for 2004 approximated $3.7 million compared with $2.6 million for 2003 and $3.7 million for 2002. Significant factors contributing to the 2004 increase of $1.1 million, or 44% include (i) approximately $145,000 increase in employee compensation related to new hires and planned wage increases for existing employees, (ii) increased development costs approximating $525,000, primarily for consulting services in connection with the PMA submission for the CMI and new development projects, (iii) an approximate increase of $336,000 for patent fees for existing and new registrations and legal fees associated with patent and other intellectual property services, and (iv) an approximate increase of $94,000 for facility, office, and other administrative costs. The net decrease in 2003 of approximately $1.2 million, or 31%, resulted primarily from (i) a decrease of $1.6 million in stock-based compensation to employees and nonemployees because the 2002 expense included the impact of the accelerated vesting of all outstanding stock options of the Subsidiary at the time of the reverse merger and recapitalization; partially offset by (ii) an increase of $450,000 due to a higher proportion of CMI units produced for development and quality control purposes versus those produced for commercial resale during 2003 as compared to 2002. The relative proportion of development production versus commercial production of the CMI was not a significant factor contributing to the 2004 increase in research and development costs.
     In July 2004 the Company submitted to the FDA the manufacturing module, the first of three PMA modules, for the CMI. By December 31, 2005 the Company expects to complete its PMA submission to the FDA with submission of the clinical module, the third and final module of the PMA. Consequently, management expects continued higher levels of spending for professional fees through 2005 as we prepare our PMA for submission to the FDA.
     Business Development, General and Administrative. Business development, general and administrative expenses approximated $945,000 for the three months ended March 31, 2005 compared with $916,000 for the same period in 2004, an increase of approximately $29,000, or 3%, resulting primarily from (i) $130,000 increased consulting fees for marketing and distribution associated with establishing our Swiss subsidiary and with preparation of marketing plans for Europe and the U.S.; (ii) $43,000 increase in salary and benefits related to new hires and planned wage increases; partially offset by (iii) $75,000 decrease in stock-based compensation because fewer options and warrants were granted in 2005 which under the Company’s accounting policy for stock based compensation required recognition of compensation expense; and (iv) $69,000 decrease in professional fees, primarily for legal, accounting, and printing charges incurred in 2004 associated with preparation and filing of a registration statement with the Securities and Exchange Commission on Form S-1.
     Business development, general and administrative expenses approximated $3.2 million for 2004 compared with $2.8 million for 2003 and $3.8 million in 2002, an approximate increase of $400,000, or 14%, for 2004 and an approximate net decrease of $1 million, or 26%, for 2003. Significant factors contributing to the 2004 increase include (i) an approximate $405,000 increase in professional fees, principally for legal and accounting services, and printing costs, all of which relate to the registration statement on Form S-1 filed with the SEC in 2004 and other public filings, (ii) an approximate $160,000 increase in employee compensation, (iii) an approximate $140,000 increase in stock-based compensation expense recognized in 2004 for stock options granted in 2004 and 2003 to employees and non-employee directors; (iv) an approximate $109,000 increase in investor relations and (v) a decrease of approximately $411,000 for costs incurred in 2003 related to exploring alternative financing. Significant factors contributing to the 2003 net decrease include (i) approximately $411,000 increase for costs incurred in 2003 related to exploring alternative financing, (ii) an increase of approximately $90,000 in insurance premiums for directors and officers, general liability, and workers’ compensation coverage, (iii) a net increase of approximately $100,000 for employee compensation; offset by (iv) a $1.6 million decrease in stock-based compensation expense due to the 2002 impact of the accelerated vesting of all outstanding stock options of the Subsidiary at the time of the reverse merger and recapitalization.
     Management expects that business development, general and administrative costs will continue to increase through 2005. In particular, the Company expects to incur additional costs during 2005 related to (i) professional fees for legal and accounting services in connection with preparing for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, (ii) consulting fees, new employees, education, promotional activities, and related costs in connection with development of marketing and distribution capabilities for the CMI both in the U.S. and in Europe.
     Recognition of Expense for the Minimum Pension Liability. In our financial statements for the year ended December 31, 2004, we disclosed that we had elected to terminate, effective March 31, 2005, a defined benefit pension plan covering former employees of a former subsidiary. At the termination date we recognized as expense the minimum pension liability component of accumulated other comprehensive loss.

     Non-Operating Income (Expense). Non-operating income (expense) consists of interest and other income, rental income, rental expense, interest and other expense and license fees. For 2002, this category also included merger costs of $515,000.
     Interest and other income approximated $57,000 for the three months ended March 31, 2005 compared with $9,000 for the same period in 2004, an increase of approximately $48,000, related to higher balances of cash and cash equivalents during 2005. Interest and other income approximated $138,000 in 2004 compared with $23,000 for 2003 and $66,000 for 2002. The 2004 increase of $115,000, related primarily to increased interest income on higher balances of cash and cash equivalents during 2004, while the 2003 decrease related primarily to amounts received in 2002 in connection with a previously discontinued product line.
     Net rental income (expense), which is sub-lease rental revenue less rent and operating expenses, related to the sub-leased portion of the Company’s Redwood City, CA facility, approximated $1,000 for each of the three month periods ended March 31, 2005 and 2004. Net rental income (expense) approximated $3,000 for 2004 compared with $(22,000) for 2003 and $86,000 for 2002. The decreases resulted from reduced sub-lease rent pursuant to amendments to the sub-lease agreement, which became effective June 1, 2003, and also provided for an abatement approximating $27,000 to offset rental revenue.
     Interest and other expense for the three months ended March 31, 2005 approximated $53,000 compared with $29,000 for the same period in 2004, an increase of approximately $24,000, primarily due to (i) $19,000 increase resulting from higher interest rates and compounding of interest and (ii) $5,000 increase related to foreign currency transaction losses. Interest and other expense for 2004 approximated $137,000 compared with $275,000 for 2003 and $1.8 million for 2002. The 2004 decrease related to an adjustment for compound interest made in 2003, while the 2003 decrease related to conversion of bridge loan financing to equity in the second quarter of 2002.
Quarterly Results — Unaudited
     The following table sets forth certain unaudited quarterly financial data for fiscal 2005, 2004 and 2003. This unaudited information has been prepared on the same basis as the audited information included elsewhere in this prospectus and includes all adjustments necessary to present fairly the information set forth therein. The operating results for any quarter are not necessarily indicative of results for any future period:

	Fiscal Year 2005	Fiscal Year 2004				Fiscal Year 2003
	Q1	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
	(In thousands, except per share data)
Revenue	$155	$107	$159	$202	$36	$182	$29	$69	$13

Expenses:
Cost of goods sold	224	59	122	169	21	271	25	52	1
Research and development (1)	913	795	928	870	1,101	410	738	628	797
Business development, general and Administrative (1)	945	916	842	706	760	556	695	532	1,044
Recognition of expense for the minimum pension liability component of accumulated other comprehensive loss upon termination of defined benefit pension plan	58	—	—	—	—	—	—	—	—

Total expenses	2,140	1,770	1,892	1,745	1,882	1,237	1,458	1,212	1,842

Operating Loss	(1,985)	(1,663)	(1,733)	(1,543)	(1,846)	(1,083)	(1,457)	(1,176)	(1,829)
Interest and other income	57	9	30	46	53	5	2	1	15
Rental income	78	79	83	87	83	131	107	60	83
Rental expense	(77)	(78)	(83)	(86)	(82)	(109)	(105)	(92)	(97)
Interest expense	(53)	(29)	(31)	(35)	(42)	(36)	(27)	(29)	(183)

Net Loss	$(1,980)	$(1,682)	$(1,734)	$(1,531)	$(1,834)	$(1,064)	$(1,452)	$(1,203)	$(2,011)

Deemed dividend to Series C Preferred Stockholders upon issuance of Series C Preferred Stock with a beneficial conversion and amortization of related issuance costs	(126)	(52)	(444)	(84)	(182)	—	—	(4,292)	(51)

Net Loss attributable to common stockholders	$(2,106)	$(1,734)	$(2,178)	$(1,615)	$(2,016)	$(1,064)	$(1,452)	$(5,495)	$(2,062)

Basic and diluted net loss per share attributable to common stockholders	$(0.04)	$(0.06)	$(0.05)	$(0.03)	$(0.04)	$(0.04)	$(0.05)	$(0.19)	$(0.07)

Weighted average number of shares used for calculation of net loss per share	53,238	29,322	41,003	48,499	50,762	29,071	29,071	29,071	29,243

(1)	Reflects the following reclassification of stock-based compensation expense, previously reported separately:

	Fiscal Year 2005	Fiscal Year 2004				Fiscal Year 2003
	Q1	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
	(In thousands)
Research and development	$9	$10	$9	$9	$10	$—	$1	$1	$21
Business development, general and Administrative	56	109	29	33	33	—	—	34	310

Total stock-based compensation expenses—reclassified	$65	$119	$38	$42	$43	$—	$1	$35	$331

Liquidity and Capital Resources
     On July 14, 2005, the Company completed a private placement of 14,011,178 shares of Common Stock (the “2005 Privately Placed Common Stock”) at a price per share of $0.85, resulting in proceeds net of issuance costs of approximately $11.2 million (the “July 2005 Financing”). In connection with the July 2005 Financing, the Company issued to the purchasers warrants to purchase 3,502,797 shares of the Company’s Common Stock at an initial exercise price of $1.00, subject to adjustment (the “2005 Warrants”). The 2005 Warrants are exercisable for a period of five years from the closing of the July 2005 Financing. If within three years from the date of the closing of the July 2005 Financing, the Company issues shares of its Common Stock, or other securities or instruments convertible or exchangeable for shares of its Common Stock, at a net price per share less than $0.85, then the exercise price of the 2005 Warrants will be reduced in accordance with a formula defined in the Warrant Certificate. Pursuant to the terms of the Subscription Agreement by and between the Company and each Investor, the 2005 Privately Placed Common Stock and the Common Stock issuable upon the exercise of the 2005 Warrants is subject to registration rights whereby the Company agreed to file a registration statement under the 1933 Act covering all of the 2005 Privately Placed Common Stock and the 2005 Warrants within 30 days of the closing of the July 2005 Financing. Pursuant to the terms of the Subscription Agreement, if the registration statement is not filed with the SEC within thirty (30) days of the Closing, the Company will, without consideration, issue to the purchasers in the July 2005 Financing that number of shares of Common Stock equal to two percent (2.0%) of the 2005 Privately Placed Common Stock, or an aggregate of 280,224 shares, of Common Stock. If the registration statement is not declared effective by the SEC within one hundred twenty (120), one hundred and fifty (150) or one hundred and eighty (180) days after the Closing, the Company will, without consideration, issue to the purchasers of the 2005 Privately Placed Common Stock, without consideration, for each such date, that number of shares of Common Stock equal to one percent (1.0%) of the 2005 Privately Placed Common Stock, or 140,112 shares of Common Stock, on each such date that is 121, 151 or 181 days, respectively, after the Closing. In connection with the July 2005 Financing, the Company provided compensation of approximately $537,000 to placement agents who assisted the Company in identifying the purchasers of the 2005 Privately Placed Common Stock.
     On April 19, 2004, the Company completed a private placement for 12,074,595 shares of restricted common stock at a price per share of $0.85 (the April Financing), resulting in proceeds net of issuance costs of approximately $9.9 million, which the Company deposited into its money market account. The common stock sold in the private placement was subject to lock-up provisions for a period of 150 days after the completion of the private placement.
     Cash and cash equivalents were approximately $10.2 million as of March 31, 2005 compared with approximately $12.2 million as of December 31, 2004. The decrease in cash and cash equivalents is a result of cash used to support our normal operations, for equipment purchases, and for repayment of capital lease obligations. Cash and cash equivalents approximated $12.2 million as of December 31, 2004, compared with approximately $8.3 million as of December 31, 2003. The increase in cash and cash equivalents is primarily the net effect of cash used to support the normal operations of ReGen offset by net proceeds of $9.9 million from the April Financing.
     During the first quarter of 2005 we formed a Swiss subsidiary to conduct our European marketing and distribution activities. At March 31, 2005 less than 1% of our cash and cash equivalents balance is held in Swiss francs. The effect on our first quarter 2005 financial statements of re-measurement of the accounts of our Swiss subsidiary is immaterial.
     Cash used in operating activities during the first quarter of 2005 approximated $1,966,000, resulting from the net loss of $1,980,000, adjusted to account for a net increase in accounts receivables, inventory and other assets of approximately $74,000, a net decrease in accounts payable, accrued expenses and other liabilities of $47,000 together with an increase of $135,000 for non-cash items, including depreciation, stock-based compensation, recognition as expense of the minimum pension liability component of accumulated other comprehensive loss upon termination of the defined benefit pension plan, and exchange loss related to re-measurement of our Swiss subsidiary’s financial statements. Cash used in operating activities in 2004 increased approximately $1.4 million from $4.7 million in 2003. The 2004 cash used resulted from the net loss of approximately $6.8 million, adjusted to account for a decrease in accounts receivables, inventory and other assets of approximately $170,000 and a net increase in accounts payable, accrued expenses and other liabilities of $68,000, together with non-cash items including depreciation, compensation and interest expense totaling $431,000.
     During the three months ended March 31, 2005, we used approximately $11,000 to invest in property and equipment and approximately $3,000 for the repayment of capital lease obligations. During 2004 ReGen’s financing activities provided proceeds of approximately $10 million, including approximately $59,000 in proceeds from the exercise of common stock warrants, $80,000 in proceeds from the exercise of common stock options and $9.9 million in net proceeds from the April Financing, offset by $6,000 repayment of capital lease obligations. During 2004 we purchased $28,000 of property and equipment including $9,000 pursuant to new financing leases accounted for as capital leases.
     Through March 31, 2005, we have incurred cumulative net losses of approximately $56.3 million and used approximately $44.3 million in cash for operating activities. At December 31, 2004, the Company had incurred cumulative net operating losses of approximately $54.3 million and used approximately $42.3 million in cash for operating activities. Management anticipates that the Company will continue to incur net losses that will require additional financing at least until we receive FDA approval for our CMI product and we are able to market the CMI product in the U.S. We anticipate that additional funds will be required to satisfy expenses associated with the preparation for and, if approved by the FDA, marketing and distribution of the CMI in the U.S., as well as continued product development. Such additional funds could be in the form of debt financing, equity financing, or both. While we have been successful in the past in obtaining the necessary capital to support operations, there is no assurance that we will be able to obtain additional capital under commercially reasonable terms and conditions, or at all. Based upon the Company’s current cash reserves, including the net proceeds of the July 2005 Financing, planned spending rates for the remainder of 2005, including expected costs associated with development of a distribution network in Europe, and estimated spending beyond 2005, management estimates that the Company has adequate cash on hand to support ongoing operations, including continuation of its marketing and distribution activities in Europe, through at least the first quarter of 2007. Our estimate may change, however, based on decisions with respect to our clinical trials related to the CMI and other developments in our business.
     The Company previously sponsored a defined benefit pension plan (“Pension Plan”) covering all former employees of a former subsidiary of the Company. The Pension Plan was amended to freeze benefit accruals and the entry of new participants effective October 31, 1997. In December 2004 we elected to terminate the Pension Plan effective March 31, 2005. At the termination date, the Company recognized as expense $58,000 which was the minimum pension liability component of accumulated other comprehensive loss. During 2005, the Company expects to make a cash contribution from its existing cash resources to fully fund all benefits. The amount of the cash contribution, which the Company expects to approximate the accrued pension liability of $163,000 at March 31, 2005, will be determined by the Pension Plan’s actuaries as of the date of termination and is dependent upon the actual performance of the plan assets through the termination date.
     We have obtained debt financing from Zimmer, the successor-in-interest to Centerpulse, a shareholder, pursuant to two Credit Agreements. As of March 31, 2005, we owed approximately $7.2 million under these credit facilities. The Credit Agreements provide that the debt will mature on the earlier of 36 months from the date we receive FDA approval for the CMI or December 31, 2009. On the due date, we may, at our option and subject to certain conditions, require any unpaid debt to be converted to equity at a price per share equal to 75% of the then current market price of our stock. Pursuant to the terms of the agreement, the Company’s debt obligations pursuant to the Credit Agreements were not accelerated when the Company elected to exercise its contractual right to convert the distribution right in the Distributorship Agreement to a non-exclusive right, nor will they be accelerated upon the termination of the Distributorship Agreement, effective August 11, 2005. Accrued interest under these credit facilities is due upon maturity of the underlying principal. Accrued interest on the credit facilities approximated $1.1 million as of March 31, 2005 and December 31, 2004. The weighted average interest rate on the credit facilities was 1.92% and 1.90% for the years ended December 31, 2004 and 2003, respectively.
     On September 23, 2003, ReGen completed the private placement of approximately 17,112,702 shares of Series C preferred stock (the “Series C Stock”) and on September 30, 2003 we completed the private placement of approximately 5,133,451 shares of the Series C Stock, resulting in proceeds, net of issuance costs including cash and non-cash consideration, of approximately $9.4 million. At the option of the holder, the Series C Stock is convertible into common stock on a one-for-one basis, subject to adjustment for stock splits and similar adjustments of the Series C Stock, and will automatically convert into common stock concurrent with the closing of a firm commitment underwritten public offering of common stock under the Securities Act of 1933 in which the Company receives at least $10 million in gross proceeds at a valuation of at least $50 million. The holders of Series C Stock each have one vote for each full share of common stock into which their shares of preferred stock are convertible on the record date for the vote.

     In connection with the Series C Stock financing, ReGen issued to the purchasers of the Series C Stock warrants to purchase an aggregate of up to 2,079,965 shares of its Common Stock. The purchasers of the Series C Stock did not pay any additional consideration for the warrants. The number of warrants, if any, that would have become exercisable was dependent upon the price per share of any subsequent equity financing occurring within 18 months of the warrant issue date. A value of approximately $969,000 was assigned to these warrants as of the closing dates of the Series C Stock Offerings, using the Black-Scholes valuation model, and assuming they became fully exercisable within the prescribed 18 month time frame. The values of these warrants were being carried in additional paid-in capital and as a reduction to the Series C Stock. No triggering event occurred within 18 months of the issuance of the warrants and all of the warrants expired in March 2005.
     The holders of Series C Stock are entitled to non-cumulative dividends if and when such dividends are declared by the Board of Directors. No dividends have been declared to date. In the event of any liquidation, dissolution, or winding up of the Company, the holders of Series C Stock are entitled to receive a liquidation preference. The liquidation preference per share is equal to the purchase price of Series C Stock, plus any declared but unpaid dividends and subject to adjustment for stock splits and similar adjustments.
     Beginning in September 2010, the Series C Stock shall be subject to redemption at the option of not less than a majority of the holders of the Series C Stock at a per share redemption price equal to the liquidation value of the Series C Stock at the time of redemption. If a request for redemption at the option of the Series C Stockholders is made, the Company shall redeem the Series C Stock at the Redemption Price, pro-rata among all of the holders of the Series C Stock, in one-third (1/3) increments on each of the 7th, 8th and 9th anniversaries of the issuance and delivery of the Series C Stock.
     In connection with the private placement of its Series C Stock, the Company agreed to provide compensation in the form of cash and warrants for the Company’s Common Stock to placement agents who assisted the Company in identifying purchasers of its Series C Stock (the “Placement Fee”). The Placement Fee included approximately $421,000 in cash and warrants to purchase 200,000 shares of Common Stock, exercisable through September 23, 2009 at $0.4481 per share, which was the issuance price of the Series C Stock. The warrants issued to the placement agents were valued at approximately $97,000 using the Black-Scholes valuation model. The total issuance costs, which include the Placement Fee, of approximately $612,000 have been recorded as a reduction to the Series C Stock.
     The Series C Stock has been recorded outside of permanent equity in the accompanying balance sheet, net of the issuance costs of approximately $612,000 and warrants issued to Series C Stockholders valued at approximately $969,000. The Series C Stock is being accreted to the redemption value through a charge to retained earnings over a period of 7 years using the effective interest method. In addition, as Series C Stock is converted to common stock, any unamortized issuance costs related to the converted stock is recognized immediately.
     During the first quarter of 2005 1,673,732 shares of Series C Preferred Stock were converted by their holders into an equal number of shares of common stock. During 2004 holders of 642,723 shares of Series A Stock and holders of 9,302,620 shares of Series C Stock exercised their right to convert their shares to an equal number of shares of common stock. As a result of these conversions, $98,000 and $589,000 of unamortized issuance cost associated with the Series C Stock was immediately recognized as a deemed dividend to preferred stockholders for purposes of determining net loss attributable to common stockholders for the quarter ended March 31, 2005 and the year ended December 31, 2004, respectively. The common stock issued upon conversion is included in the shares registered in July 2004.
     In the second quarter of 2003 ReGen completed the required enrollment and related surgical procedures for its CMI clinical trial in the U.S. All patients are expected to complete two years of follow-up prior to ReGen’s submission of the results in its PMA application to the FDA. ReGen expects the last of these two-year clinical follow-up exams will be completed by the second quarter of 2005. In July 2004 the Company submitted the manufacturing module, the first of three modules of the PMA, and expects to complete its PMA submission by December 31, 2005 with submission of the clinical module, the third and final module of the PMA. The process of review by the FDA is uncertain, and the FDA staff must clear the Company’s PMA for review by the Orthopedic Panel. Management expects that the FDA Orthopedic Panel will review our PMA and will issue its recommendation thereon to the FDA in late 2006, at the earliest, with a final decision from the FDA thereafter. Should the FDA approve the CMI for sale in the U.S., sales of the CMI in the U.S. are not expected to occur until, at the earliest, the first quarter of 2007.
     The FDA has not yet approved the CMI and there is no guarantee that we will obtain such approval. If we were to obtain FDA approval, we believe the following trends may be relevant to the sales of the CMI in the U.S. The number of partial meniscectomy procedures is expected to grow by approximately 5% per year for the foreseeable future due to the aging population, the growing proportion of “weekend warriors” and the lack of viable alternatives. The number of patients that would be eligible for a medial CMI implant in the U.S., if the CMI were approved by the FDA, is expected to increase to approximately 40% of all partial meniscectomy procedures, or approximately 500,000 patients, by 2011. We estimate that, based on the expected average sales price of the CMI in the U.S. if the CMI had been approved by the FDA, the U.S. market for the medial CMI in 2004 would have been approximately $1.2 billion, and is expected to increase to approximately $1.8 billion by 2011 if the CMI is approved by the FDA. This estimate is based on an assumed average reimbursed sales price of $3,500 for the CMI, and does not include surgeon and other facility costs. Sales of the CMI in the U.S. will not occur until it has been approved for sale in the U.S. by the FDA.

     Although the CMI is cleared for sale and distributed in Europe, Australia and certain other countries, it is not approved for sale in the U.S., and ReGen is making no claim regarding its safety, effectiveness or its potential for FDA approval.

     In addition to FDA approval of the CMI, in order to achieve positive operating earnings and cash flow, ReGen will need to effectively address various other operating issues, including, but not limited to, establishing effective distribution channels and gaining reimbursement for the surgeons and facilities that will be responsible for implanting ReGen’s CMI or other future products, if developed and approved. While ReGen is actively working to address these issues, there is no guarantee that ReGen will be able to achieve its various operating objectives.

Significant New Accounting Pronouncement

     As permitted by Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” we currently account for share-based payments to employees using the intrinsic value method under Accounting Principles Board, or APB, Opinion No. 25. As such, we do not recognize compensation cost related to employee stock options if the exercise price of the options equals or exceeds the fair value of the underlying stock at issuance date. In December 2004, the Financial Accounting Standards Board issued Statement No. 123(R), “Share-Based Payment,” which is a revision of Statement No. 123. Statement No. 123(R) requires all share-based payments to employees and directors to be recognized in the financial statements based on their fair values, using prescribed option-pricing models. Upon adoption of Statement 123(R) on January 1, 2006, pro forma disclosure will no longer be an alternative to financial statement recognition. Accordingly, the adoption of the fair-value method prescribed by Statement No. 123(R) will have a significant impact on our results of operations, although it will not have an impact on our overall financial position. The impact of adopting Statement No. 123(R) can not be predicted at this time because it will depend on levels of share-based payments granted in the future, option valuation models utilized and assumptions selected at the time of future grants. However, had we adopted Statement No. 123(R) in prior periods, the impact of that standard would have approximated the impact of Statement No. 123 as described in the notes to our consolidated financial statements assuming that the same option valuation method and assumptions selected for the Statement No. 123 disclosure were utilized for Statement No. 123(R). Upon adoption of Statement No. 123(R), we may elect to utilize a different valuation method and/or different valuation assumptions. These selections may have a significant impact on the amount of share-based payment expense under Statement No. 123(R).

Contractual Obligations and Commercial Commitments

     The following table reflects a summary of our contractual obligations as of December 31, 2004:

	Payment by Year
					2008 and
	Total	2005	2006	2007	Thereafter
	(In thousands)
Contractual Cash Obligations:
Obligations:
Notes payable and long term debt, including accrued interest	$7,136	$—	$—	$—	$7,136
Capital lease commitments	13	8	3	2	—
Redeemable Series A preferred stock	6,567	—	—	—	6,567
Redeemable Series C preferred stock	5,033	—	—	—	5,033
Operating lease commitments	507	360	147	—	—

	$19,256	$368	$150	$2	$18,736

     The current lease for the manufacturing operations in Redwood City, CA expires in May 2006. The Company has an option to extend the lease at then current market rates for an additional three years.

     The Company did not have any material commercial commitments at December 31, 2004. In March of 2005, the Company entered into a commercial commitment for lab testing sources which requires the payment of $122,000 through the remainder of 2005.

Quantitative and Qualitative Disclosures About Market Risk

     Our obligations as of December 31, 2004 include debt instruments equal to (i) $454,000, original principal of $350,000 plus accrued interest through 2004, bearing interest at a fixed rate of 7% that compounds annually and (ii) approximately $6.7 million, $5.7 million in original principal plus accrued interest through 2004, bearing interest that compounds annually at variable rates ranging from 1.14% to 3.06% during 2004, adjusts annually at the anniversary dates of the loans, and is based upon the 1 year LIBOR. The book value of the variable rate debt approximates fair value. The fair value of the fixed rate debt instrument based on our estimate of our current incremental borrowing rate of 200-400 basis points above the prime rate is approximately $302,000 at December 31, 2004. A 100 basis point fluctuation in our estimated incremental borrowing rate would cause a variance of between $13,000 and $14,000 in the estimated fair value at December 31, 2004. All principal and accrued interest under these loans mature on the earlier of 36 months from the date we receive FDA approval for the CMI product, or December 31, 2009.

BUSINESS

General

     We are a development stage orthopedic products company that develops, manufactures, and markets innovative tissue growth and repair products for U.S. and global markets. Our primary product, the Collagen Meniscus Implant, or CMI, is an implant designed to facilitate growth of new tissue to replace removed or missing meniscus tissue in the human knee. A damaged meniscus is frequently treated with an arthroscopic surgical procedure known as a partial meniscectomy. During this procedure, surgeons remove damaged meniscus tissue leaving less meniscus tissue to support the knee and protect the patient from further degeneration or injury.

     In November 2002, we completed the required enrollment and surgeries in a large-scale clinical trial of the CMI. At the request of surgeons participating in the trial, additional patients were enrolled and surgeries completed by early 2003. All patients included in the trial are expected to complete two years of follow-up prior to ReGen’s submission of the results in its Pre-market Approval Application, or PMA, to the FDA. In July 2004, we submitted the manufacturing module, the first of three modules, of the PMA for the CMI. In the second quarter of 2005, the two-year clinical follow-up exams were completed on the last of the patients in the multicenter pivotal trial (MCT) of the CMI. We expect to complete our submission of the PMA to the FDA in the second half of 2005, with submission of the clinical module, the third and final module of the PMA for the CMI.

     To date sales of our products have been limited. The CMI is currently cleared for sale in Europe, Australia and certain other countries. We now distribute the CMI outside the U.S. on a non-exclusive basis pursuant to a distributorship agreement with the Centerpulse unit (“Centerpulse”) of Zimmer Holdings, Inc. (NYSE: ZMH) (“Zimmer”). This distributorship agreement will terminate effective August 11, 2005, at which time ReGen will have exclusive worldwide rights to market the CMI. The Company has created a Swiss subsidiary to conduct its European distribution activities through local market distributors and a limited number of employees to be hired by the Company or its subsidiary.

     We also sell the SharpShooter Tissue Repair System, or SharpShooter, a suturing device used to facilitate the surgical implantation of the CMI, as well as to perform other similar arthroscopic meniscal repair procedures. The SharpShooter is currently marketed through a worldwide distribution agreement with Linvatec Corporation (Linvatec), a subsidiary of ConMed (NASDAQ: CNMD). The SharpShooter is cleared for sale in the U.S., Europe, Canada, Australia, Chile and Japan.

     References in this Report to “ReGen,” the “Company,” “we,” “us” and “our” refer to ReGen Biologics, Inc., unless the context otherwise requires.

Development of Business

     ReGen, formerly named Aros Corporation, a Delaware corporation, was incorporated as APACHE Medical Systems, Inc. on September 1, 1987. APACHE Medical Systems, Inc. was a provider of clinically based decision support information systems and consulting services to the healthcare industry offering a comprehensive line of outcomes-based products and services. The Company sold or discontinued all APACHE Medical Systems, Inc. business and changed its name to Aros Corporation in 2001. In connection with the acquisition of RBio, formerly ReGen Biologics, Inc., discussed below, as of November 12, 2002, Aros Corporation changed its name to ReGen Biologics, Inc. and began trading under the new ticker symbol “RGBI”, effective November 20, 2002.

     RBio, Inc. (“RBio” or the “Subsidiary”), formerly named ReGen Biologics, Inc., was a privately held tissue engineering company until June 21, 2002, when it was acquired by Aros Corporation in a reverse merger. RBio designs, develops, manufactures and markets minimally invasive human implants and medical devices for the repair and generation of soft tissue in humans primarily for orthopedic applications. RBio was involved in research and development relating to, and, outside of the United States, the sale of the CMI and other collagen-based technologies and products to guide the generation of new tissue that, under natural conditions, does not regenerate in humans. RBio was founded in 1991 and was headquartered in Franklin Lakes, New Jersey where its corporate management, clinical and regulatory affairs, and marketing operations remain located. RBio operates an ISO 9001 certified manufacturing facility in Redwood City, California and trains surgeons in the use of its products at the Steadman Hawkins Foundation in Vail, Colorado and in other locations both within and outside of the U.S.

     RBio’s business comprises substantially all of the business conducted by ReGen, accordingly, discussions of the Company’s business are, in effect, a discussion of RBio’s operations.

Our Core Technology

     Our core technology focuses on guided tissue generation. That is, if the body is provided with a suitable environment for cellular ingrowth, the body has the ability to use its own cell structure to grow new tissue. We have developed a proprietary type I bovine collagen scaffold material that uses the body’s own cells to grow new tissue. The various tissue matrix engineering processes used in the design of this scaffold are the basis of our tissue growth technology and product offerings. We believe our proprietary processes are capable of producing implants with the various physical properties required for remodeling each specific target tissue. Our initial application, the CMI, uses this technology to guide the generation of new tissue in the medial meniscus of the knee. We have recently completed development of a CMI for the lateral meniscus, which is not currently cleared for sale in the U.S., or other markets outside of the U.S., pending completion of clinical studies and compliance with related regulatory requirements including FDA approval.

     Collagen is a multifunctional family of proteins with unique structural characteristics. To date, 19 different proteins can be classified as collagen, making collagen the most abundant protein in the human body. Among the various collagens, type I collagen is the most abundant and is the major constituent of bone, skin, and tendon.

     The structure of animal type I collagen is highly similar to the structure of human type I collagen. Data from our current U.S. clinical trial supports this finding. Based on the important functions of type I collagen in the body and the biocompatibility of animal type I collagen, this material has become increasingly popular as a biomaterial for clinical applications, particularly in the repair and regeneration of damaged or diseased tissue.

Meniscus Injury and Treatment

     The meniscus is a crescent-shaped wedge of rubbery, fibrous tissue located in the knee joint between the lower end of the thigh bone, or femur, and the top of the shin bone, or tibia. There are two menisci within the knee, the outer, or lateral meniscus, and the inner, or medial meniscus. The meniscus acts as a shock absorber and a stabilizer protecting the articular cartilage that covers the ends of both the femur and the tibia.

     In the last 50 years, both the conceptual understanding of meniscus function and the resulting methods of meniscus repair have changed dramatically. Previously, it was generally believed that menisci served no particular function and could be removed without causing any adverse effects to the patient. However, laboratory investigations of biomechanical function have shown that the meniscus is a vital structure in lubrication and stabilization of the knee joint, protection of joint surfaces and proper weight distribution across the knee.

     Injury to the knee frequently results in a tear of the meniscus tissue. Damage to the meniscus can occur by sudden twisting of the knee or by blunt forces that impact the joint. As part of the aging process, the meniscus deteriorates and this makes it more likely that everyday physical exertion may cause meniscus injury. Injury to meniscus cartilage can result in pain and swelling or may cause the knee to give way or lock. According to industry data and our assumptions, in 2002 nearly one million Americans underwent a meniscus surgery. Orthopedic surgeons are currently presented with three alternatives for treatment of a torn meniscus:

  (1) Partial Meniscus Removal

     The procedure by which part of the meniscus is removed is called a partial meniscectomy. Based on industry data and our assumptions, we estimate that in 2004, there were approximately 1.2 million partial meniscectomy procedures performed worldwide, of which approximately 863,000 were in the U.S. Due to an aging population and consistent with industry research reports, our assumptions include a 5% annual growth rate of partial meniscectomy procedures. Based on our assessment of eligibility and in consultation with surgeons performing the surgeries in the clinical trial, we believe that approximately 40% of these patients would be eligible to have the medial CMI implanted, if the CMI were approved by the FDA. In making this assessment, we considered that approximately 65% of all partial meniscectomy procedures were medial, and took into account a higher likelihood that those patients who had previously undergone surgery and those with greater meniscus loss would be eligible to have the medial CMI implanted. A partial meniscectomy is considered the current standard of care when a meniscus repair is not possible. The meniscus, however, will not regenerate on its own; therefore no new tissue fills the void left by the partial meniscectomy. According to orthopedic researchers, without the adequate protection and support provided by the meniscus, the knee joint can become unstable and the articular cartilage covering the femur and the tibia may begin to deteriorate or degenerate. Over time, the degenerative process can cause significant reductions in patient activity and persistent and increasing knee pain and may lead to osteoarthritis.

     Based on industry data and the same assumptions described above, we estimate that over 9 million partial meniscectomy procedures were performed in the U.S. in the last 15 years. Patients who have had a partial meniscectomy frequently require one or more partial meniscectomies in the future and in many cases these patients have no alternative treatment other than to undergo a knee joint replacement. This creates a large and unmet market need. We believe that some of these partial meniscectomy patients will proactively seek CMI surgery if it becomes available.

  (2) Meniscus Repair

     For approximately the last 30 years, surgeons have been able to preserve a damaged meniscus, in certain cases, by performing a meniscus repair procedure. Based on industry data, we estimate that in the U.S. there were approximately 153,000 repairs in 2004. A meniscus repair entails suturing the torn edges of the meniscus and allowing it to mend itself. Once healed, the meniscus can resume its normal function. However, when the injury is in the avascular region (containing little or no blood supply) or when the meniscus is damaged to the extent that repair is not feasible, currently the only other option is the partial meniscectomy procedure.

     We estimate that approximately 15% of meniscus tears are repairable using the current meniscus repair techniques described above. New devices that facilitate the suture repair of a torn meniscus may allow for an increase in the percentage of meniscus tears that are repairable.

  (3) Meniscus Transplant (Allograft)

     The least performed of the three treatments is meniscus transplant. When a patient sustains substantial meniscus damage that requires a total meniscectomy, a surgeon may consider implanting a meniscus removed from a cadaver, or an allograft, as a transplant for a patient’s damaged meniscus. We estimate that fewer than 5,000 meniscus transplants are performed in the U.S. annually. Two factors limit the number of meniscus transplant surgeries. First, this procedure is only performed when the entire natural meniscus is removed. Therefore, if the implant fails to survive, the patient has no remaining meniscus tissue to protect the joint. Second, a limited number of menisci are available from cadavers annually.

  CMI Alternative

     Implantation of the CMI represents the only procedure, of which we are aware, that has been cleared for sale or has entered human clinical trials in the U.S., with the potential to facilitate growth of new tissue to replace removed meniscus tissue in the human knee. The CMI is sutured into the area where torn or damaged meniscus tissue has been removed. Once sutured in place, the CMI provides a matrix to guide the generation of new tissue using the body’s own cell structure. New tissue forms and the CMI is absorbed by the body leaving new tissue in its place.

Meniscus Market Overview

     Spending on procedures relating to meniscal damage is high. According to industry data, we estimate there were 1 million arthroscopic meniscal procedures performed in the U.S. in 2004, which will account for payments to physicians and hospitals (or other facilities) approximating $3.4 billion. According to input from surgeons advising the Company, a patient with a torn or damaged meniscus might undergo several partial meniscectomy procedures followed by a joint replacement, which can result in combined payments of $15,000 to $25,000 or more.

     Based on industry data, we estimate that in 2004 there were approximately 863,000 partial meniscectomy procedures in the U.S. The number of partial meniscectomy procedures is expected to grow by approximately 5% per year for the foreseeable future due to the aging population, the growing proportion of “weekend warriors” and the lack of viable alternatives. The number of patients that would be eligible for a medial CMI implant in the U.S., if the CMI were approved by the FDA, is expected to increase to over 40% of all partial meniscectomy procedures, or approximately 500,000 patients, by 2011. We estimate that, based on the expected average sales price of the CMI in the U.S. if the CMI had been approved by the FDA, the U.S. market for the CMI in 2004 would have been approximately $1.2 billion, and it is expected to increase to approximately $1.8 billion by 2011 if the CMI is approved by the FDA. This estimate is based on an assumed average reimbursed sales price of $3,500 for the CMI, and does not include surgeon and other facility costs.

Our Products

     Our current principal product offerings are the CMI and the SharpShooter.

  The CMI

     The CMI is a type I collagen implant designed for patients with an irreparable meniscus tear or loss of meniscus tissue. Meniscus tissue loss typically occurs through an arthroscopic partial meniscectomy procedure. The surgeon sutures the CMI into the area where the meniscus tissue is missing. Once implanted, the CMI’s highly porous matrix guides the growth of new tissue from the patient’s own cells. By facilitating growth of new meniscus-like tissue in the space created when meniscus tissue is removed through a partial meniscectomy, the CMI implant procedure provides the potential for restoring patient activity, reducing pain and possibly arresting the degenerative process that begins with the loss of meniscus tissue. According to an article by Drs. W. G. Rodkey and J. R. Steadman, who are affiliated with the Company, published in Clinical Orthopedic & Related Research, the CMI has been clinically proven to support new tissue generation in the meniscus. The purpose of the CMI is to assist patients in regaining mobility and returning to a more vigorous lifestyle, while forestalling or minimizing degenerative joint disease.

     We believe the CMI offers a number of benefits, including:

•	Support of natural growth of new tissue;

•	Minimized degenerative changes;

•	Significantly greater return to pre-injury activity levels; and

•	Maintenance of joint stability.

U.S. Clinical Results

     ReGen is conducting a Multicenter Pivotal Clinical Trial (the “MCT”). The MCT is a two-arm, controlled, and randomized study comparing the CMI to the current standard of care, the partial meniscectomy. Initially, 288 patients were enrolled in the trial. At the request of surgeons participating in the trial, additional patients were added resulting in a total of 313 patients enrolled in the trial. The study was randomized on a one-to-one basis at each of the centers participating in the MCT, resulting in a total of 162 patients receiving the CMI. One arm of the trial consists of patients with no prior surgery to the meniscus (the “acute” patients) and the other arm consists of patients with one to three prior surgeries to the involved meniscus (the “chronic” patients). Patients are followed clinically at pre-op, post-op, 6 weeks, 3 months, 6 months, 12 months and 24 months following surgery. The study includes follow-up questionnaires submitted annually through five years post-op. All patients are required to complete a two-year follow-up prior to the submission of clinical results in our Pre-market Approval Application (PMA) to the FDA. In the fourth quarter of 2002, we completed the required enrollment and related surgical procedures for our CMI clinical trial in the U.S. By April 2003, surgical procedures were completed on the additional 25 patients. As of December 2004, all of the 313 patients had reached their one-year follow-up time point and 97% had reached their 24-month time point. In July 2004 we submitted to the FDA the manufacturing module, the first of three modules, of the PMA for the CMI. We completed the last of the two-year clinical follow-up exams in the second quarter of 2005. We expect to complete our submission to the FDA in the second half of 2005, with submission of the clinical module, the third and final module of the PMA.

     The MCT is comprised of two separate protocols, one for acute patients and one for chronic patients. Both clinical protocols for the CMI specify a composite analysis of multiple endpoints. In particular, there are three primary endpoints for the clinical trial of the CMI: i) pain; ii) function; and iii) patient self-assessment (i.e. the patient’s self assessment of “the condition of the knee”). There are three secondary endpoints for the CMI trial: i) tissue growth; ii) histology; and iii) radiology. In each of these sets of three endpoints, success is defined as superiority in two out of three of the endpoints. There is an additional endpoint, activity level, measured by the Tegner Score, that has a specific success criteria specified in the protocol. This endpoint is defined to include an analysis of the pre-injury, pre-operative and post-operative activity levels measured by the Tegner Index, which measures the return of activity lost due to the patient’s injury. There are a number of other variables provided for in the MCT protocols, including patient satisfaction.

     Our preliminary data analysis is based on a review of data from approximately 70% of the patients, all of whom have completed their two-year follow-up exam. Based on preliminary results of the MCT, the greatest measured benefits from implantation of the CMI to the patient at the two-year follow-up examination are seen in the chronic patients. For acute patients, who generally have a smaller amount of meniscus loss, as we expected, preliminary observations demonstrate that, for most of the endpoints, the results of implantation of the CMI were approximately equivalent at the two-year follow-up examination to the results for patients in the control group. While data analysis on the patients is ongoing, preliminary observations of the chronic patients indicate that for certain endpoints the results have been superior to the results for patients in the control group, while for other endpoints the results have been approximately equivalent to the results for patients in the control group. In no cases have the results been worse than the results for patients in the control group.

     Although the preliminary results of the MCT do not match all of the endpoints in the clinical protocol, we are encouraged by these preliminary observations. We have seen positive results in tissue growth, the primary goal of the CMI. We believe that the tissue growth may delay future degenerative problems in the knee. Positive results in activity level mean that patients are better able to return to their pre-injury lifestyles. Finally, the preliminary results indicate that the CMI is safe and that patient satisfaction levels are higher with the MCT than the control group. We will continue to evaluate data as the remaining results of the two-year follow-up examinations become available.

     The preliminary observations presented above are for informational purposes only and should not be construed as providing conclusive evidence regarding the results to be expected from the clinical trials. We are continuing to analyze the data in order to more completely interpret the preliminary observations. The preliminary observations presented above are not in any way indicative of the likelihood for FDA approval of the CMI. The FDA has not yet approved the CMI and there is no guarantee that we will obtain such approval.

     Prior to beginning the MCT, we conducted a Feasibility Study of the CMI. All eight patients who participated in the study were operated on and received the CMI at the Steadman Hawkins Foundation in Vail, Colorado. All eight patients who participated in the study are now beyond five years post CMI surgery. Highlights of the Feasibility Study include eight patients having, on average, more than twice as much meniscus-like tissue as they had following the partial meniscectomy and a steady increase in patient activity levels over five years, returning to activity levels that are near those experienced prior to injury (Table 2). None of the eight patients had any significant adverse events attributable to the CMI. A portion of these results were reported to and reviewed by the FDA prior to commencement of the MCT. Results of the Feasibility Study have been accepted for publication by Arthroscopy, The Journal of Arthroscopic and Related Surgery, and were published in May 2005.

  Table 1: Tissue Re-Growth

     These two diagrams represent the medial meniscus of the human knee. The upper diagram (Post Partial Meniscectomy) shows the average amount of meniscus loss for prior surgery patients in the MCT. These patients had lost, on average, 63% of their medial meniscus leaving them with 37% of their original meniscus. The CMI was implanted in the area of meniscus loss. All CMI patients in the MCT were required to have arthroscopic re-look at 1 year post surgery. The lower diagram (Post CMI (1 year)) shows that one year after the CMI was implanted, the prior surgery, or chronic, MCT patients had gained approximately double (37% vs. 74%) the amount of meniscus tissue they would have had with a partial meniscectomy alone.

Table 1. Tissue Re-Growth
Prior Chronic Patients in U.S. Multicenter Trial

Gain: double amount of tissue volume 74% 37% 63% Post Partial Meniscectomy Post CMI (1 year)

  Table 2: Patient Activity Level

     The Tegner Activity Score is a validated method for assessing patient activity levels. A Tegner score of 0 means that the patient is disabled; while a score of 10 means that the patient is performing sports at a professional level. The graph below shows the mean Tegner Activity Index scores for the prior surgery CMI and control patients in the MCT and for the eight CMI patients in the Feasibility Study. The Tegner Activity Index tells us on average how much the patients have regained of their activity level as a result of their surgery, taking into account their activity level pre-injury, pre-surgery and at the 24 month and 5.8 year (Feasibility Study Patients only) post surgery follow-up time points. A patient with a Tegner Activity Index of 100 regained all of the loss in activity level that they experienced as a result of their injury. Patient activity levels were measured pre-injury, pre-surgery and at one, two and 5.8 years post surgery. Table 2 provides the Tegner Activity Index at 24 months post-index surgery for the chronic patients in the MCT and at 24 months and 5.8 years for those patients in the Feasibility Study.

Table 2. Patient Activity Level

     Important Disclosure about Clinical Results: The results described in the text and illustrated in the tables above reflect data from an ongoing U.S. clinical trial and not all of the data reflected in these tables has been reported to the FDA. These results represent a limited data set regarding selected measurements being gathered in the trial. Due to the nature of the ongoing trial, data is still being gathered and analyzed and so these data may change. The key data will be updated periodically as required to disclose material changes. Although the CMI is cleared for sale in Europe, Australia and certain other countries, it is not approved for sale in the U.S., and the Company is making no claim regarding its safety, effectiveness or its potential for FDA approval.

  The SharpShooter

     As our research and development program generates new core products, we may develop supportive products that facilitate surgery. The SharpShooter is a surgical tool that was initially designed for use with the CMI. The SharpShooter is a needle-advancing instrument that allows surgeons to accurately place needles in hard-to-reach locations. The system includes a unique method to deliver sutures using a patented delivery handle and a series of six anatomic cannulae that are able to reach all areas of the meniscus. While traditional manual suturing techniques are plagued by problems such as lack of access, consistency and speed, the SharpShooter allows the surgeon more control over the placement of sutures and increases the efficiency and effectiveness of meniscus procedures.

     Although initially developed in connection with suturing the CMI, the SharpShooter is also suited for use in a portion of the industry-estimated 153,000 meniscal repair procedures performed in the U.S. in 2004, and an additional 61,000 meniscal repair procedures performed in the rest of the world. In 2000, the SharpShooter was cleared for sale in the U.S.

     We believe the SharpShooter offers a number of benefits, including:

•	Single-handed operation, provided by a patented delivery handle, which allows a surgeon complete control over targeting sutures;

•	Better viewing and access to all areas of the meniscus, provided by cannulae options;

•	Easier and safer passage of suture needles;

•	Simple loading and pre-attached sutures reducing surgery time; and

•	More accurate repair of meniscus tears by surgeons with less assistance in the operating room.

Customers, Sales and Marketing

     The Company currently has two principal customers that market and sell the Company’s two current products. Linvatec has a license to sell the SharpShooter product. Zimmer, which is also a shareholder of the Company, has a non-exclusive license to sell the CMI product outside of the U.S. and a license to sell the SharpShooter product in a limited manner in connection with the sale of the CMI. The inability or lack of desire of Linvatec or Zimmer to perform for us in a timely or cost-effective manner could cause our operating costs to rise and our margins to fall.

  The CMI

     The CMI is currently distributed outside of the U.S. on a nonexclusive basis pursuant to a distributorship agreement with the Centerpulse unit of Zimmer, Inc. (“Zimmer”). On February 15, 2005 the Company received notice from Zimmer, the successor-in-interest to Allo Pro AG, of its intent to terminate, effective August 11, 2005, the Distributorship Agreement between the Company and Allo Pro AG dated as of February 16, 1996, as amended (the “Distributorship Agreement”). The Distributorship Agreement permits termination by Zimmer at any time upon six months’ prior written notice to the Company.

     Pursuant to the Distributorship Agreement, Zimmer was the exclusive distributor of the CMI, outside the U.S. as long as certain minimum sales were realized. In 2004 the Company elected to exercise its rights under the Distributorship Agreement to amend the Distributorship Agreement to make the distribution rights to the CMI under the Distributorship Agreement non-exclusive because Zimmer failed to satisfy certain minimum sales obligations. Pursuant to the terms of the Distributorship Agreement, this election took effect as of April 17, 2004. The Distributorship Agreement also contains cost reimbursement provisions whereby Zimmer is obligated to reimburse the Company for certain expenses and a non-compete by which each party agreed not to conduct or participate in research, development, distribution or commercialization of any collagen-based meniscus implant competing with the CMI, except jointly as set forth in the Distributorship Agreement. The cost reimbursement provisions will also terminate effective August 11, 2005.

     In January 2002, in addition to amending the Distributorship Agreement with Zimmer, we agreed that all debt owed by us to Zimmer and its affiliates as of January 18, 2002, with the exception of the debt owed pursuant to a 2001 promissory note (which was subsequently converted to equity), would be restructured to provide for repayment within the earlier of 36 months of FDA approval of the CMI for sale in the U.S. or December 31, 2009. We further agreed that on the due date we may require Zimmer to convert any unpaid debt to equity at a conversion price of 75% of the fair market value per share at the time of conversion if (1) our shares are publicly traded, (2) there is reasonable liquidity in the trading of our shares and (3) the debt is converted into registered shares.

     In January 2005, we entered into a consulting agreement with MedWork AG, to provide, among other services, assistance with European marketing and distribution of the CMI. The agreement with MedWork is for an initial term of six months and provides for a monthly cash fee of CHF 20,000 and 50,000 shares of ReGen common stock, which were issued on June 30, 2005.

     The CMI is currently cleared for sale in Europe, Australia and certain other countries.

Table 3: Revenue from CMI Sales

     We had no CMI sales for the three month period ended March 31, 2005. Revenue from CMI sales accounted for 36% of our revenue from sales for 2004, 26% for 2003 and 35% for 2002. Revenue from CMI units sold to the Centerpulse unit of Zimmer, our distributor of the CMI outside of the U.S. for the periods shown, approximated, $165,000 in 2004, $68,000 in 2003 and $254,000 in 2002 (Table 3). Because the FDA has not approved the CMI for sale in the U.S., these revenue figures constitute all of the revenue from sales of the CMI.

     In March 2005, we formed a Swiss subsidiary to conduct our European marketing and distribution activities. Our distribution network may include a small direct sales staff and contracted local or regional distributors. We anticipate a transfer price, the price paid to us by our distributors, equal to 50% of the market price for the product. We plan to adopt a similar U.S. strategy if the FDA approves the CMI for sale in the U.S. Alternatively, we may enter into an agreement with a major orthopedics company to distribute the CMI worldwide, including the U.S., if we obtain FDA approval.

  The SharpShooter

     The SharpShooter is cleared for sale in the U.S., Europe, Canada, Australia, Chile and Japan.

     In April 2000, we entered into a license agreement with Linvatec, an industry leader in the arthroscopy marketplace, granting Linvatec exclusive worldwide rights to sublicense, make, have made, use, offer for sale and sell the SharpShooter in the meniscal tissue repair field. Linvatec is obligated under the agreement to diligently promote the SharpShooter with an adequate number of sales representatives who are trained to promote the product. Linvatec was obligated to pay us a license fee of $300,000 and is obligated to pay us a royalty of between 10% and 12% of net sales of SharpShooters that it sells to end users. Linvatec has the right to assume production responsibility from RBio for the SharpShooter, but to date has not exercised this right. Until the right to assume production responsibility is exercised, Linvatec must buy the SharpShooter components from ReGen at a price equal to ReGen’s cost. This agreement continues in force at Linvatec’s option so long as Linvatec meets certain minimum sales volume quotas. Pursuant to the terms of this agreement the distribution rights became non-exclusive in April 2002.

     For the three month period ended March 31, 2005, Linvatec accounted for 80% of our revenue from sales, 54% for 2004, 23% for 2003 and 55% for 2002.

Our Business Strategy

     Our current strategy is to focus on the following initiatives:

•	Obtaining FDA approval of the CMI;

•	Developing our distribution and marketing capabilities for the CMI in the U.S., Europe and certain other countries;

•	Launching the CMI in the U.S.; and

•	Conducting further research on select product opportunities within our research and development pipeline.

Our long-term strategy is to capitalize on our proven collagen scaffold technology by continuing to design, develop, manufacture, and market our own products, as well as partner with key market leaders to develop and market products in other targeted therapeutic areas. There can be no assurance that we will successfully implement all or any of these strategies.

Merger with RBio, Inc.

     On June 21, 2002, the Company approved a merger of RBio, formerly ReGen Biologics, Inc., into Aros Acquisition Corporation, a wholly owned subsidiary of the Company. In connection with the acquisition of RBio, Aros Corporation changed its name to ReGen Biologics, Inc. Prior to the merger, in 2001, the Company discontinued its operations and was evaluating alternatives to best utilize its assets. The merger included all of RBio’s business and operating activities and employees. We continue RBio’s business out of RBio’s current headquarters in Franklin Lakes, New Jersey.

     Pursuant to the merger, we issued approximately 35.4 million shares of our capital stock to former RBio stockholders in exchange for all of the issued and outstanding stock of RBio. In addition, we assumed RBio’s outstanding stock options and warrants to purchase up to an aggregate of approximately 12.2 million shares of our capital stock on a post merger basis. These shares were issued in reliance upon an exemption from the registration requirements of the federal securities laws pursuant to Section 4(2) of the Securities Act of 1933. Upon completion of the merger, holders of RBio’s common stock and preferred stock controlled approximately 80% of the voting rights of the combined Company.

     The warrants that we assumed from RBio were unregistered. We registered the shares issued to holders of stock options assumed from RBio on Form S-8 on November 19, 2003. The shares were registered under the following option plans: ReGen Biologics, Inc. 1991 Stock Option Plan, ReGen Biologics, Inc. 1999 Stock Option Plan, ReGen Biologics, Inc. 1993 Directors’ Stock Option Plan, ReGen Biologics, Inc. Chief Executive Officer Stock Option Plan and Agreement and ReGen Biologics, Inc. Executive Vice President Stock Option Plan and Agreement.

     Immediately prior to the reverse merger, on June 21, 2002, RBio issued 5,564,047 shares of Series G Stock to existing shareholders of RBio for $1.2321 per share. Cash of $4 million was received for 3,246,490 of the shares issued. The remaining 2,317,557 shares were issued upon conversion of borrowings and accrued interest under certain notes and financings with a value of approximately $2.9 million. Subsequent to the conversion of these notes payable into Series G Stock, and also on June 21, 2002, in connection with the merger of ReGen and Aros, the Series G Stock was exchanged for Series A convertible preferred stock (the “Series A Stock”) of ReGen at a rate of 2.7495 shares of ReGen Series A Stock for each share of RBio Series G Stock, resulting in 15,298,351 shares of ReGen Series A Stock.

     The Series A Stock has rights and terms that provide for certain preferences in the event of liquidation to the common stock. Additionally, our Series A Stock has mandatory conversion features in certain circumstances including, but not limited to, a qualified offering that results in cash proceeds to us of at least $5 million and assumes a minimum valuation of RBio of at least $25 million. The Series A Stock is redeemable at the liquidation value at the option of the holder subject to certain conditions at any date from and after the date of the seventh anniversary of the issuance and delivery of the Series A Stock.

Series C Financing

     On September 23, 2003 we completed the private placement of approximately 17,113,000 shares of Series C convertible preferred stock (the “Series C Stock”) and on September 30, 2003 we completed the private placement of approximately 5,133,000 shares of Series C Stock, resulting in proceeds, net of issuance costs including cash and non-cash consideration, of approximately $9.4 million. At the option of the holder, the Series C Stock is convertible into common stock on a one-for-one basis, subject to adjustment for stock splits and similar adjustments of the common stock, and will automatically convert into common stock concurrent with the closing of a firm commitment underwritten public offering of common stock under the Securities Act of 1933 in which the Company receives at least $10 million in gross proceeds at a valuation of at least $50 million. The holders of Series C Stock each have one vote for each full share of common stock into which their shares of preferred stock are convertible on the record date for the vote.

     In connection with the Series C Stock financing, we issued to the purchasers of the Series C Stock warrants to purchase an aggregate of up to approximately 2.1 million shares of our common stock. The Series C purchasers did not pay any additional consideration for the warrants. The warrants have a term of five years subject to a subsequent equity financing and an exercise price of $0.4481. The number of warrants, if any, that were to become exercisable was dependent upon the price per share of any subsequent equity financing occurring within eighteen months of the warrant issue date. In order for the warrants to have become exercisable, there must have been a subsequent equity financing at a price equal to or greater than $0.25 and less than $0.4881 per share. No triggering event occurred within 18 months of the issuance of the warrants and all of the warrants expired in March 2005.

Common Stock Financings

     On July 14, 2005, the Company completed a private placement of 14,011,178 shares of Common Stock (the “2005 Privately Placed Common Stock”) at a price per share of $0.85, resulting in proceeds net of issuance costs of approximately $11.2 million (the “July 2005 Financing”). In connection with the July 2005 Financing, the Company issued to the purchasers warrants to purchase 3,502,797 shares of the Company’s Common Stock at an exercise price of $1.00, subject to adjustment (the “2005 Warrants”). The 2005 Warrants are exercisable for a period of five years from the closing of the July 2005 Financing. If within three years from the date of the closing of the July 2005 Financing, the Company issues shares of its Common Stock, or other securities or instruments convertible or exchangeable for shares of its Common Stock, at a net price per share less than $0.85, then the exercise price of the 2005 Warrants will be reduced in accordance with a formula defined in the Warrant Certificate. Pursuant to the terms of the Subscription Agreement by and between the Company and each Investor, the 2005 Privately Placed Common Stock and the Common Stock issuable upon the exercise of the 2005 Warrants is subject to registration rights whereby the Company agreed to file a registration statement under the 1933 Act covering all of the 2005 Privately Placed Common Stock and the 2005 Warrants within 30 days of the closing of the July 2005 Financing. Pursuant to the terms of the Subscription Agreement, if the registration statement is not filed with the SEC within thirty (30) days of the Closing, the Company will, without consideration, issue to the purchasers in the July 2005 Financing that number of shares of Common Stock equal to two percent (2.0%) of the 2005 Privately Placed Common Stock, or an aggregate of 280,224 shares, of Common Stock. If the registration statement is not declared effective by the SEC within one hundred twenty (120), one hundred and fifty (150) or one hundred and eighty (180) days after the Closing, the Company will, without consideration, issue to the purchasers of the 2005 Privately Placed Common Stock, without consideration, for each such date, that number of shares of Common Stock equal to one percent (1.0%) of the 2005 Privately Placed Common Stock, or 140,112 shares of Common Stock, on each such date that is 121,151 or 181 days, respectively, after the closing. In connection with the July 2005 Financing, the Company provided compensation of approximately $537,000 to placement agents who assisted the Company in identifying the purchasers of the 2005 Privately Placed Common Stock.

     On April 19, 2004, the Company completed a private placement for 12,074,595 shares of restricted common stock (“2004 Privately Placed Common Stock”) at a price per share of $0.85, resulting in proceeds net of issuance costs of approximately $9.9 million. The 2004 Privately Placed Common Stock is subject to a Registration Rights Agreement (the “Common Stock Registration Rights Agreement”) entered into as of April 19, 2004 whereby the holders of such shares have, in certain circumstances, the right to require the Company to register their shares of 2004 Privately Placed Common Stock. Pursuant to the terms of the Common Stock Registration Rights Agreement, if the Company proposes to register any of its capital stock under the 1933 Act, with certain exceptions, the Company shall give each holder of the 2004 Privately Placed Common Stock written notice of such registration. Upon the written request of any such holder, given within twenty (20) days after mailing of such notice by the Company, the Company shall, subject to certain limitations related to underwritten offerings, use commercially reasonable efforts to cause a registration statement to become effective under the 1933 Act covering all of the 2004 Privately Placed Common Stock that each holder has requested that it register. The common stock sold in the private placement was initially subject to lock-up provisions for a period of 150 days after the completion of the private placement.

Registration Rights and Registration Statement on Form S-1

     We entered into a Registration Rights Agreement with the receiving shareholders of Series A Stock in the Aros/RBio merger. This Registration Rights Agreement was amended and restated in connection with the Series C offerings. Pursuant to the Amended and Restated Registration Rights Agreement, the holders of the Series A Stock and Series C Stock have, in certain circumstances, the right to require us to register the common shares into which the Series A Stock and Series C Stock are convertible.

     The 2004 Privately Placed Common Stock is subject to a Registration Rights Agreement (the “Common Stock Registration Rights Agreement”) entered into as of April 19, 2004 whereby the holders of such shares have, in certain circumstances, the right to require the Company to register their shares of 2004 Privately Placed Common Stock.

     Pursuant to the terms of the Subscription Agreement by and between the Company and each Investor, the 2005 Privately Placed Common Stock and the Common Stock issuable upon the exercise of the 2005 Warrants is subject to a registration rights whereby the Company agreed to use its best efforts to file a registration statement under the 1933 Act covering all of the 2005 Privately Placed Common Stock and the 2005 Warrants within 30 days of the closing of the July 2005 Financing.

     In 2004 the Company filed a registration statement (the “Initial Registration Statement”) with the SEC on Form S-1 for registration of 45,253,053 shares of common stock to be sold at the election of the selling stockholders holding Series A Stock and Series C Stock (and Shares of Common Stock from the conversion of the Series A Stock and the Series C Stock) and the 2004 Privately Placed

Common Stock. The Initial Registration Statement was declared effective by the SEC on July 23, 2004. The shares registered include common shares registered pursuant to the Registration Rights Agreements (issuable upon the conversion of certain shares of Series A Stock and Series C Stock), and all of the 2004 Privately Placed Common Stock (together, the “Previously Registered Shares”).

     In 2005, the Company filed a registration statement (the “2005 Registration Statement”) with the SEC on Form S-1 for registration of the Previously Registered Shares currently held by the Investors as well as all of the 2005 Privately Placed Common Stock and the shares of common stock to be issued upon exercise of the 2005 Warrants. The 2005 Registration Statement was declared effective by the SEC on ___, 2005.

Stockholders’ Agreement

     As of July 15, 2005, the holders of approximately 36.6% of our outstanding common stock on an as converted basis were parties to a stockholders’ agreement.

     Allen & Company Incorporated, J. Richard Steadman, M.D., Sanderling Venture Partners IV Co-Investment Fund, L.P., Sanderling IV Biomedical Co-Investment Fund, L.P., Sanderling IV Venture Management, Sanderling Venture Partners V Co-Investment Fund, L.P., Sanderling V Biomedical Co-Investment Fund, L.P., Sanderling V Limited Partnership, Sanderling V Beteiligungs GmbH & Co. KG, Sanderling V Ventures Management and Centerpulse USA Holding Co. (the Centerpulse unit of Zimmer) entered into the stockholders’ agreement, dated as of June 21, 2002, in connection with the merger between ReGen and RBio. The parties to the stockholders’ agreement agreed to vote all of their shares of capital stock of ReGen in favor of certain corporate actions, including but not limited to, maintaining ReGen’s board of directors at seven members, electing certain individuals to ReGen’s board, amending ReGen’s certificate of incorporation to increase the number of authorized shares of common stock of ReGen and amending ReGen’s by-laws.

     Pursuant to the terms of the stockholders’ agreement, each of the parties have agreed to vote in favor of the election of the following directors to ReGen’s board of directors: (1) the current chief executive officer of ReGen (currently Gerald E. Bisbee, Jr., Ph.D.); (2) two designees of Sanderling Ventures (currently Robert G. McNeil, Ph.D. and Abhi Acharya, Ph.D.); (3) one designee of Centerpulse USA Holding Company, a unit of Zimmer, (Centerpulse’s previous designee, Richard Fritschi, resigned from the Board in February 2005 and Centerpulse has not exercised its right to designate a director for election at the annual meeting); (4) one designee elected in accordance with ReGen’s certificate of incorporation and bylaws and applicable law (currently Alan W. Baldwin); and (5) two designees of a majority of the other five directors elected pursuant to the stockholders agreement (currently, J. Richard Steadman, M.D. and William R. Timken). If a stockholder who is entitled to appoint a director pursuant to the stockholders agreement fails to designate a representative to fill a directorship, a person may be elected to fill the position in accordance with our certificate of incorporation, bylaws and applicable Delaware law.

     The parties to the stockholders’ agreement executed an amendment to the stockholders’ agreement on December 4, 2002 pursuant to which the parties released Allen & Company Incorporated from its obligations under the stockholders’ agreement. As a consequence, Allen & Company Incorporated is no longer a party to the stockholders’ agreement. Under the terms of the amended stockholders’ agreement, which became effective on November 26, 2002, Allen & Company Incorporated, as of the effective date, no longer shared voting power or dispositive power of any of our securities with any of the parties to the stockholders’ agreement.

Intellectual Property

     As part of our ongoing research, development and manufacturing activities, we have a policy of seeking patent protection. Although patents often are necessary to protect our technology and products, we believe that the lengthy FDA approval process and certain manufacturing processes are additional barriers to entry. Moreover, much of the proprietary technology and manufacturing processes developed by us reside in our key scientific and technical personnel and such technology and processes are not easily transferable to other scientific and technical personnel.

     We require our employees, consultants and advisors to execute nondisclosure agreements in connection with their employment, consulting or advisory relationships with us. We also require our employees, and some consultants and advisors to agree to disclose and assign to us all inventions conceived during their work for us, using our property or which relate to our business.

     We own and/or have exclusive rights to 21 U.S. patents, 81 international patents, and 18 pending US and foreign applications. Of these patents and applications, 116 relate to the composition or application of our collagen scaffold technology and 4 relate to the SharpShooter device. Of our patents, the earliest to expire is US Patent No. 4,880,429, which expires July 20, 2007. The expiration dates of our U.S. patents relating to the composition of our collagen scaffold technology and SharpShooter device range from July 20, 2007 to January 21, 2017. We will apply for the statutory patent term extensions that we are eligible for with regard to both a patent covering our collagen scaffold technology (potentially up to 5 years) in consideration for time spent in the regulatory process. In addition to our patents, we also own federal trademark registrations of the marks REGEN and SHARPSHOOTER and have common law rights to various other trademarks, tradenames and logos, including but not limited to REGEN BIOLOGICS and CMI.

     In April 1997, RBio entered into an assignment and royalty agreement with Dr. J. Richard Steadman, a member of our board of directors, and Modified Polymer Components, Inc. Pursuant to the agreement, Dr. Steadman and Modified Polymer Components, Inc. assigned, transferred and conveyed to RBio all right, title and interest in the SharpShooter and all legal rights to the SharpShooter. In consideration for the rights granted to RBio, RBio agreed to pay an up-front fee of $100,000 ($80,000 to Dr. Steadman and $20,000 to Modified Polymer Components, Inc.). Also in consideration for the rights granted to RBio pursuant to the agreement, RBio agreed to pay royalties to Dr. Steadman and Modified Polymer Components, Inc. For ten years after the first public announcement by the Company of the national launch of the SharpShooter in the U.S., RBio is obligated to pay Dr. Steadman royalties between 2.4% and 4.8% of net sales of the SharpShooter and is obligated to pay Modified Polymer Components, Inc. royalties between .6% and 1.2% of net sales of the SharpShooter. No further royalties will be due to either Dr. Steadman or Modified Polymer Components, Inc. on net sales made ten years after the national launch of the SharpShooter in the U.S. The assignment of rights under the agreement are irrevocable and cannot be invalidated, rescinded or terminated except by another written agreement executed by the parties to each assignment. The remainder of the agreement expires ten years after the first commercial sale of a SharpShooter. The agreement may not be terminated except by mutual agreement of all of the parties.

     In August 1995, RBio entered into an exclusive license agreement with Dr. Shu-Tung Li. Pursuant to the agreement, Dr. Shu-Tung Li granted RBio an exclusive, worldwide, royalty-bearing right and license under certain patents and licensed technology to develop, manufacture or have manufactured, use, offer for sale, sell and import certain products relating to self expandable collagen implants designed to close and/or fill tissue voids, repair defects or augment soft tissue function. In consideration for the rights and licenses granted by the agreement, RBio was obligated to pay Dr. Shu-Tung Li a lump sum license fee in the amount of $250,000, agreed to pay Dr. Shu-Tung Li certain royalty payments and agreed to reimburse Dr. Shu-Tung Li up to $50,000 for certain costs incurred in connection with the filing, prosecution and maintenance of certain patents prior to the effective date of the agreement. The agreement expires on the later of 10 years from the date of the first commercial sale of a product covered by the agreement or the date that the last-to-expire patent among certain patents expires. RBio has the right to terminate the agreement, for any reason, upon 30 days prior written notice to Dr. Shu-Tung Li.

Revenues Attributable to the U.S. and Foreign Countries

     Following are the relative percentages of our revenue from sales to customers that was attributable to the U.S. and to Switzerland:

	Three Months Ended		Years Ended December 31,
	March 31
	2005	2004	2004	2003	2002
	(unaudited)	(unaudited)
U.S	80%	97%	54%	23%	55%
Switzerland	20%	3%	46%	77%	45%

Research and Development

     Research and development expense approximated $913,000 for the three months ended March 31, 2005, $3.7 million for 2004, $2.6 million for 2003, and $3.7 million for 2002.

     Our research and development activities are conducted through the use of internal and external resources. We engage outside consultants and academic research facilities for assistance with new product development. Additionally, we may license technology from third parties. We may, in the future, hire additional research and development employees. We plan to continue to use outside resources for product research. We also plan to continue to have relationships with prominent researchers and clinicians, some of whom have assisted in the development of our technology.

     We believe that our proprietary collagen scaffold and related technologies have the potential to be used for the treatment of various injuries and degeneration of other tissue structures such as the intervertebral disc of the spine and articular cartilage of degenerated joints. This technology may also be used as a carrier matrix for therapeutic agents for hard and soft tissue repair and new tissue growth applications, for introduction of growth or differentiation factors and genetic materials. These applications are in various stages of development from proof of concept to preparation for submission to the FDA.

     As advances in tissue growth and genetic engineering converge, we foresee opportunities to develop additional uses for our technologies. At this time, our collagen scaffold technology acts as a matrix to facilitate growth of new tissue using the body’s own cells. In the future, however, it is possible that our collagen scaffold will be used in conjunction with advanced forms of cellular, genetic and molecular technology.

     In 2001, we intentionally reduced new product development spending for cash management purposes. Since 2001 our research and development has been focused on the conduct of our CMI clinical trial in the U.S. and production of CMI units for testing and quality purposes. We have recently completed development of a CMI for the lateral meniscus, which is not currently cleared for sale, pending completion of clinical studies and compliance with related regulatory requirements, including FDA approval.

Third-Party Reimbursement

     In those countries where our products are approved for sale, we expect that sales volumes and prices of our products will continue to be influenced by the availability of reimbursement from third-party payers.

     The reimbursement process is comprised of the following three elements: (1) codes that describe the products and procedures; (2) coverage or the agreement by the payer to pay for the products and procedures; and (3) payment for the products and procedures.

     In general, it is important to assess the viability of device and procedure reimbursement early in the development and clinical process. If the new technology involves a new procedure, a unique CPT code may need to be obtained as well as appropriate assignment by Medicare to a payable facility APC code. The device associated with the procedure may also need to obtain an appropriate HCPC device. The primary assessment should focus on coding as well as the following:

•	Based on patient demographics for the procedure, who will the primary payor be (Medicare, private payor, workers’ compensation, etc)?

•	What type of clinical data will be necessary to secure payor coverage of the procedure?

•	Given the procedure’s complexity and resource use, what is an appropriate payment level?

•	How should the device be priced and will the expected facility payment levels cover the price?

     We are developing and implementing a reimbursement strategy that incorporates these considerations and defines a pathway for pursing appropriate procedure and device coding, coverage and payment. The timeline for formal implementation of this strategy is driven by the FDA approval process. Once FDA clearance or approval has been obtained, procedure and product codes and their associated payment levels may be identified and payor coverage of the technology may be formally pursued.

  Reimbursement for the SharpShooter

     The SharpShooter device is comprised of both disposable one patient use parts, as well as reusable parts. Payment for the disposable device component is typically incorporated into facility negotiated payor payment levels. The reusable portion is considered hospital capital equipment.

  Reimbursement for the CMI

     Reimbursement is not currently available for the CMI in the U.S. as the device used in the procedure has not received FDA approval.

     Obtaining U.S. reimbursement for the CMI can be a complex process. In the U.S., the CMI would be purchased by hospitals or ambulatory surgery centers that are reimbursed by third-party payors. Such payors include governmental programs (e.g., Medicare and Medicaid), private insurance plans and managed care programs.

     Particularly in the U.S., third-party payors have carefully negotiated payment levels for procedures and medical products. In addition, an increasing percentage of insured individuals are receiving their medical care through managed care programs, which monitor and may require pre-approval of the services that a member will receive.

     We believe that three aspects of the CMI procedure increase the likelihood that insurance companies will provide favorable reimbursement:

•	Certain patients appear to receive a measurable clinical benefit within the 12 to 18 month timeframe desired by the insurers;

•	The expected price point of the CMI procedure will require less payment by the insurer than two or more partial meniscectomies or a joint replacement; and

•	If it is approved by the FDA, we expect surgeons and patients to demand the CMI because certain clinical results from the MCT and feasibility study appear positive, there are no apparent safety concerns associated with the CMI, and there is no alternative with the potential to facilitate growth of new tissue in the space created when meniscus tissue is removed through a partial meniscectomy procedure.

     We have retained the services of a national reimbursement consultant to refine and implement our reimbursement strategy. Implementation of this comprehensive strategy has begun and will continue through FDA approval of the CMI, if approved, and product launch. The current strategy incorporates the following elements:

•	Physician Coding and Payment: In 2005, a unique Category I CPT Code was created to describe meniscal transplantation. Based on dialog with relevant physician medical societies, it appears this CPT Code adequately describes the physician work involved in performing the CMI procedure. If FDA approval is granted for the CMI, medical society advice regarding the application of this CPT Code will be formalized in an attempt to have this CPT Code be applicable to the implantation of the CMI.

At launch, we plan to support physician offices regarding procedure coding and payment.

•	Hospital Coding and Payment: Medicare assigned the newly created meniscal transplantation CPT Code to a higher value APC payment code for the hospital. Should this code be applicable to the CMI technology, we hope to further augment the payment level by assessing the possibility of obtaining a procedure code for the implant.

At launch, we plan to support hospitals regarding product and procedure coding and payment.

•	Payor Coverage: New products and procedures are assessed for coverage by third-party payors. We intend to educate these payors on the economic and clinical benefits of the implant and procedure just prior to and after FDA approval of the CMI, if approved. We expect to use surgeons with experience using the implants to assist with this education.

Manufacturing

     We use bovine tendon as a primary raw material for production of our collagen scaffold technology. We obtain our tendon material through a specialized supplier which sources the material based upon specifications defined by us. The bovine material is readily available through U.S.-based slaughterhouses.

     Our current CMI production capacity will require expansion in order to fulfill the production requirements suggested by our market and market penetration projections. In order to prepare for the U.S. launch of the CMI, production capacity expansion will require additional equipment and production personnel, calling for capital expenditures of approximately $500,000 prior to launch and incremental production expenses associated with the addition of approximately four full-time staff. Potential production requirements through approximately five-years after U.S. launch of the CMI will require additional equipment, production personnel and expansion of the current production facilities, calling for additional capital expenditures of approximately $3.5 million and expenses associated with the addition of approximately 20 full-time staff. Current production facilities are leased through May 2006, with an option to extend the lease at then current market rates for an additional three years. In 2005, we will have access to contiguous production space, which would more than double the size of the current facility, which we believe will provide us with adequate production space to support required capacity through 2011.

     Given the nature of the production process involved in manufacture of the CMI, per unit production costs are highly variable in reverse proportion to the volume of production, i.e. per unit production costs decrease dramatically as production volume increases. Based upon our experience to date and our forecast production models, we believe we will be able to achieve production costs of approximately $250 to $350 per CMI at the time of U.S. launch, representing a range of approximately 7% to 10% of the projected retail sales price of the CMI.

     In December 2003 and June 2005, the U.S. Department of Agriculture announced a diagnosis of bovine spongiform encephalopathy, also known as mad cow disease in adult cows from the States of Washington and Texas, respectively. It was later learned that this cow was imported from Canada, and was old enough to pre-date the current U.S. restrictions on feed contents. This could raise public concern about the safety of using certain other animal-derived products, including the bovine tendon based material used in the CMI. The U.S. Department of Agriculture has indicated that human transmission of mad cow disease is limited to nervous system tissue such as the brain, spinal cord, retina, dorsal root ganglia (nervous tissue located near the backbone), distal ileum and the bone marrow. Additionally, the literature indicates that certain steps used in the manufacture of the CMI have a high probability of destroying any of the prions, or protein particles, believed to be responsible for mad cow disease, even if they were present in the tendon tissue.

     Currently, we obtain our supply of bovine tissue from the Achilles tendon of U.S. cows that are 24 months or younger in age and source the tendon material from a supplier under strict acquisition and processing guidelines, which are prescribed and audited by ReGen. Additionally, ReGen is pursuing a number of alternatives to further reduce any real or perceived risk associated with this matter, including, but not limited to the use of a “closed” U.S. based herd, or the use of Australian based herds to fill its supply requirements. However, we are still subject to risk resulting from public perception that the bovine collagen may be affected by mad cow disease. To date, we have not, as a result of concerns about mad cow disease, suffered any negative financial results or received any indication that such concerns could delay or prevent approval of the CMI by the FDA. However, should public concerns about the safety of bovine collagen or other cow-derived substances increase, as a result of further occurrences of mad cow disease or for any other reason, we could suffer a loss of sales or face increased risks to obtaining FDA approval. This could have a material and adverse affect on our financial results.

     In 2003, the EU issued a directive requiring design examination of medical devices manufactured from tissues of animal origin to determine whether the product has a favorable risk-benefit profile. We have received an EC Design Examination Certificate indicating that the CMI conforms to the provisions of the directive and the CMI is cleared for continued use in the EU.

     The SharpShooter includes several components, all of which are manufactured by third parties. We oversee the manufacturing and coordinate the supply of these components from our Redwood City, California production facility. Given the resources available to us, we have historically relied upon a limited number of third party manufacturers. Following the receipt of products at our facility, we conduct inspection, packaging and labeling operations. For products distributed in a sterile package, sterilization is performed by contract vendors.

     We sell the SharpShooter components to our distributor at prices which approximate our cost, and we receive royalties on the quarterly net sales of our distributor at rates ranging from 10% to 12%.

Raw Materials

     We purchase a variety of materials for use in the manufacture of the CMI and SharpShooter products. We generally maintain approximately a six month stock of most of these raw materials.

     In several cases we rely on a single vendor to supply critical materials or components. All of these materials and components can currently be obtained by alternative suppliers, subject to the time and other resources required to initiate new vendor relationships.

     We believe that at this time all materials are readily available.

Competition

     The orthopedic industry as a whole is highly competitive. We are an orthopedic products company with an emphasis on soft tissue growth and repair products. Currently we are not aware of any other product that has been cleared for sale outside the U.S. or has entered pivotal human clinical trials in the U.S. with the potential to facilitate the growth of new tissue in the space created when meniscus tissue is removed through a partial meniscectomy procedure.

     The primary competition for our CMI product abroad and, upon FDA approval if granted, in the U.S. consists of procedure-based approaches to repair a patient’s torn or damaged meniscus. There are three primary procedures that address the damaged meniscus: (1)

the partial meniscectomy, (2) meniscus repair and (3) the meniscus transplant using allograft tissue. We do not believe that we currently compete with the meniscus repair or transplant procedures. Although we believe that we compete with the partial meniscectomy procedure, which involves the surgical removal of a portion of the patient’s torn or damaged meniscus, we believe that the CMI offers the following benefits compared to the partial meniscectomy procedure:

•	Support of natural growth of new tissue;

•	Minimized degenerative changes;

•	Significantly greater return to pre-injury activity levels; and

•	Maintenance of joint stability.

     The CMI is not competitive with products that patch or repair articular cartilage. Several companies are currently developing an approach to repairing articular cartilage that has a different function and location than the meniscus. We believe that as companies develop these technologies, they will find that it is increasingly more important to repair the damaged meniscus in order for their products to have successful long term outcomes. We believe that this will further enhance the adoption of the CMI.

     We have learned that Johnson & Johnson’s Depuy subsidiary applied for and, in 2004, received FDA approval to conduct a human feasibility study using its SIS tissue growth technology to grow tissue in the meniscus.

     The primary competition for the SharpShooter consists of Linvatec’s Zone Specific and other similar instruments used in the “inside out” suture repair technique, and Smith & Nephew’s FasT-Fix and a number of other similar instruments used in the “all inside” suture repair technique. Inside out suture repair remains the most reliable procedure for suture repair of a torn meniscus, but new devices, such as the FasT-Fix are making the all inside” technique more reliable. The all inside technique, together with these new devices, has the potential to decrease surgical time and increase the number of repair procedures performed. In some cases, the all inside type devices do not allow the surgeon to access certain locations of the meniscus, which can be accessed and repaired using an inside out technique. We believe the SharpShooter has certain advantages over other inside out devices, primarily related to the gun-like handle and attachable cannula that allow the surgeon to direct the sutures into various locations of the meniscus and control the advancement of the suture. We believe these all inside suturing devices also represent a potentially significant advancement in the surgical techniques used to implant the CMI. Based upon laboratory studies and initial feedback from Europe, we have learned that the all inside technique when used in tandem with the inside out suturing technique can significantly reduce surgical time and complexity when implanting the CMI.

Credit Agreements

     Zimmer, the successor-in-interest to Centerpulse, has provided us debt financing pursuant to two Credit Agreements. To secure our obligations under the second of these Credit Agreements, we have granted Zimmer a security interest in certain of our intellectual property and have agreed not to license or sell such intellectual property, other than in the ordinary course of our business. In the event we, without the written consent of Zimmer, enter into an agreement with a competitor of Centerpulse involving either the licensing of our intellectual property or the co-development of intellectual property, in each case relating to future generations of the CMI, Zimmer may, at its option, accelerate the maturity of the debt. As of March 31, 2005, we owed approximately $7.2 million under these credit facilities. The credit agreements provide that the debt will mature on the earlier of 36 months from the date we receive FDA approval for the CMI or December 31, 2009. On the due date, we may, at our option and subject to certain conditions, require any unpaid debt to be converted to equity at a price per share equal to 75% of the then current market price of our stock.

Government Regulation

    U.S.

     Our products are regulated by the FDA under the federal Food, Drug and Cosmetic Act, as well as other federal, state and local governmental authorities and similar regulatory agencies in other countries. The FDA permits commercial distribution of a new medical device only after it has met the established regulatory compliance guidelines. These include quality system requirements and/or marketing clearance through the 510(k) premarket notification process for Class II medical devices. Class II devices must demonstrate that the new product is substantially equivalent, in terms of safety and intended use, to certain 510(k) cleared products which are already commercially available and legally sold on the market. The various components of the SharpShooter Tissue Repair System have met the necessary FDA regulatory requirements for distribution in the United States pursuant to the 510(k) premarket notification process.

     The Pre-market Approval Application (PMA) process is lengthier and more burdensome than the 510(k) premarket notification process. The PMA Approval process generally requires detailed animal and clinical studies, as well as manufacturing data and other information. If clinical studies are required by the FDA, an Investigational Device Exemption, or IDE, is required to conduct such studies. An IDE restricts the investigational use of the device to a limited number of investigational sites, investigators and patients. Its purpose is to provide human clinical data to support the safety and efficacy of the device. FDA approval of a PMA indicates that the FDA concurs that a device has been scientifically proven to be safe and effective for its intended use, through the review of extensive pre-clinical and clinical data included in the submission. In July 2004, we submitted the manufacturing module, the first of three PMA modules to be submitted to the FDA, for the CMI. We expect to complete the last of the two-year clinical follow-up exams relating to the CMI in the second quarter of 2005, and we expect to complete our PMA submission to the FDA prior to December 31, 2005 with submission of the clinical module, the third and final module.

    International

     We obtain required regulatory approvals and comply with extensive regulations governing product safety, quality, manufacturing and reimbursement processes in order to market our products in foreign markets. These regulations vary significantly from country to country and with respect to the nature of the particular medical device. The time required to obtain these foreign approvals to market our products may be longer or shorter than that required in the U.S., and requirements for such approval may differ from FDA requirements.

     All of the Company’s products sold internationally are subject to applicable foreign regulatory approvals. In order to market our devices in the member countries of the European Union, we are required to comply with the Medical Device Directive and obtain CE Mark Certification. CE Mark Certification is an international symbol of adherence to quality assurance standards and compliance with applicable European Medical Device Directives. Under the Medical Device Directive, all medical devices must qualify for CE Marking.

     The Company’s products are manufactured in compliance with ISO 9001, EN 46001 and U.S. Quality System Regulations.

Employees

     As of June 30, 2005, we had 23 employees, 2 of whom were part-time employees. We have no unionized employees, nor do we have any collective bargaining agreements. We believe our relationship with our employees is good.

Properties

     We do not own any real estate. Our corporate headquarters is located in Franklin Lakes, New Jersey, in approximately 2,700 square feet of leased space, and our production facility is located in Redwood City, California in approximately 15,021 square feet of leased space. We have subleased 8,258 square feet of the 15,021 square feet in Redwood City, CA. We also lease 750 square feet in Vail, Colorado that we use for research and training.

     Our facilities are adequate for present operations.

Legal Proceedings

     We are a defendant from time to time in lawsuits incidental to our business. We are not currently subject to, and none of our properties are subject to, any material legal proceedings.

MANAGEMENT

Directors

     Gerald E. Bisbee, Jr., Ph.D., 63, (President and Chief Executive Officer from 1989 to 1997 and from 2002 to present, Chairman of the Board from 1989 through 1997, and December 2000 to present, and director since 1989). Dr. Bisbee served as Chairman and CEO of RBio, Inc. from 1998 to 2002. Dr. Bisbee was chairman and CEO of APACHE Medical Systems, Inc., a company providing clinical trial and FDA advisory services to device and pharmaceutical companies, and an industry-leading information management system for high-cost, high-risk patients. In 1988, Dr. Bisbee became Chairman and CEO of Sequel Corporation, an orthopedic rehabilitation practice management and manufacturing company. Dr. Bisbee holds a Ph.D. from Yale University in chronic epidemiology with an emphasis in muscular-skeletal disease. His dissertation is part of the development of Diagnostic Related Groups, or DRGs. Dr. Bisbee is a co-author of the first national orthopedic study entitled, Musculoskeletal Disorders: Their Frequency of Occurrence and Their Impact on the Population of the U.S. He also holds an M.B.A. in finance and health care systems from University of Pennsylvania’s Wharton School. Dr. Bisbee is also a director of Cerner Corporation.

     J. Richard Steadman, MD, 68, (Director since 2002), Dr. Steadman conducts an orthopedic surgery practice at the Steadman Hawkins Clinic in Vail, Colorado, and is globally recognized for his expertise in sports medicine, surgery and rehabilitation. Dr. Steadman has served as a director of RBio, Inc. from 1990 to 2002. Dr. Steadman has received numerous national and international awards including the Albert Trillat Award for Excellence in Knee Research from the International Society for the Knee, the H. Edward Cabaud Memorial Award for Knee Research from the American Orthopedic Society for Sports Medicine, and the highly prestigious GOTS-Beiersdorf (Germany) Prize. He is also a member of the U.S. Ski Hall of Fame. Dr. Steadman holds a BS in Biology (pre-med) from Texas A&M and an M.D. from the University of Texas, Southwestern Medical School. He completed his Orthopedic Surgery Residency at Charity Hospital (LSU) in New Orleans. Pursuant to the Stockholders’ Agreement, dated June 21, 2002, by and between Dr. Richard Steadman, M.D., Sanderling Venture Partners IV Co-Investment Fund, L.P., Sanderling IV Biomedical Co-Investment Fund, L.P., Sanderling IV Venture Management, Sanderling Venture Partners V Co-Investment Fund, L.P., Sanderling V Biomedical Co-Investment Fund, L.P., Sanderling V Limited Partnership, Sanderling V Beteiligungs GmbH & Co. KG, Sanderling V Ventures Management and Centerpulse USA Holding Co. and amended, effective November 26, 2002, the parties agreed to vote their shares in favor of initially electing Dr. Steadman to the Board of Directors.

     Robert G. McNeil, Ph.D., 61, (Director since 2002), Dr. McNeil is a general partner of Sanderling Ventures and has over twenty-five years experience as an active investor and management participant in seed and early-stage biomedical companies. Dr. McNeil has served as a director of RBio, Inc. from 1990 to 2002. He founded Sanderling Ventures in 1979. Dr. McNeil was a seed-stage investor in Advanced Cardiovascular Systems, Inc. and Venitrex, Inc., two privately-held medical device companies. He was a founder, Chief Executive Officer and Chairman of CoCensys, the Chief Executive Officer and Chairman of Acea, and the Chairman of Peregrine Pharmaceuticals, a publicly-held company. Dr. McNeil earned his Ph.D. in the fields of molecular biology, biochemistry and genetics from the University of California, Irvine. Following his graduation, he pursued a long-time interest in investing by joining Shuman Agnew & Co., a San Francisco investment firm, where he worked as a portfolio manager and investment analyst. Dr. McNeil is Chairman of the Board of InfraReDx, Inc.

     Alan W. Baldwin, 68, (Director since 2000, Chairman of Audit Committee since 2002), Mr. Baldwin is presently President and Chief Operating Officer of Argosy Chemical International. Mr. Baldwin was previously president of Alcore, a division of the McGill Corporation. Prior to joining Alcore, Mr. Baldwin was the Chief Executive Officer of CopperGlass Optical Solutions, Inc.; and director of Wren Associates, Ltd. Mr. Baldwin is a graduate of the U.S. Military Academy at West Point, New York and received his Masters Degree in engineering and mathematics from the University of Alabama.

     Abhi Acharya, Ph.D., 64, (Director since May 2003, Member of the Audit Committee since May 2004), Dr. Acharya served at the Office of Device Evaluation, Center for Devices and Radiological Health, FDA from 1977 to 1993 holding a variety of positions including Director, Division of Cardiovascular, Respiratory and Neurological Devices, and Chief of Surgical Devices Branch. Most recently, Dr. Acharya served as Senior Vice President, Regulatory Affairs, Quality, Clinical Research of EndoTex Interventional Systems, Vice President, Regulatory Affairs, Quality Assurance and Clinical Research of Target Therapeutics, Inc. and Senior Technical Advisor at Biometric Research Institute, Inc. Dr. Acharya has authored numerous publications, and he has received the FDA Award of Merit, the Commendable Service Award, and the Commissioner’s Special Citation. He earned his M.S. and Ph.D. in Biomedical Engineering from Northwestern University and a B.S. in Metallurgical Engineering from the Indian Institute of Technology. Dr. Acharya serves on the board of directors of Neomend, Inc., Stereotaxis, Inc. and InfraReDx, Inc.

     William R. Timken, 70, (Director since June 2004, Member of Audit Committee since June 2004), Mr. Timken, a founding partner of Hambrecht & Quist, joined H&Q in 1968 and retired in 1999 as its Vice Chairman. During his forty-two year career as a securities industry executive, Mr. Timken was involved in bringing to market and capitalizing companies such as Genentech, Apple and Netscape. Mr. Timken has been an informal advisor to ReGen since 1992. Mr. Timken is a graduate of Colby College and has served on the Blair Academy Board of Trustees since 1981, where he was elected Chairman in 2001.

Executive Officers

     Gerald E. Bisbee, Jr., Ph.D., 63, Chairman, President and Chief Executive Officer. See description above.

     John Dichiara, 51, Senior Vice President Clinical and Regulatory Affairs, has over fifteen years experience in the orthopedics industry. Before joining our Company in 1999, he was the Director of Clinical Affairs at Howmedica Osteonics, Inc. where he was responsible for the integration of the clinical departments of both companies after the acquisition by Stryker, Inc. Prior to that time, he worked for the Howmedica Division of Pfizer Medical Technology from 1984 to 1998 in a series of increasingly responsible positions in Research and Development and Regulatory Affairs. As Director of Regulatory Affairs and Public Policy he was responsible for worldwide regulatory approvals for Howmedica’s orthopedic, craniomaxillofacial and neurological products. He holds a B.A. in biological science from Columbia College.

     William G. Rodkey, D.V.M., 58, Vice President of Scientific Affairs since February 1997. Since July 1991, he has served as Director of Basic Science Research and Educational Consultant at the Steadman Hawkins Sports Medicine Foundation and prior to that time was Chief of the Military Trauma Division for Letterman Army Institute of Research. Having conducted research regarding surgical care of trauma victims and authored numerous publications, he received the Albert Trillat Award for Excellence in Knee Research from the International Society for the Knee and twice the H. Edward Cabaud Memorial Award for Knee Research from the American Orthopedic Society of Sports Medicine. He holds a D.V.M. from Purdue University School of Veterinary Medicine and completed his surgery residency at the University of Florida. He is board certified as a Diplomat of the American College of Veterinary Surgeons. In 2005, Mr. Rodkey was appointed to the Scientific Committee of International Society of Arthroscopy, Knee Surgery and Orthopeadic Sports Medicine.

     Brion D. Umidi, 42, Senior Vice President, Chief Financial Officer and Chief Accounting Officer, joined our Company in July 2002. Prior to joining our Company, Mr. Umidi was the founder and President of Umidi + Company, Inc., which provides professional accounting and financial management services to growing companies. Mr. Umidi acted as a contract CFO for us since 2000. Prior to starting Umidi + Company, Mr. Umidi was the CFO, Vice President of Finance and Administration, and Treasurer of APACHE Medical Systems, Inc. Mr. Umidi is a former commercial finance loan officer with the Mercantile Safe Deposit and Trust Company in Baltimore, Maryland and a former auditor with MNC Financial, Inc. in Baltimore. He received his Bachelor of Business Administration from Loyola College in Baltimore, where he majored in accounting and finance.

Director Compensation

     Directors are entitled to reimbursement of expenses for attending each meeting of the Board and each meeting of any committee. The directors elected not to receive cash compensation for the fiscal year 2004.

     Currently, our directors who are not also our employees are eligible to participate in our Non-Employee Director Stock Option Plan, as amended and restated effective April 1, 2004. The Board of Directors is responsible for administering the plan. Pursuant to the plan as currently in effect, the timing of grants and the number of underlying shares to be awarded are as determined by the Committee. The exercise price of the options and the vesting schedule are specified by the committee at the time of grant and set forth in each option agreement. Stock options granted under this plan have a term of ten years from the date of grant. We currently have reserved 2,495,000 shares of our common stock for issuance under this plan. The plan may be terminated by the Board at any time. Upon the occurrence of a change of control, as defined in the plan, all outstanding unvested options under the Non-Employee Director Stock Option Plan immediately vest.

     Non-employee directors are also entitled to stock option grants under our Non-Employee Director Supplemental Stock Option Plan, which became effective as of January 1, 1999 and was amended and restated effective January 31, 2003. Pursuant to this plan, 500,000 shares of our common stock are issuable to individuals who are non-employee members of the Board on the date of the grant. The supplemental plan is administered by the Board of Directors. The exercise price of the options is to be at least the fair market value of our common stock on the date of grant. Stock options granted under the plan have a term and vest as set forth in each option agreement. The plan may be terminated by the Board at any time. Upon the occurrence of a change in control, all outstanding unvested options under the Non-Employee Director Supplemental Stock Option Plan immediately vest.

EXECUTIVE COMPENSATION

     The following table summarizes, for the last three fiscal years, the compensation paid to or earned by our Chief Executive Officer and our four other highest paid executive officers serving as such as of December 31, 2004.

				Long-Term Compensation
				Restricted	Securities	All Other
	Fiscal Year	Annual Compensation		Stock	Underlying	Compensation
Name and Principal Position	Ended	Salary($)	Bonus($)	Awards ($)	Options(#)	($)
Gerald E. Bisbee, Jr., Ph.D.	2004	$283,250	$100,000	—	—	—
Chairman and Chief Executive Officer	2003	$275,000	$68,750	—	1,020,662	—
	2002	$275,000	—	—	1,250,000	—

John Dichiara	2004	$180,250	$—	—	—	—
VP, Clinical Regulatory and G&A	2003	$175,000	$35,000	—	230,515	—
	2002	$168,780	$30,500	—	356,213	—

William Rodkey, D.V.M.	2004	$162,625	$—	—	—	—
VP, Scientific Affairs	2003	$157,237	$31,578	—	185,465	—
	2002	$149,659	—	—	282,485	—

Brion Umidi	2004	$180,250	$45,063	—	—	—
VP, Chief Financial Officer	2003	$175,000	$35,000	—	256,739	—
	2002	$80,208	—	—	818,638	—

OPTION GRANTS

No stock options were granted to our executive officers for the fiscal year ended December 31, 2004.

AGGREGATE OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END
OPTION VALUES

     The following table provides information regarding stock options held by the indicated executive officers as of December 31, 2004.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		in-the-Money Options
	Number of		Options at End of		at End of Fiscal Year
	Shares		Fiscal Year (#)		($)(1)
	Acquired on	Value
	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Gerald E. Bisbee, Jr., Ph.D.	—	—	3,514,946	1,192,751	$3,436,298	$1,308,666
John Dichiara	—	—	919,293	217,335	$957,760	$230,503
William Rodkey, D.V.M.	—	—	688,063	206,060	$706,373	$224,454
Brion Umidi	—	—	1,005,342	255,012	$1,239,712	$174,581

(1)	Value is calculated by subtracting the exercise price per share from the last reported market price at December 31, 2004 and multiplying the result by the number of shares subject to the option.

Executive Employment Contracts

     On June 21, 2002, in connection with the merger of Aros Corporation and ReGen Biologics, Inc., Gerald E. Bisbee, Jr., Ph.D. became our President and Chief Executive Officer. In September 1998, we entered into an employment agreement with Dr. Bisbee, as amended in March 2004, which provides for consecutive one year terms of employment which may be terminated by either party with 90 days prior written notice. According to the terms of the amended employment agreement, we will pay Dr. Bisbee a base salary of $275,000 per year, which was increased to $283,250, effective January 1, 2004, and the Compensation Committee of the Board will annually review the base salary amount. Dr. Bisbee is also eligible, based on achievement of certain performance objectives, to receive an annual bonus of up to 25% of his base salary amount. If Dr. Bisbee is terminated without cause or is involuntarily terminated due to a change in control, he is entitled to severance pay equal to 12 months salary and benefits.

     In March 2004, we entered into an employment agreement with Brion D. Umidi, the provisions of which are deemed to have been in effect as of July 2002. The agreement provides for consecutive one year terms of employment. According to the terms of the employment agreement, Mr. Umidi’s base salary is $175,000 per year which was increased to $180,250 effective January 1, 2004, with annual review of the base salary amount by the compensation committee of the Board. If Mr. Umidi is terminated without cause or a change in control results in his involuntarily termination, he is entitled to severance pay equal to 6 months salary plus benefits.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the shares of our common stock and preferred stock as of July 15, 2005 by:

•	each person we know to beneficially own more than 5% of our voting stock,

•	each director and nominee for director,

•	each of our executive officers named in the Summary Compensation Table under “Executive Compensation,” and

•	all of our directors, nominees for directors and executive officers as a group.

     The number of shares of common stock outstanding on July 15, 2005 was 67,703,730 shares. The combined number of shares of Series A and Series C preferred stock outstanding on July 15, 2005 was 25,679,595 shares. The aggregate voting securities issued and outstanding as of July 15, 2005 was 93,383,325. Except as noted, all information with respect to beneficial ownership has been furnished by the respective director, executive officer or beneficial owner of more than 5% of our common stock, or is based on filings with the Securities and Exchange Commission. Unless otherwise indicated below, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their names. Beneficial ownership of the common stock has been determined for this purpose in accordance with the Securities Exchange Act of 1934, as amended, which provides, among other things, that a person is deemed to be the beneficial owner of the common stock if that person, directly or indirectly, has or shares voting power or investment power with respect to such stock or has the right to acquire such ownership within sixty days. Accordingly, the amounts shown in the table do not purport to represent beneficial ownership for any purpose other than compliance with Securities and Exchange Commission reporting requirements. Further, beneficial ownership as determined in this manner does not necessarily bear on the economic incidence of ownership of the common stock. Unless otherwise indicated below, the address of those identified in the table is ReGen Biologics, Inc., 509 Commerce Street, 1st Floor, East Wing, Franklin Lakes, NJ 07417.

	Number of Shares	Percentage of
	Beneficially	Shares Beneficially
Name and Address of Beneficial Owner	Owned	Owned
Robert G. McNeil, Ph.D.(1)	27,175,656	28.20%
Sanderling Ventures(2)(15)	26,075,844	27.30%
First Eagle Fund of America(13)	7,352,941	7.75%
L-R Global Partners, L.P.; L-R Global Fund, Ltd.(4)	5,786,819	6.19%
Centerpulse USA Holding Co.(3)(15)	5,639,547	6.02%
Gerald E. Bisbee, Jr., Ph.D.(5)	5,027,959	5.16%
J. Richard Steadman M.D.(6)(15)	4,011,866	4.22%
Brion D. Umidi(7)	1,081,025	1.14%
John Dichiara(8)	973,035	1.03%
William R. Timken(9)	968,750	1.04%
William Rodkey D.V.M.(10)	758,649	*
Alan W. Baldwin(11)	362,683	*
Abhi Acharya, Ph.D.(12)	241,273	*
All Directors and Executive Officers as a Group (nine persons)(14)	40,600,896	38.41%

*	Represents less than 1% of our outstanding stock

(1)	Includes 841,598 shares of our common stock issuable upon the exercise of vested options and 18,480 shares of our common stock issuable upon the exercise of options which are exercisable within 60 days of July 15, 2005. Also includes 26,075,844 shares of common stock beneficially owned by Sanderling Ventures. Dr. McNeil is a general partner of Sanderling Ventures and disclaims any beneficial ownership of the shares of Sanderling Ventures except to the extent of his pecuniary interest in Sanderling Ventures arising from his role as a general partner. The address of Dr. McNeil is c/o Sanderling Ventures, 400 South El Camino Real, Suite 1200, San Mateo, CA 94402.

(2)	Includes 2,135,733 shares of common stock issuable upon exercise of vested warrants. Includes 15,774,567 shares of our preferred stock, which are convertible into shares of our common stock on a one-for-one basis. Sanderling Ventures’ stock ownership is divided among eleven related entities: Sanderling Venture Partners IV Co — Investment Fund, L.P., Sanderling IV Biomedical Co — Investment Fund, L.P.; Sanderling Venture Partners V Co — Investment Fund, L.P.; Sanderling V Limited Partnership; Sanderling V Beteiligungs GmbH and Co. KG; Sanderling Venture Partners II, L.P.; Sanderling Ventures Limited, L.P.; Sanderling V Biomedical Co-Investment, L.P., and Sanderling Ventures Management V, Sanderling IV BioMedical Co–Investment Fund, L.P., Sanderling Venture Partners IV Co–Investment Fund, L.P., Sanderling Venture V Co–Investment Fund, L.P., Sanderling Venture Partners VI Co. — Investment, L.P., and Sanderling Ventures Management VI. All of these entities are limited partnerships except for Sanderling Ventures Management V and Sanderling Ventures Management VI. Every general partner of the limited partnerships, including Dr. McNeil, would be deemed a beneficial owner of these shares under the securities laws. Robert G. McNeil, Fred A. Middleton, Timothy C. Mills and Timothy J. Wollaeger share voting and investment control of the shares held by the Sanderling entities. The address of Sanderling Ventures is 400 South El Camino Real, Suite 1200, San Mateo, CA 94402.

(3)	Includes 366,657 shares of common stock issuable upon exercise of vested warrants. Includes 1,466,633 shares of our preferred stock, which are convertible into shares of our common stock on a one-for-one basis. Centerpulse is a Swiss corporation. The board of directors of Zimmer, Inc. through J. Raymond Elliott, James T. Crines and David C. Dvorak has voting and investment control of the securities held by Centerpulse USA Holding Co. The address of Centerpulse is c/o Chad F. Phipps, esq., 345 East Main Street, Warsaw, IN 46580.

(4)	Includes 147,059 shares of common stock issuable upon exercise of vested warrants held by L-R Global Fund, Ltd. Includes 3,347,467 shares of our preferred stock held by L-R Global Partners LP which are convertible into shares of our common stock on a one-for-one basis and 1,115,822 shares of our preferred stock held by L-R Global Fund, Ltd. which are convertible into shares of our common stock on a one-for-one basis. J. Murray Logan and Don LaGuardia share voting and investment control of the shares held by L-R Global Fund, Ltd. and L-R Global Partners LP. The address of L-R Global Partners, L.P. and L-R Global Fund Ltd. is 430 Park Avenue, 7th Floor, New York, NY 10022.

(5)	Includes 3,736,846 shares of our common stock issuable upon the exercise of vested options, 67,583 shares of our common stock issuable upon the exercise of options which are exercisable within 60 days of July 15, 2005 and 339,706 shares of our common stock issuable upon the exercise of vested warrants.

(6)	Includes 1,561,435 shares of our common stock issuable upon the exercise of vested options. 35,934 shares of our common stock issuable upon the exercise of options, which are exercisable within 60 days of July 15, 2005, and 14,706 shares of our common stock issuable upon the exercise of vested warrants. Includes 111,582 shares of our preferred stock, which are convertible into shares of our common stock on a one-for-one basis.

(7)	Includes 1,053,444 shares of our common stock issuable upon the exercise of vested options and 14,651 shares of our common stock issuable upon the exercise of options, which are exercisable within 60 days of July 15, 2005, and 1,471 shares of our common stock issuable upon the exercise of vested warrants. Mr. Umidi has the sole power to vote or direct the vote of and dispose or direct the disposition of 1,068,672 of the shares. Mr. Umidi has shared power with Greta Umidi to vote or direct the vote of and dispose or direct the disposition of 12,353 of the shares.

(8)	Includes 960,488 shares of our common stock issuable upon the exercise of vested options and 12,547 shares of our common stock issuable upon the exercise of options, which are exercisable within 60 days of July 15, 2005.

(9)	Includes 124,127 shares of our common stock issuable upon the exercise of vested options and 36,961 shares of our common stock issuable upon the exercise of options which are exercisable within 60 days of July 15, 2005. Includes 569,792 shares of our common stock, 223,164 shares of our preferred stock, which are convertible into shares of our common stock on a one-for-one basis, and 14,706 shares of our common stock issuable upon the exercise of vested warrants, held through Timken Living Trust.

(10)	Includes 726,555 shares of our common stock issuable upon the exercise of vested options, 11,723 shares of our common stock issuable upon the exercise of options, which are exercisable within 60 days of July 15, 2005. Includes 5,298 shares of our preferred stock, which are convertible into shares of our common stock on a one-for-one basis and 1,325 shares of our common stock issuable upon the exercise of vested warrants.

(11)	Includes 344,203 shares of our common stock issuable upon the exercise of vested options and 18,480 shares of our common stock issuable upon the exercise of options, which are exercisable within 60 days of July 15, 2005.

(12)	Includes 222,793 shares of our common stock issuable upon the exercise of vested options and 18,480 shares of our common stock issuable upon the exercise of options, which are exercisable within 60 days of July 15, 2005.

(13)	Includes 1,470,588 shares of our common stock issuable upon the exercise of vested options.

(14)	Includes 860,078 shares of our common stock, which Dr. McNeil may acquire pursuant to options, which are exercisable within 60 days of July 15, 2005, 3,804,429 shares of our common stock, which Dr. Bisbee may acquire pursuant to options, which are exercisable within 60 days of July 15, 2005, 1,597,369 shares of our common stock, which Dr. Steadman may acquire pursuant to options, which are exercisable within 60 days of July 15, 2005, 362,683 shares of our common stock, which Mr. Baldwin may acquire pursuant to options, which are exercisable within 60 days of July 15, 2005, 161,088 shares of our common stock, which Mr. Timken may acquire pursuant to options, which are exercisable within 60 days of July 15, 2005, 241,273 shares of our common stock, which Dr. Acharya may acquire pursuant to options, which are exercisable within 60 days of July 15, 2005, 1,068,095 shares of our common stock, which Mr. Umidi may acquire pursuant to options, which are exercisable within 60 days of July 15, 2005, 973,035 shares of our common stock, which Mr. Dichiara may acquire pursuant to options, which are exercisable within 60 days of July 15, 2005, and 738,278 shares of our common stock, which Dr. Rodkey may acquire pursuant to options, which are exercisable within 60 days of July 15, 2005. Includes 15,774,567 shares of our preferred stock, which are convertible into shares of our common stock on a one-for-one basis for Sanderling Ventures, of which Dr. McNeil is a general partner, 111,582 shares of our preferred stock, which are convertible into shares of our common stock on a one-for-one basis, for Dr. Steadman, 223,164 shares of our preferred stock, which are convertible into shares of our common stock on a one-for-one basis, for Mr. Timken and 5,298 shares of our preferred stock, which are convertible into shares of our common stock on a one-for-one basis, for Dr. Rodkey. Includes 2,135,733 shares of our common stock issuable upon exercise of vested warrants held by Sanderling Ventures, of which Dr. McNeil is a general partner, 339,706 shares of our common stock issuable upon exercise of vested warrants for Dr. Bisbee, 14,706 shares of our common stock issuable upon exercise of vested warrants for Dr. Steadman, 14,706 shares of our common stock issuable upon exercise of vested warrants for Mr. Timken, 1,325 shares of our common stock issuable upon exercise of vested warrants for Dr. Rodkey, and 1,471 shares of our common stock issuable upon exercise of vested warrants for Mr. Umidi.

(15)	As a result of the Stockholders’ Agreement, dated June 21, 2002, by and between Allen & Company, Dr. Richard Steadman, M.D., Sanderling Venture Partners IV Co-Investment Fund, L.P., Sanderling IV Biomedical Co-Investment Fund, L.P., Sanderling IV Venture Management, Sanderling Venture Partners V Co-Investment Fund, L.P., Sanderling V Biomedical Co-Investment Fund, L.P., Sanderling V Limited Partnership, Sanderling V Beteiligungs GmbH & Co. KG, Sanderling V Ventures Management and Centerpulse USA Holding Co. and amended, effective November 26, 2002 to release Allen & Company, the parties to the Stockholders’ Agreement may be deemed to be acting as a group with regard to our common stock that is beneficially owned by each of them. The aggregate amount beneficially owned by the parties to the Stockholders’ Agreement is 35,727,257, or 36.64%, of the issued and outstanding capital stock of the Company. Each of the parties to the Stockholders’ Agreement disclaims beneficial ownership of the shares beneficially owned by the others.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Our primary product, the Collagen Meniscus Implant, or CMI, is distributed outside the U.S. by the Centerpulse unit (“Centerpulse”) of Zimmer Holdings, Inc. (NYSE: ZMH) (“Zimmer”) under a distributorship agreement.

     In May 2003, Centerpulse agreed to be acquired by Smith & Nephew PLC and, subsequently, Zimmer announced a proposal to acquire Centerpulse. In August 2003, Centerpulse agreed to accept the Zimmer offer and on October 2, 2003 Zimmer announced the completion of its exchange offers, which resulted in Zimmer beneficially owning 98.7% of the issued Centerpulse shares.

     In 2003 Zimmer as the successor-in-interest to Centerpulse was obligated to sell a minimum of 800 CMIs. On February 5, 2004 Zimmer delivered its final sales report for the calendar year ended December 31, 2003. This report indicated that Zimmer failed to meet the minimum sales requirements. In accordance with the terms of the distributorship agreement with Zimmer, we elected to amend the distributorship agreement to make the distributorship rights to the CMI held by Zimmer non-exclusive. Pursuant to the terms of the distributorship agreement, this election took effect as of April 17, 2004. On February 15, 2005 we received notice from Zimmer of its intent to terminate the distributorship agreement, effective August 11, 2005. The agreement permits termination by Zimmer at any time upon six months’ prior written notice to the Company. Zimmer did not provide any reason for the termination. Also on February 15, 2005, Richard Fritschi, the President of Centerpulse Orthopedics Ltd, a unit of Zimmer, resigned his position as a director of the Company. Mr. Fritschi’s resignation was not related to any disagreement with the Company.

     Our distributorship agreement with Zimmer includes a cost reimbursement agreement. The cost reimbursement agreement provides that Zimmer shall bear the costs pertaining to the CMI to the extent necessary and directed toward obtaining regulatory approval for the CMI in any country other than the U.S. Such costs shall include the costs of conducting clinical studies, preparing and pursuing regulatory submissions up to the point of obtaining regulatory approval. Additionally, to the extent that we incur expenses for the distribution, marketing and sale of the CMI in accordance with mutually agreed plans or upon approval of such expense by Centerpulse, Zimmer is obligated to reimburse us. For the year ended December 31, 2004, we were entitled to reimbursement of approximately $17,000 in developmental costs. The cost reimbursement agreement will terminate effective August 11, 2005.

     In addition to the distribution arrangements described above, Zimmer has provided us debt financing pursuant to two Credit Agreements. To secure our obligations under the second Credit Agreement, we have granted Zimmer a security interest in certain of our intellectual property and have agreed not to license or sell such intellectual property, other than in the ordinary course of our business. In the event we, without the written consent of Zimmer, enter into an agreement with a competitor of Centerpulse involving either the licensing of our intellectual property or the co-development of intellectual property, in each case relating to future generations of the CMI, Zimmer may, at its option, accelerate the maturity of the debt. As of March 31, 2005, we owed approximately $7.2 million under these credit facilities. The Credit Agreements provide that the debt will mature on the earlier of 36 months from the date we receive FDA approval for the CMI or December 31, 2009. On the due date, we may, at our option and subject to certain conditions, require any unpaid debt to be converted to equity at a price per share equal to 75% of the then current market price of our stock. Pursuant to the terms of the agreement between the Company and Zimmer, the Company’s debt obligations pursuant to the Credit Agreements will not be accelerated as a result of the Company’s election to exercise its contractual right to convert the distributorship agreement to a non-exclusive right.

     Any future affiliated transactions will be made or entered into on terms that are no less favorable to the Company that those that can be obtained from unaffiliated third parties. Any affiliated transactions and any forgiveness of loans must be approved by a majority of the independent, disinterested members of the Company’s Board of Directors in compliance with Delaware law. The Company will maintain at least two independent directors on its board of directors.

SELLING STOCKHOLDERS

     Certain of the shares of common stock being offered by the selling stockholders will be issued upon conversion of convertible preferred stock. We are registering the shares in order to permit the selling stockholders to offer these shares for resale from time to time.

     The following table lists certain information with respect to these selling stockholders as follows: (i) each selling stockholder’s name, (ii) the number of outstanding shares of common stock beneficially owned by the selling stockholders prior to this offering (assuming that all of the preferred shares underlying those shares being registered have been converted to common stock); (iii) the number of shares of common stock to be beneficially owned by each selling stockholder after the completion of this offering assuming the sale of all of the shares of the common stock offered by each selling stockholder; and (iv) if one percent or more, the percentage of outstanding shares of common stock to be beneficially owned by each selling stockholder after the completion of this offering assuming the conversion and sale of all of the shares of the common stock offered by each selling stockholder. Except as noted, none of the selling stockholders have had any position, office, or other material relationship with the Company or any of the Company’s predecessors or affiliates within the past three years. Vail Fishing Partnership, Bravo Colorado Music Festival Endowment, Mervyn Lapin Profit Sharing Plan and Trust and Mervyn Lapin, a dealer for Vail Securities Investment, Inc., are broker-dealers or broker-dealer affiliates. Vail Fishing Partnership, Bravo Colorado Music Festival Endowment and Mervyn Lapin Profit Sharing Plan and Trust purchased the shares being registered for resale in the ordinary course of business. There was no understanding with any of these broker-dealers or broker-dealer affiliates at the time of the initial purchase of the shares relating to the distribution of such shares. Vail Fishing Partnership, Bravo Colorado Music Festival Endowment, Mervyn Lapin Profit Sharing Plan and Trust and Mervyn Lapin, a dealer for Vail Securities Investment, Inc., as broker-dealers or agents selling shares being registered by this prospectus, are each deemed to be an “underwriter” within the meaning of the Securities Act. As of July 15, 2005 there were 67,703,730 shares of common stock outstanding, 14,632,958 shares of Series A Stock outstanding and 11,046,637 shares of Series C Stock outstanding. After registration and conversion, assuming all shares being registered pursuant to this registration statement are converted to common stock, there will be 88,648,477 shares of common stock outstanding, 1,565,065 shares of Series A Stock outstanding and no shares of Series C Stock outstanding. The percentages in the following chart are based on the number of shares beneficially owned on July 15, 2005.

     The selling stockholders may sell all, some, or none of their shares in this offering. See “Plan of Distribution.”

     The following chart sets forth, to our knowledge, information about the selling stockholders as of July 15, 2005. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares, as well as any shares as to which the selling stockholder has the right to acquire beneficial ownership within 60 days after July 15, 2005 through the exercise or conversion of any stock option, warrant, preferred stock or other right. Unless otherwise indicated below, to our knowledge, all selling stockholders named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholder named below.

	Shares of
	Common Stock	Shares of	Shares of Common Stock
	Owned Before	Common Stock	Owned After the Offering
	the Offering	to be Offered	(Number)	(Percent)
Advantage Advisors Troon Fund, L.L.C.(1)(57)	175,000	175,000	0	*
AG Funds, LP(2)(58)	1,617,721	1,617,721	0	*
Alan J. Posnack(3)	58,824	58,824	0	*
Alexandra Slifer(3)(59)	21,765	21,765	0	*
Allen & Company Incorporated(4)(60)	3,072,553	1,363,196	1,709,357	1.78%
Amy Beth Gordon(3)	44,588	44,588	0	*
Andreas Baenziger, MD(5)	62,500	62,500	0	*
Angus MacNaughton(6)	281,411	28,136	253,275	*
ANNJMC LLLP(7)(61)	156,085	156,085	0	*
Arthur J. Berglund(3)	5,294	5,294	0	*
Arthur Rock 2000 Trust(8)(62)	1,297,843	608,202	689,641	*
RBC Dain Rauscher Custodian FBO Ben Krueger IRA(3)(63)	48,291	48,291	0	*
Bernhard A. Signorell(9)	450,000	450,000	0	*
Bravo Colorado Music Festival Endowment Foundation(3)(64)	169,229	169,229	0	*
Brion D. Umidi and Greta Umidi; JT TEN(10)(65)	1,081,025	7,353	1,073,672	1.11%
Charles Ho(3)(66)	111,582	111,582	0	*
Charles N. Blitzer(136)	87,500	87,500	0	*
Charles N. Blitzer Profit Sharing Plan Charles N. Blitzer UA dtd 01/01/2003 Charles N. Blitzer Trustee(3)(67)	477,282	477,282	0	*
Clay Shaw(3)	16,588	16,588	0	*
Clifford Illig(3)	35,294	35,294	0	*

	Shares of
	Common Stock	Shares of	Shares of Common Stock
	Owned Before	Common Stock	Owned After the Offering
	the Offering	to be Offered	(Number)	(Percent)
Daniel E. Telleen(3)	11,158	11,158	0	*
David A. Gordon(3)	29,000	29,000	0	*
RBC Dain Rauscher Cust FBO David Gordon Contributory Roth (3)(68)	10,000	10,000	0	*
David Roberts(3)	411,765	411,765	0	*
DJD Partners 10, LLC(3)(69)	117,647	117,647	0	*
Donald H. Welch & Shirley A. Welch JT TEN(3)(70)	10,000	10,000	0	*
Donald McMahan(3)	32,135	32,135	0	*
RBC Dain Rauscher Cust FBO Donald Pressley IRA(3)(71)	11,765	11,765	0	*
Doug Walker(3)	17,647	17,647	0	*
Douglas Landin(3)	11,765	11,765	0	*
Elizabeth A. Meyer trustee of the Elizabeth A. Meyer Living Trust 11/13/98(3)(72)	40,169	40,169	0	*
Elizabeth W. Slifer(3)	154,652	154,652	0	*
Eugene Mercy Jr.(3)	235,294	235,294	0	*
First Eagle Fund of America(11)(73)	7,352,941	7,352,941	0	*
RBC Dain Rauscher Cust FBO Frederick J. Eck IRA(3)(74)	39,412	39,412	0	*
Gagnon 1999 Grandchildren’s Trust(12)(75)	147,059	147,059	0	*
Gagnon Family Partnership(13)(76)	147,059	147,059	0	*
Gagnon Investment Associates(14)(77)	441,177	441,177	0	*
Gagnon Securities LLC(3)(78)	588,235	588,235	0	*
Gary C. Klein(15)	405,148	344,488	60,660	*
George A. Wiegers (3)	55,791	55,791	0	*
George N. Gillett, Jr.(16)	147,059	147,059	0	*
Gerald E. Bisbee, Jr.(17)(79)	5,027,959	73,530	4,954,429	4.97%
Glenbrook Partners A Nevada Limited Partnership(18)(80)	453,995	58,262	395,733	*
RBC Dain Rauscher Cust FBO Graeme Doyle IRA(3)(81)	36,471	36,471	0	*
Gryphon Master Fund(1)(82)	588,235	588,235	0	*
Hamilton B. Herman (3)	5,882	5,882	0	*
Harris Nesbitt Gerard, Inc.(138)	100,000	100,000	0	*
Harry Wagner(19)	12,500	12,500	0	*
See W. 12 F. Warren Hellman & Patricia Christina Hellman as Trustees of the Hellman Family Revocable Trust(20)(83)	705,218	332,000	373,218	*
RBC Dain Rauscher Cust FBO Helen Hoffman IRA(3)(84)	40,000	40,000	0	*
Lawrence C. Horowitz & Leonore W. Horowitz TR the Horowitz Family TR U/A 6/1/89(3)(85)	123,529	123,529	0	*
Howard Berkowitz (21)	353,498	257,043	96,455	*
J. Richard Steadman (22)(86)	4,011,866	185,112	3,826,754	3.94%
James R. Seward, TR J. R. Seward Revocable Trust U/A 11/5/97(23)(87)	264,706	264,706	0	*
James W. Quinn(24)	7,250	7,250	0	*
Jay R. Fialkoff(3)	29,412	29,412	0	*
Jeffrey Aronson(3)	88,235	88,235	0	*
RBC Dain Rauscher Cust FBO Jeffrey T. Nicholls Profit Sharing Plan 1/1/92(3)(88)	48,824	48,824	0	*
Jerold L. Zaro(3)	144,406	144,406	0	*
J.F. Shea Co., Inc.(25)(89)	2,854,371	1,596,097	1,258,274	1.31%
Jody V. Bulen(3)	11,765	11,765	0	*

	Shares of
	Common Stock	Shares of	Shares of Common Stock
	Owned Before	Common Stock	Owned After the Offering
	the Offering	to be Offered	(Number)	(Percent)
John M. Angelo & Michael L. Gordon & Fred Berger TR AG SAV & Investment 401(k) FBO John M. Angelo(3)(90)	117,647	117,647	0	*
Delaware Chtr G&T Cust John Angelo IRA(3)(91)	117,647	117,647	0	*
John Giovando(3)	29,412	29,412	0	*
John A. Schneider(26)	8,750	8,750	0	*
John E. Lee(27)	367,646	367,646	0	*
John L. Steffens(3)	2,231,644	2,231,644	0	*
John M. Angelo(3)	301,272	301,272	0	*
John M. Angelo, Maurice R. Povich TTIC(3)(91)	346,328	346,328	0	*
John Michael Angelo(3)	117,647	117,647	0	*
Jonathan L. Glashow(28)	194,492	194,492	0	*
Joseph E. Sheehan(29)	220,589	220,589	0	*
Judith Hart Angelo(3)	100,424	100,424	0	*
Julie and Steve Johannes JT TEN(3)(82)	5,882	5,882	0	*
Jeffrey Lapin Custodian for Kara Lapin SC Uniform Gift to Minors Act(3)(93)	11,158	11,158	0	*
Karen Herman(3)	30,000	30,000	0	*
Kathleen Eck(3)	18,824	18,824	0	*
Kathy D. Weiss(30)	68,467	68,467	0	*
Kaveh Khosrowshahi(31)	12,500	12,500	0	*
Klein PTR. LTD(3)(94)	58,824	58,824	0	*
Lawrence A. Gordon(3)	200,848	200,848	0	*
Lay Ventures L.P.(3)(95)	29,412	29,412	0	*
Leonard Herman(3)	58,824	58,824	0	*
Lois E. & Neil J. Gagnon Foundation(3)(96)	294,118	294,118	0	*
L-R Global Fund, Ltd.(32)(97)	2,447,351	1,851,116	596,235	*
L-R Global Partners LP(137)(97)	3,347,467	3,347,467	0	*
Luc H. Meyer trustee of the Luc H. Meyer Living Trust UA 11/13/98(3)(98)	338,540	338,540	0	*
Marcia Diamond TR Marcia Diamond Trust 1995 UA 10/26/95(3)(99)	301,272	301,272	0	*
Margaret B Nicholls(3)	25,294	25,294	0	*
Margaret Jill Royle(3)	23,529	23,529	0	*
Margaret S. Burdick(3)	23,529	23,529	0	*
Mark Caccavo(3)	35,294	35,294	0	*
Mark Equity Partners, L.P(33)(57)	106,250	106,250	0	*
Mark International Partners, L.P(34) (57)	181,250	181,250	0	*
Mark Partners.(35)(57)	181,250	181,250	0	*
Mark Partners II, L.P.(36)(57)	37,500	37,500	0	*
RBC Dain Rauscher Cust FBO Mary Ellen Canniff IRA(3)(100)	19,816	19,816	0	*
Maurice R. Povich(3)	801,272	801,272	0	*
First Trust Corp TR FBO Mervyn Lapin Profit Sharing Plan(37)(101)	1,877,773	367,648	1,510,125	*
John M. Angelo & Michael L. Gordon & Fred Berger TR AG Sav & Investment 401(K) FBO Michael L. Gordon(3)(102)	304,235	304,235	0	*
Michael L. Gordon(38)	1,274,219	441,250	832,969	*
Milt Erman(3)	117,647	117,647	0	*
Monika Brown(3)	12,941	12,941	0	*
Namtor BVC LP(39)(103)	230,403	66,805	163,598	*
Nancy E. Jacobs Trust U/A dated 10/16/97 (40)(104)	125,000	125,000	0	*
Nancy Austrian, Cust Jessie Davis Austrian CT Unif Transfers to Minors Act(3)(105)	60,588	60,588	0	*

	Shares of
	Common Stock	Shares of	Shares of Common Stock
	Owned Before	Common Stock	Owned After the Offering
	the Offering	to be Offered	(Number)	(Percent)
RBC Dain Rauscher Cust FBO Neil Austrian IRA(3)(106)	116,379	116,379	0	*
Nigel J. Mills(3)	5,882	5,882	0	*
Objective Holdings LLC(3)(107)	58,824	58,824	0	*
Paul D. Sommer(3)	29,412	29,412	0	*
Phoebe Barrett(3)	48,824	48,824	0	*
Renjie Liu(3)	32,471	32,471	0	*
Richard Harris(41)	223,164	223,164	0	*
Richard K. Stephenson(42)	260,479	260,479	0	*
RBC Dain Rauscher Cust FBO Robbie F. Lapin IRA(3)(108)	4,118	4,118	0	*
Robert Fraiman(43)	111,582	111,582	0	*
Rodney L. Lapin(3)	23,971	23,971	0	*
RBC Dain Rauscher Cust FBO Rodney L. Lapin IRA(3)(109)	4,824	4,824	0	*
Rodney Slifer(3)	40,588	40,588	0	*
Roger Killion(44)	49,282	22,670	26,612	*
Rosalind Davidowitz(3)	29,412	29,412	0	*
Ruth E. Gitlin(3)	58,824	58,824	0	*
Sally Gordon(3)	116,000	116,000	0	*
RBC Dain Rauscher Cust FBO Sally Gordon IRA(3)(110)	40,000	40,000	0	*
Sanderling V Beteiligungs(45)(111)(121)	1,134,467	1,090,439	44,028	0.05%
Sanderling V Biomedical Co- Investment(46)(112)(121)	4,726,945	4,543,497	183,448	0.19%
Sanderling V Limited Partnership(47)(113)(121)	1,274,963	1,225,482	49,481	0.05%
Sanderling Venture Partners II LP(48)(114)(121)	2,441,591	49,268	2,392,323	2.5%
Sanderling Venture Partners IV Co- Investment(49)(115)(121)	1,804,118	1,177,380	626,738	0.65%
Sanderling Venture Partners V Co- Investment(50)(116)(121)	7,796,834	7,494,246	302,588	0.32%
Sanderling Venture Partners VI Co- Investment(51)(117)(121)	4,376,471	4,376,471	0	*
Sanderling Ventures Limited LP(52)(118)(121)	1,423,884	49,268	1,374,616	1.44%
Sanderling Ventures Management V(53)(119)(121)	544,042	144,987	399,055	0.42%
Sanderling Ventures Management VI(3)(120)(121)	35,294	35,294	0	*
Sandra L. Prince(3)	11,765	11,765	0	*
Shea Ventures, LLC(3)(122)	352,941	352,941	0	*
Sheika Gramshammer(3)	105,827	105,827	0	*
Shelby G. Kleimer(3)	23,529	23,529	0	*
RBC Dain Rauscher Cust FBO Shelby G. Kleimer IRA(3)(123)	15,294	15,294	0	*
RBC Dain Rauscher Cust FBO Shirley J. Ward IRA(3)(124)	10,440	10,440	0	*
Shirley Ward(3)	22,316	22,316	0	*
Spencer Blair(3)	8,471	8,471	0	*
Stephanie Novosad(3)	17,294	17,294	0	*
Stephen S. Wien(3)	29,412	29,412	0	*
Suzy Bruce(3)	23,529	23,529	0	*
Gregory J. Ingram TR The Ingram Family Trust U/A 11/23/96, as Amended(125)(126)	70,600	70,600	0	*
William R. Timken TR The Timken Living Trust U/A 9/14/99 (54)(127)	807,662	767,294	40,368	*

	Shares of
	Common Stock	Shares of	Shares of Common Stock
	Owned Before	Common Stock	Owned After the Offering
	the Offering	to be Offered	(Number)	(Percent)
Timothy M. Boyle(3)	11,765	11,765	0	*
Todd Henry Cust for M Aidan Henry GA Unif Transfers to Minors Act(3)(128)	5,765	5,765	0	*
Todd Standbrook(3)	34,081	34,081	0	*
UBS Aspen Fund, L.L.C.(55)(57)	56,250	56,250	0	*
Ursus Capital, L.P.(3)(129)	575,000	575,000	0	*
Ursus Offshore Ltd.(3)(130)	425,000	425,000	0	*
Vail Fishing Partners(3)(131)	346,328	346,328	0	*
Vail Securities Investment, Inc.(138)(139)	100,000	100,000	0	*
William G. Rodkey(56)(132)	758,649	5,298	753,351	*
William J. Walsh(3)	29,412	29,412	0	*
RBC Dain Rauscher Cust FBO William J. Walsh IRA(3)(133)	9,800	9,800	0	*
RBC Dain Rauscher Cust FBO William L. Clinkenbeard IRA(3)(134)	105,882	105,882	0	*
William P. and Nancy N. Powell JT TEN(3)(135)	5,882	5,882	0	*

Total	82,115,689	59,838,465	24,017,003

*	Less than one percent of outstanding shares of common stock.

(1)	Consists of the following shares covered by this prospectus (1) 140,000 shares of common stock and (2) 35,000 shares of common stock issuable upon exercise of common stock purchase warrants.

(2)	Consists of the following shares covered by this prospectus (1) 1,617,721 shares of common stock and (2) 88,250 shares of common stock issuable upon exercise of common stock purchase warrants.

(3)	Consists solely of common shares.

(4)	Consists of the following shares covered by this prospectus (1) 250,000 shares of common stock (2) 492,785 shares of common stock issuable upon conversion of 492,785 shares of our Series A Stock, (3) 557,911 shares of common stock issuable upon conversion of 557,911 shares of our Series C Stock, and (4) 62,500 shares of common stock issuable upon exercise of common stock purchase warrants as well as (1) 1,260,128 shares of common stock and (2) 449,229 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(5)	Consists of the following shares covered by this prospectus (1) 50,000 shares of common stock and (2) 12,500 shares of common stock issuable upon exercise of common stock purchase warrants.

(6)	Consists of the following shares covered by this prospectus (1) 28,136 shares of common stock as well as (1) 239,206 shares of common stock and (2) 14,069 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(7)	Consists of the following shares covered by this prospectus (1) 145,791 shares of common stock and (2) 10,294 shares of common stock issuable upon exercise of common stock purchase warrants.

(8)	Consists of the following shares covered by this prospectus (1) 295,772 shares of common stock issuable upon conversion of 295,772 shares of our Series A Stock and (2) 312,430 shares of common stock issuable upon conversion of 312,430 shares of our Series C Stock, as well as (1) 588,077 shares of common stock and (2) 101,564 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(9)	Consists of the following shares covered by this prospectus (1) 360,000 shares of common stock and (2) 90,000 shares of common stock issuable upon exercise of common stock purchase warrants.

(10)	Consists of the following shares covered by this prospectus (1) 5,882 shares of common stock and (2) 1,471 shares of common stock issuable upon exercise of common stock purchase warrants as well as (1) 5,577 shares of common stock and (2) 1,068,095 shares of common stock issuable upon exercise of options which are not covered by this prospectus. Mr. Umidi has shared power with Greta Umidi to vote or direct the vote of and dispose or direct the disposition of 12,353 of the shares.

(11)	Consists of the following shares covered by this prospectus (1) 5,882,353 shares of common stock and (2) 1,470,588 shares of common stock issuable upon exercise of common stock purchase warrants.

(12)	Consists of the following shares covered by this prospectus (1) 117,647 shares of common stock and (2) 29,412 shares of common stock issuable upon exercise of common stock purchase warrants.

(13)	Consists of the following shares covered by this prospectus (1) 117,647 shares of common stock and (2) 29,412 shares of common stock issuable upon exercise of common stock purchase warrants.

(14)	Consists of the following shares covered by this prospectus (1) 411,765 shares of common stock and (2) 29,412 shares of common stock issuable upon exercise of common stock purchase warrants.

(15)	Consists of the following shares covered by this prospectus (1) 331,988 shares of common stock, (2) 12,500 shares of common stock issuable upon exercise of common stock purchase warrants and (3) 60,660 shares of common stock not covered by this prospectus.

(16)	Consists of the following shares covered by this prospectus (1) 117,647 shares of common stock and (2) 29,412 shares of common stock issuable upon exercise of common stock purchase warrants.

(17)	Consists of the following shares covered by this prospectus (1) 58,824 shares of common stock, and (2) 14,706 shares of common stock issuable upon exercise of common stock purchase warrants as well as (1) 825,000 shares of common stock and (2) 325,000 shares of common stock issuable upon exercise of common stock purchase warrants and 3,804,429 common shares issuable upon the exercise of options which are not covered by this prospectus.

(18)	Consists of the following shares covered by this prospectus (1) 58,262 shares of common stock issuable upon conversion of 58,262 shares of our Series A Stock, as well as (1) 366,602 shares of common stock and (2) 29,131 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(19)	Consists of the following shares covered by this prospectus (1) 10,000 shares of common stock and (2) 2,500 shares of common stock issuable upon exercise of common stock purchase warrants.

(20)	Consists of the following shares covered by this prospectus (1) 650,233 shares of common stock and (2) 54,985 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(21)	Consists of the following shares covered by this prospectus (1) 257,043 shares of common stock as well as (1) 87,984 shares of common stock and (2) 8,471 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(22)	Consists of the following shares covered by this prospectus (1) 58,824 shares of common stock, (2) 111,582 shares of common stock issuable upon conversion of 111,582 shares of our Series C Stock and (3) 14,706 shares of common stock issuable upon exercise of common stock purchase warrants, as well as (1) 2,229,385 shares of common stock and (2) 1,597,369 shares of common stock issuable upon exercise of options not covered by this prospectus.

(23)	Consists of the following shares covered by this prospectus (1) 235,294 shares of common stock and (2) 29,412 shares of common stock issuable upon exercise of common stock purchase warrants.

(24)	Consists of the following shares covered by this prospectus (1) 5,800 shares of common stock and (2) 1,450 shares of common stock issuable upon exercise of common stock purchase warrants.

(25)	Consists of the following shares covered by this prospectus (1) 1,372,933 shares of common stock issuable upon conversion of 1,372,933 shares of Series A Stock; (2) 223,164 shares of common stock issuable upon conversion of 223,164 shares of Series C Stock, as well as (1) 620,755 shares of common stock and (2) 637,519 shares of common stock issuable upon exercise of purchase warrants which are not covered by this prospectus.

(26)	Consists of the following shares covered by this prospectus (1) 7,000 shares of common stock and (2) 1,750 shares of common stock issuable upon exercise of common stock purchase warrants.

(27)	Consists of the following shares covered by this prospectus (1) 294,117 shares of common stock and (2) 73,529 shares of common stock issuable upon exercise of common stock purchase warrants.

(28)	Consists of the following shares covered by this prospectus (1) 173,236 shares of common stock and (2) 21,256 shares of common stock issuable upon exercise of common stock purchase warrants.

(29)	Consists of the following shares covered by this prospectus (1) 176,471 shares of common stock and (2) 44,118 shares of common stock issuable upon exercise of common stock purchase warrants.

(30)	Consists of the following shares covered by this prospectus (1) 65,967 shares of common stock and (2) 2,500 shares of common stock issuable upon exercise of common stock purchase warrants.

(31)	Consists of the following shares covered by this prospectus (1) 10,000 shares of common stock and (2) 2,500 shares of common stock issuable upon exercise of common stock purchase warrants.

(32)	Consists of the following shares covered by this prospectus (1) 1,115,822 shares of common stock issuable upon conversion of 1,115,822 shares of our Series C Stock (2) 588,235 shares of our common stock and (3) 147,059 shares of common stock issuable upon exercise of common stock purchase warrants as well as 596,235 shares of common stock which are not covered by this prospectus. Update L-R Global Fund and L-R Global Partners LP.

(33)	Consists of the following shares covered by this prospectus (1) 85,000 shares of common stock and (2) 21,250 shares of common stock issuable upon exercise of common stock purchase warrants.

(34)	Consists of the following shares covered by this prospectus (1) 145,000 shares of common stock and (2) 36,250 shares of common stock issuable upon exercise of common stock purchase warrants.

(35)	Consists of the following shares covered by this prospectus (1) 145,000 shares of common stock and (2) 36,250 shares of common stock issuable upon exercise of common stock purchase warrants.

(36)	Consists of the following shares covered by this prospectus (1) 30,000 shares of common stock and (2) 7,550 shares of common stock issuable upon exercise of common stock purchase warrants.

(37)	Consists of the following shares covered by this prospectus (1) 294,118 shares of common stock and (2) 73,530 shares of common stock issuable upon exercise of common stock purchase warrants as well as 1,510,125 shares of common stock which are not covered by this prospectus.

(38)	Consists of the following shares covered by this prospectus (1) 353,000 shares of common stock and (2) 88,250 shares of common stock issuable upon exercise of common stock purchase warrants as well as 832,969 shares of common stock which are not covered by this prospectus.

(39)	Consists of the following shares covered by this prospectus (1) 66,805 shares of common stock issuable upon conversion of 66,805 shares of our Series A Stock, as well as (1) 132,735 shares of common stock and (2) 30,863 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(40)	Consists of the following shares covered by this prospectus (1) 100,000 shares of common stock and (2) 25,000 shares of common stock issuable upon exercise of common stock purchase warrants as well as 30,000 shares of common stock which are not covered by this prospectus.

(41)	Consists of the following shares covered by this prospectus (1) 223,164 shares of common stock.

(42)	Consists of the following shares covered by this prospectus (1) 254,229 shares of common stock and (2) 6,250 shares of common stock issuable upon exercise of common stock purchase warrants.

(43)	Consists of the following shares covered by this prospectus (1) 111,582 shares of common stock issuable upon conversion of an equal number of shares of our Series C Stock.

(44)	Consists of the following shares covered by this prospectus (1) 22,670 shares of common stock issuable upon conversion of 22,670 shares of our Series A Stock, as well as (1) 15,276 shares of common stock and (2) 11,336 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(45)	Consists of the following shares covered by this prospectus (1) 712,796 shares of common stock issuable upon conversion of 712,796 shares of our Series A Stock and (2) 377,643 shares of common stock issuable upon conversion of 377,643 shares of our Series C Stock, as well as (1) 13,932 shares of common stock and (2) 29,406 shares of common stock issuable upon exercise of common stock purchase warrants not covered by this prospectus.

(46)	Consists of the following shares covered by this prospectus (1) 2,969,985 shares of common stock issuable upon conversion of 2,969,985 shares of our Series A Stock and (2) 1,573,512 shares of common stock issuable upon conversion of 1,573,512 shares of our Series C Stock, as well as (1) 60,924 shares of common stock and (2) 122,524 shares of common stock issuable upon exercise of common stock purchase warrants not covered by this prospectus.

(47)	Consists of the following shares covered by this prospectus (1) 801,071 shares of common stock issuable upon conversion of 801,071 shares of our Series A Stock and (2) 424,411 shares of common stock issuable upon conversion of 424,411 shares of our Series C Stock, as well as (1) 16,432 shares of common stock and (2) 33,049 shares of common stock issuable upon exercise of common stock purchase warrants not covered by this prospectus.

(48)	Consists of the following shares covered by this prospectus (1) 49,268 shares of common stock issuable upon conversion of 49,268 shares of our Series A Stock, as well as (1) 1,103,098 shares of common stock and (2) 87,932 shares of common stock issuable upon exercise of common stock purchase warrants not covered by this prospectus.

(49)	Consists of the following shares covered by this prospectus (1) 1,177,380 shares of common stock issuable upon conversion of 1,177,380 shares of our Series A Stock, as well as (1) 192,465 shares of common stock and (2) 434,273 shares of common stock issuable upon exercise of common stock purchase warrants not covered by this prospectus.

(50)	Consists of the following shares covered by this prospectus (1) 4,898,825 shares of common stock issuable upon conversion of 4,898,825 shares of our Series A Stock and (2) 2,595,421 shares of common stock issuable upon conversion of 2,595,421 shares of our Series C Stock, as well as (1) 100,490 shares of common stock and (2) 202,098 shares of common stock issuable upon exercise of common stock purchase warrants not covered by this prospectus.

(51)	Consists of the following shares covered by this prospectus (1) 3,494,118 shares of common stock and (2) 882,353 shares of common stock issuable upon exercise of common stock purchase warrants.

(52)	Consists of the following shares covered by this prospectus (1) 49,268 shares of common stock issuable upon conversion of 49,268 shares of our Series A Stock, as well as (1) 1,320,112 shares of common stock and (2) 54,504 shares of common stock issuable upon exercise of common stock purchase warrants not covered by this prospectus.

(53)	Consists of the following shares covered by this prospectus (1) 94,775 shares of common stock issuable upon conversion of 94,775 shares of our Series A Stock and (2) 50,212 shares of common stock issuable upon conversion of 50,212 shares of our Series C

(54)	Consists of the following shares covered by this prospectus (1) 752,588 shares of common stock and (2) 14,706 shares of common stock issuable upon exercise of common stock purchase warrants, as well as (1) 40,368 shares of common stock which are not covered by this prospectus.

(55)	Consists of the following shares covered by this prospectus (1) 45,000 shares of common stock and (2) 11,250 shares of common stock issuable upon exercise of common stock purchase warrants.

(56)	Consists of the following shares covered by this prospectus (1) 5,298 shares of common stock issuable upon conversion of 5,298 shares of our Series A Stock, as well as (1) 13,748 shares of common stock, (2) 738,278 shares of common stock issuable upon exercise of stock options and (3) 1,325 shares of common stock issuable upon exercise of common stock purchase warrants which are not covered by this prospectus.

(57)	Mark Asset Management Corporation has voting and investment control of the securities held by Advantage Advisers Troon Fund, L.L.C., Mark Equity Partners, L.P., Mark International Partners, LP, Mark Partners, Mark Partners II, L.P. and UBS Aspen Fund, L.L.C.

(58)	John M. Angelo and Michael L. Gordon have voting and investment control of the securities held by AG Funds, LP.

(59)	Rod Slifer has voting and investment control of the securities held by Alexandra Slifer.

(60)	Allen & Company Incorporated is a wholly owned subsidiary of Allen Holding Inc. Herbert A. Allen is the President of Allen Holding Inc. and has voting and investment control of the securities. In 2001, Allen & Company Incorporated acted as the financial advisor to the Company in connection with the proposed sale of the Company’s assets to the Cerner Corporation. In connection therewith, the Company paid $150,000 to Allen & Company Incorporated as a financial advisor fee and paid $150,000 upon consummation of that transaction.

(61)	Scott Balcomb is the general partner of ANNJMC LLLP and has voting and investment control of the securities.

(62)	Arthur Rock has voting and investment control of the securities held by the Arthur Rock 2000 Trust.

(63)	Ben Krueger has voting and investment control of the securities held by RBC Dain Rauscher Custodian FBO Ben Krueger IRA.

(64)	Mervyn Lapin and Bravo Colorado Music Festival have voting and investment control of the securities held by the Bravo Colorado Music Festival Endowment.

(65)	Brion D. Umidi is the Senior Vice President and Chief Financial Officer of the Company.

(66)	Charles Ho is a consultant for the Company.

(67)	Charles N. Blitzer has voting and investment control of the securities held by Charles N. Blitzer Profit Sharing Plan Charles N. Blitzer UA dtd 01/01/2003 Charles N. Blitzer Trustee.

(68)	David Gordon has voting and investment control of the securities held by RBC Dain Rauscher Cust FBO David Gordon Contributory Roth.

(69)	John Johannson; Chief Manager; and DJD Partners 10, LLC have voting and investment control of the securities held by DJD Partners 10, LLC.

(70)	Donald Welch has voting and investment control of the securities held by Donald H. Welch & Shirley A. Welch JT TEN.

(71)	Donald Pressley has voting and investment control of the securities held by RBC Dain Rauscher Cust FBO Donald Pressley IRA.

(72)	Elizabeth A. Meyer has voting and investment control of the securities held by Elizabeth A. Meyer trustee of the Elizabeth A. Meyer Living Trust 11/13/98.

(73)	Iridian Asset Management LLC has voting and investment control of the securities held by First Eagle Fund of America.

(74)	Frederick J. Eck has voting and investment control of the securities held by RBC Dain Rauscher Cust FBO Frederick J. Eck IRA.

(75)	Neil Gagnon has voting and investment control of the securities held by Gagnon 1999 Grandchildren’s Trust; Maureen Drew has voting control of the securities held by Gagnon 1999 Grandchildren’s Trust.

(76)	Neil Gagnon and Lois Gagnon has voting and investment control of the securities held by Gagnon Family Partnership.

(77)	Neil Gagnon has voting and investment control of the securities held by Gagnon Investment Associates.

(78)	Neil Gagnon has voting and investment control of the securities held by Gagnon Securities LLC.

(79)	Gerald E. Bisbee, Jr., Ph.D. s the Chairman, President, Chief Executive Officer and a director of the Company.

(80)	Wayne C. Prim is the Chairman of Prim Ventures, Inc. and Prim Ventures, Inc. is the general partner of Glenbrook Partners. Wayne C. Prim has voting and investment control of the securities.

(81)	Graeme J. Doyle has voting and investment control of the securities held by RBC Dain Rauscher Cust FBO Graeme Doyle IRA.

(82)	E.B. Lyon IV has voting and investment control of the securities held by Gryphon Master Fund, LP.

(83)	F. Warren Hellman has voting and investment control of the securities held by the Hellman Family Revocable Trust.

(84)	Helen Hoffman has voting and investment control of the securities held by RBC Dain Rauscher Cust FBO Helen Hoffman IRA.

(85)	Lenore and Lawrence Horowitz have voting and investment control of the securities held by the Lawrence C. Horowitz & Leonore W. Horowitz TR the Horowitz Family TR U/A 6/1/89.

(86)	J. Richard Steadman is a member of the board of directors of the Company.

(87)	James R. Seward, TR, has voting and investment control of the securities held by the J. R. Seward Revocable Trust.

(88)	Jeffrey T. Nicholls-PSP has voting and investment control of the securities held by RBC Dain Rauscher Cust FBO Jeffrey T. Nicholls Profit Sharing Plan 1/1/92.

(89)	Edmund Shea has voting and investment control of the securities held by J.F. Shea Co., Inc.

(90)	John Angelo has voting and investment control of the securities held by John M. Angelo & Michael L. Gordon & Fred Berger TR AG SAV & Investment 401(k) FBO John M. Angelo.

(91)	John Angelo has voting and investment control of the securities held by Delaware Chtr. G & T Cust John Angelo IRA and of the securities held by John M. Angelo, Maurice R. Povich TTIC.

(92)	Julie Johannes has voting and investment control of the securities held by Julie and Steve Johannes JT TEN.

(93)	Jeffrey Lapin has voting and investment control of the securities held by Jeffrey Lapin Cust Kara Lapin SC Uniform Gift to Minors Act.

(94)	Gary C. Klein has voting and investment control of the securities held by Klein PTR.LTD

(95)	B. Allen Lay, Dorothy V. Lay, General Partners of Lay Ventures L.P. have voting and investment control of the securities held by Lay Ventures L.P.

(96)	Neil Gagnon has voting and investment control of the securities held by the Louis E. & Neil J. Gagnon Foundation

(97)	J. Murray Logan and Don LaGuardia share voting and investment control of the securities held by L-R Global Fund, Ltd. and those held by C.R. Global Partners, LP.

(98)	Luc H. Meyer has voting and investment control of the securities held by Luc H. Meyer trustee of the Luc H. Meyer Living Trust UA 11/13/98.

(98)	Marcia Diamond has voting and investment control of the securities held by Marcia Diamond TR Marcia Diamond Trust 1995 UA 10/26/95

(100)	Mary Ellen Canniff has voting and investment control of the securities held by Mary Ellen Canniff RBC Dain IRA Rauscher Custodian.

(101)	Mervyn Lapin is the trustee of First Trust Corp TR FBO Mervyn Lapin Profit Sharing Plan and has voting and investment control of the securities.

(102)	Michael Gordon has voting and investment control of the securities held by John M. Angelo & Michael L. Gordon & Fred Berger TR AG Sav & Investment 401(k) Dated 1/1/89 FBO Michael L. Gordon.

(103)	Noel Rothman is the general partner of Namtor BVC LP and has voting and investment control of the securities.

(104)	Nancy E. Jacobs has voting and investment control of the securities held by Nancy E. Jacobs Trust U/A dated 10/16/97.

(105)	Nancy Austrian has voting and investment control of the securities held by Nancy Austrian Cust Jessie Davis Austrian CT Unif. Transfers to Minors Act.

(106)	Neil Austrian has voting and investment control of the securities held by RBC Dain Rauscher Cust FBO Neil Austrian IRA.

(107)	Objective Holdings LLC has voting and investment control of the securities held by Objective Holdings LLC.

(108)	Robbie F. Lapin has voting and investment control of the securities held by RBC Dain Rauscher Cust FBO Robbie F. Lapin IRA.

(109)	Rodney L. Lapin has voting and investment control of the securities held by RBC Dain Rauscher Cust FBO Rodney L. Lapin IRA.

(110)	Sally Gordon has voting and investment control of the securities held by RBC Dain Rauscher Cust FBO Sally Gordon IRA.

(111)	Robert G. McNeil, Fred A. Middleton, Timothy C. Mills and Timothy J. Wollaeger are the managing directors of Sanderling V Beteiligungs and share voting and investment control of the securities.

(112)	Robert G. McNeil, Fred A. Middleton, Timothy C. Mills and Timothy J. Wollaeger are the managing directors of Sanderling V Biomedical Co-Investment Fund LP and share voting and investment control of the securities.

(113)	Robert G. McNeil, Fred A. Middleton, Timothy C. Mills and Timothy J. Wollaeger are the managing directors of Sanderling V Limited Partnership and share voting and investment control of the securities.

(114)	Robert G. McNeil and Fred A. Middleton are the general partners of Sanderling Venture Partners II LP and share voting and investment control of the securities.

(115)	Robert G. McNeil, Fred A. Middleton, Timothy C. Mills and Timothy J. Wollaeger are the general partners of Sanderling Venture Partners IV Co-Investment Fund LP and share voting and investment control of the securities.

(116)	Robert G. McNeil, Fred A. Middleton, Timothy C. Mills and Timothy J. Wollaeger are the managing directors of Sanderling Venture Partners V Co-Investment Fund LP and share voting and investment control of the securities.

(117)	Robert G. McNeil, Fred A. Middleton, Timothy C. Mills, Timothy J. Wollaeger and Paul A. Grayson are the managing directors of Middleton, McNeil, Mills & Associates VI, LLC, the General Parnter of Sanderling Venture Partners VI Co-Investment Fund, LP and share voting and investment control of the securities.

(118)	Robert G. McNeil and Fred A. Middleton are the general partners of Sanderling Ventures Limited LP and share voting and investment control of the securities.

(119)	Robert G. McNeil, Fred A. Middleton, Timothy C. Mills and Timothy J. Wollaeger are the managing directors of Sanderling Ventures Management V and share voting and investment control of the securities.

(120)	Robert G. McNeil, Fred A. Middleton, Timothy C. Mills and Timothy J. Wollaeger are the managing directors of Sanderling Ventures Management VI and share voting and investment control of the securities.

(121)	Robert G. McNeil is a Member of the Board of Directors of the Company.

(122)	Edmund B. Shea, Jr. and John Morrissey have voting and investment control of the securities held by Shea Ventures, LLC.

(123)	Shelby G. Kleimer has voting and investment control of the securities held by RBC Dain Rauscher Cust FBO Shelby G. Kleimer IRA.

(124)	Shirley J. Ward has voting and investment control of the securities held by RBC Dain Rauscher Cust FBO Shirley J. Ward IRA.

(125)	Consists of the following shares covered by this prospectus (1) 28,339 shares of common stock, as well as (2) 28,339 shares of common stock which are not covered by this prospectus.

(126)	Gregory J. Ingram & Heidi M. Ingram, Trustees and Diane Larson have voting and investment control of the securities held by the Ingram Family Trust. Each can act solely without approval of the other.

(127)	William R. Timken, Judith P. Timken, Trustees and Diane Larson have voting and investment control of the securities held by the Timken Living Trust. Each can act solely without approval of the other. William R. Timken has been a director of the Company since June 9, 2004.

(128)	Todd Henry has voting and investment control of the securities held by Todd Henry Cust M. Aidan Henry GA Unif. Transfers to Minors Act.

(129)	Ursus Capital, L.P. has voting and investment control of the securities held by Ursus Capital, L.P.

(130)	Ursus Offshore Ltd. has voting and investment control of the securities held by Ursus Offshore Ltd.

(131)	Mervyn Lapin is the general partner of Vail Fishing Partnership and has voting and investment control of the securities held by Vail Fishing Partners.

(132)	William G. Rodkey has been an employee and officer of the Company since 1992.

(133)	William J. Walsh has voting and investment control of the securities held by RBC Dain Rauscher Cust FBO William J. Walsh IRA.

(134)	William L. Clinkenbeard has voting and investment control of the securities held by RBC Dain Rauscher Cust FBO William L. Clinkenbeard IRA.

(135)	William Powell has voting and investment control of the securities held by William P. and Nancy N. Powell JT TEN.

(136)	Consists of the following shares covered by this prospectus (1) 70,000 shares of common stock and (2) 17,500 shares of common stock issuable upon exercise of common stock purchase warrants.

(137)	Consists of the following shares covered by this prospectus (1) 3,347,467 shares of common stock issuable upon conversion of an equal number of shares of our Series C Stock.

(138)	Consists of 100,000 shares of common stock issuable upon exercise of common stock purchase warrants.

(139)	Mervyn Lapin has voting and investment control of the securities held by Vail Securities Investment, Inc.

DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock summarizes the material terms and provisions of the indicated securities. For the complete terms of our common stock and preferred stock please refer to our certificate of incorporation and by-laws that we have filed with the SEC. The terms of these securities may also be affected by the Delaware General Corporation Law.

     We are authorized to issue 165,000,000 shares of common stock $0.01 par value per share and 60,000,000 shares of preferred stock, $0.01 par value per share, of which 15,309,822 are designated Series A Stock, 13,232,798 are designated Series B Stock (the “Series B Stock”), 30,000,000 are designated Series C Stock and 30,000 are designated Series A Junior Participating Preferred Stock. As of July 15, 2005, there were 67,703,730 shares of common stock outstanding. As of July 15, 2005, there were 14,632,958 shares of Series A Stock outstanding, no shares of Series B Stock outstanding, 11,046,637 shares of Series C Stock outstanding and no shares of Series A Junior Participating Preferred Stock outstanding.

Common Stock

     Voting. Except as otherwise required by law or our certificate of incorporation, including any certificate of designations for a series of preferred stock, each holder of common stock shall have one vote in respect of each share of stock held by him of record on the books of the corporation for the election of directors and on all matters submitted to a vote of our stockholders. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall be the act of the stockholders and shall decide any question brought before such meeting, unless according to the certificate of incorporation or by-laws a greater vote is required.

     Dividends. Subject to the preferential rights of the preferred stock, the holders of shares of common stock shall be entitled to receive, when and if declared by the board of directors, out of our assets which are by law available for dividends, dividends payable in cash, property or shares of capital stock.

     Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of our affairs, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the preferred stock, holders of common stock shall be entitled, unless otherwise provided by law or our certificate of incorporation, including any certificate of designations for a series of preferred stock, to receive all of our remaining assets of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of common stock held by them respectively.

     Other Rights and Restrictions. The outstanding shares of our common stock are validly issued, fully paid and nonassessable. Holders of our common stock do not have preemptive rights, and they have no right to convert their common stock into any other securities. Our common stock is not subject to redemption by us. The rights, preferences and privileges of common stockholders are subject to the rights of the stockholders of any series of preferred stock that are issued and outstanding or that we may issue in the future. Upon surrender to us or our transfer agent of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be our duty to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon our books. Our board of directors is authorized to set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose. We are subject to Section 203 of the Delaware General Corporation Law regarding business combinations with interested stockholders.

     Transfer Agent and Registrar. The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A.

Preferred Stock

     The preferred stock shall be issuable in series. In connection with the issuance of any series of preferred stock and to the extent now or hereafter permitted by the Delaware General Corporation Law, our board of directors is authorized to fix by resolution: (1) the designation of each series; (2) the stated value of the shares of each series; (3) the dividend rate or rates of each series and the date or dates and other provisions respecting the payment of dividends; (4) the provisions, if any, respecting the redemption of the shares of each series; and (5) subject to requirements of the Delaware General Corporation Law, (a) the voting rights; (b) the terms, if any, upon which the shares of each series shall be convertible into or exchangeable for any other shares of our stock; and (c) any other relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of each series.

Series A Stock

     We have designated 15,309,822 shares of our preferred stock, par value $0.01 per share, as Series A Stock. The Series A Stock ranks senior to the common stock, the Series B Stock and all other classes of stock established by our board of directors not otherwise designated as being senior in rights to the Series A Stock. If our board of directors declares that a dividend be paid on our common stock, the holders of Series A Stock shall also be entitled to receive dividends paid as if the Series A Stock were converted into shares of common stock immediately prior to the record date for payment of such dividends. The holders of record of shares of Series A Stock shall have the right to vote together with the holders of common stock on an as-converted basis. In the case of a separate class vote of the Series A Stock, each share of Series A Stock is entitled to cast one vote on each matter presented for vote.

     In the event of a liquidation, dissolution or winding up of our company, whether voluntary or involuntary, holders of Series A Stock are entitled to receive payment of a preference amount of $0.4481 per share (the “Series A Liquidation Amount”), subject to adjustments, plus any declared but unpaid dividends accrued through such date. In addition, holders of Series A Stock are entitled to receive payment of the Series A Liquidation Amount in the event of a sale by us of all or substantially all of our assets, or a merger or consolidation which results in our stockholders owning less than 50% of the surviving entity.

     The Series A Stock is convertible at any time, at the holder’s option, into shares of our common stock on a one for one basis. The Series A Stock is mandatorily convertible upon a qualified public offering that results in gross cash proceeds to us of at least $5,000,000 and is based upon a minimum valuation of our Company of $25,000,000. One share of common stock, subject to adjustment, shall be deliverable upon the conversion of each share of Series A Stock.

     The Series A Stock is redeemable at any time after the seventh anniversary of the issuance of the Series A Stock, assuming redemption is permitted by creditor arrangements, if any, then in effect and subject to applicable state law. Holders of at least a majority of the shares of Series A Stock must request redemption of all, and not less than all, of the Series A Stock. The redemption value shall equal the then current Series A Liquidation Amount.

Series C Stock

     We have designated 30,000,000 shares of our Preferred Stock, par value $0.01 per share, as Series C Stock. The Series C Stock ranks senior to our common stock, and to all other classes of stock established by our board of directors not designated as senior or equal to the Series C Stock. If our board of directors declares that a dividend be paid on our common stock, the holders of Series C Stock shall also be entitled to receive dividends paid as if the Series C Stock were converted into shares of common stock immediately prior to the record date for payment of such dividends. The holders of record of shares of Series C Stock shall have the right to vote together with the holders of common stock on an as-converted basis. In the case of a separate class vote of the Series C Stock, each share of Series C Stock is entitled to cast one vote on each matter presented for vote.

     In the event of a liquidation, dissolution or winding up of our company, whether voluntary or involuntary, holders of Series C Stock are entitled to receive payment of a preference amount of $0.4481 per share (the “Series C Liquidation Amount”), subject to adjustments, plus any declared but unpaid dividends accrued through such date. In addition, holders of Series C Stock are entitled to receive payment of the Series C Liquidation Amount in the event of a sale by us of all or substantially all of our assets, or a merger or consolidation which results in our stockholders owning less than 50% of the surviving entity.

     The Series C Stock is convertible at any time, at the holder’s option, into shares of our common stock on a one for one basis. The Series C Stock is mandatorily convertible upon a qualified public offering that results in gross cash proceeds to us of at least $10,000,000 and is based upon a minimum valuation of our Company of $50,000,000. One share of common stock, subject to adjustment, shall be deliverable upon the conversion of each share of Series C Stock.

     The Series C Stock is redeemable at any time after the seventh anniversary of the issuance of the Series C Stock, assuming redemption is permitted by creditor arrangements, if any, then in effect and subject to applicable state law. Holders of at least a majority of the shares of Series C Stock must request redemption of all, and not less than all, of the Series C Stock. The redemption value shall equal the then current Series C Liquidation Amount.

     The holders of Series C Stock are entitled to non-cumulative dividends if and when such dividends are declared by our Board of Directors. No dividends have been declared to date. In the event of any liquidation, dissolution, or winding up of our company, the holders of Series C Stock are entitled to receive an amount per share equal to the liquidation preference, which is equal to the purchase price of Series C Stock, plus any declared but unpaid dividends and subject to adjustment for stock splits and similar adjustments.

     Beginning in September 2010, the Series C Stock shall be subject to redemption at the option of not less than a majority of the holders of the Series C Stock at a per share redemption price equal to the liquidation value of the Series C Stock at the time of redemption. The liquidation value will equal the purchase price of the Series C Stock plus any declared, but unpaid dividends and taking into account any stock splits or similar adjustments to the Series C Stock. If a request for redemption at the option of the holders of the Series C Stock is made, we shall redeem not less than all of the Series C Stock at the Redemption Price, pro-rata among all of the holders of the Series C Stock, in one-third (1/3) increments on each of the 7th, 8th and 9th anniversaries of the issuance and delivery of the Series C Stock.

Series A Junior Participating Preferred and the Rights Agreement

     On May 6, 1997, we entered into a rights agreement. In connection with the rights agreement, our board of directors declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock, par value $0.01 per share (the “Common Shares”), of the Company. The dividend was payable on June 2, 1997. This rights agreement was amended on June 7, 2002 to exclude the merger between ReGen and RBio.

     In connection with the adoption of the rights agreement, we designated 30,000 shares of our preferred stock, par value $0.01 per share, as Series A Junior Participating Preferred Stock. The Junior Preferred Stock ranks junior to all series of any other class of our preferred stock. Each share of Junior Preferred Stock is entitled to a minimum preferential quarterly dividend payment of $1 per share, but is entitled to an aggregate dividend of 1,000 times the dividend declared per share of our common stock. Dividends shall be cumulative on outstanding shares of Junior Preferred Stock. Each share of Junior Preferred Stock has 1,000 votes, voting together with the common stock. Junior Preferred Stock purchasable upon exercise of the Rights is not redeemable. In the event of liquidation, the holders of the Junior Preferred Stock will be entitled to a minimum preferential liquidation payment of $1,000 per share, but will be entitled to an aggregate payment of 1,000 times the payment made per share of common stock. In the event of any merger, consolidation or other transaction in which common stock is exchanged, each share of Junior Preferred Stock will be entitled to receive 1,000 times the amount received per share of common stock.

     The rights agreement contains provisions that are designed to protect our stockholders in the event of an unsolicited attempt to acquire us, including a gradual accumulation of shares in the open market, a partial or two-tiered tender offer that does not treat all stockholders equally and other takeover tactics that our board of directors believes may be abusive and not in our stockholders’ best interests. The rights agreement gives our board of directors an opportunity to evaluate an offer and exercise good faith business judgment and, if necessary, take appropriate steps to protect and advance stockholder interests by negotiating with the bidder, auctioning our Company, implementing a recapitalization or restructuring designed as an alternative to the offer or taking other action.

     The rights agreement may have the effect of discouraging tender offers or other attempts to obtain control of our Company and thereby make the removal of incumbent management more difficult. The rights agreement, however, does not inhibit stockholders form utilizing the proxy mechanism to promote a change in the management or direction of our Company.

     The following description is a summary of the material terms of our rights agreement. It does not restate all of the terms of the agreement. The rights agreement, and not this description, defines the terms and provisions of the agreement.

     Initially the Rights will be transferred with and only with the Common Shares. Ten days following a public announcement that a person or group of affiliated or associated persons (excluding certain entities related to the Company) have acquired beneficial ownership of 15% or more of the outstanding Common Shares (an “Acquiring Person”) or ten business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 30% or more of the outstanding Common Shares, the Rights will become exercisable and separate certificates representing the Rights will be distributed.

     The Rights will expire on May 6, 2007 unless this expiration date is extended or unless the Rights are earlier redeemed or exchanged by the Company.

     When the Rights become exercisable, a Right holder is entitled to purchase from us one one-thousandth of a share of Junior Preferred Stock of our Company at a price of $60, subject to adjustment. If our Company is acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold after a person or group has become an Acquiring Person, each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction has a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person, will thereafter have the right to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right.

     At any time prior to (1) the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding Common Shares or (2) the public announcement or commencement of a tender or exchange offer which, if consummated, would result in a person having beneficial ownership of 30% or more of the outstanding Common Shares, our board of directors may redeem the rights in whole, but not in part, at a price of $0.01 per right. In addition, at any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares, our board of directors may exchange the Rights, in whole or in part, at an exchange ratio of one Common Share, or one one-thousandth of a share of Junior Preferred Stock (or of a share of a class or series of our preferred stock having equivalent rights, preferences and privileges) per Right, subject to adjustment.

Warrants

As of July 15, 2005, warrants to purchase 7,297,253 shares of our common stock at a weighted average exercise price of $0.80 per share were outstanding and exercisable and options to purchase 12,163,378 shares of common stock at a weighted average exercise price of $0.62 per share were outstanding and exercisable.

PLAN OF DISTRIBUTION

     We are registering the shares of common stock on behalf of the selling stockholders identified in this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner, and size of each sale of the common stock covered by this prospectus. In order to sell the shares of common stock being registered pursuant to this registration statement, the selling stockholders holding 2005 Warrants, Series A Stock or Series C Stock must have exercised such 2005 Warrants for, or converted such Series A Stock or Series C Stock into, shares of our common stock.

     The distribution of shares of common stock by the selling stockholders is not subject to any underwriting agreement. The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The shares may be sold by one or more of the following methods, without limitation:

•	A block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	Purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

•	Ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	Through options, swaps or derivatives;

•	Privately negotiated transactions;

•	In making short sales or in transactions to cover short sales; and

•	A combination of any of the above-listed methods of sale.

     Vail Fishing Partnership, Bravo Colorado Music Festival Endowment, Mervyn Lapin Profit Sharing Plan and Trust and Mervyn Lapin, a dealer for Vail Securities Investment, Inc., as broker-dealers or agents selling shares being registered by this prospectus, are each deemed to be an “underwriter” within the meaning of the Securities Act. Where required by state law, the selling stockholders will sell the shares through an registered broker-dealer. The securities are to be offered on the OTC Bulletin Board. In addition to the distribution of shares as outlined above, the holders of the Series A Stock may sell the shares of common stock to be issued upon conversion pursuant to Rule 144.

     None of the selling stockholders has any outstanding loans, advances or guarantees from the Company.

LEGAL MATTERS

     The validity of the common stock will be passed upon by Pillsbury Winthrop Shaw Pittman LLP, a limited liability partnership including professional corporations.

EXPERTS

     The consolidated financial statements of ReGen Biologics, Inc., at December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at:

•	Public Reference Room Securities and Exchange Commission 100 F Street, N.E. Room 1580 Washington, DC 20549

     Please call the SEC at (800) SEC-0330 for further information on the operating rules and procedures for the public reference room.

     We have filed with the SEC a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered hereby. This prospectus does not contain all of the information contained in the Registration Statement. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the SEC and may be obtained upon payment of a prescribed fee or may be examined without charge at the SEC’s public reference facility in Washington D.C. or copied without charge from its website.

     Our SEC filings are available to the public at no cost over the Internet at www.regenbio.com. Amendments to these filings will be posted to our website as soon as reasonably practicable after filing with the SEC. You may also request copies of any exhibits to the registration statement. Please direct your request to:

•	ReGen Biologics, Inc. 509 Commerce Street East Wing Franklin Lakes, NJ 07417 Attention: Investor Relations (201)651-3515

REGEN BIOLOGICS, INC.
(A Development Stage Company)

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	March 31, 2005	December 31, 2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,206	$12,190
Trade receivables	66	7
Receivables from related party	25	37
Inventory	85	76
Prepaid expenses and other current assets	234	236

Total current assets	10,616	12,546
Property and equipment, net	119	55
Other assets	116	123

Total assets	$10,851	$12,724

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$454	$378
Accounts payable to related parties	21	7
Accrued expenses	455	639
Pension liability	163	163
Current portion of capital leases	16	7

Total current liabilities	1,109	1,194
Other liabilities	20	19
Long-term portion of capital leases	54	4
Long-term portion of notes payable to related party, including accrued interest of $1,140 and $1,094 as of March 31, 2005 and December 31, 2004, respectively	7,182	7,136

Total liabilities	8,365	8,353
Series A redeemable convertible preferred stock, $.01 par value; 30,000,000 shares authorized; issued and outstanding 14,655,628 shares at liquidation preference of $6,567 as of March 31, 2005 and December 31, 2004	6,567	6,567
Series C redeemable convertible preferred stock, $.01 par value; 30,000,000 shares authorized; issued and outstanding 11,269,801 shares at liquidation preference of $5,050 as of March 31, 2005 and 12,943,533 shares at liquidation preference of $5,800 as of December 31, 2004	4,409	5,033
Stockholders’ equity (deficit):
Common stock	534	517
Accumulated other comprehensive loss	—	(58)
Additional paid-in capital	52,520	51,750
Deficit accumulated during development stage	(61,544)	(59,438)

Total stockholders’ equity (deficit)	(8,490)	(7,229)

Total liabilities and stockholders’ equity (deficit)	$10,851	$12,724

See accompanying Notes to Condensed Consolidated Financial Statements.

REGEN BIOLOGICS, INC.
(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

			Period from
			December 21, 1989
	Three Months Ended March 31,		(Inception) to
	2005	2004	March 31, 2005
	(unaudited)	(unaudited)	(unaudited)
Revenue:
Sales	$138	$95	$2,994
Royalties	17	12	201
Grant and other revenue	—	—	433

Total revenue	155	107	3,628
Expenses:
Costs of goods sold	224	59	3,526
Research and development	913	795	35,126
Business development, general and administrative	945	916	21,185
Recognition of expense for the minimum pension liability component of accumulated other comprehensive loss upon termination of defined benefit pension plan	58	—	58

Total expenses	2,140	1,770	59,895

Operating loss	(1,985)	(1,663)	(56,267)
Merger cost	—	—	(515)
Interest and other income	57	9	1,429
Rental income	78	79	1,976
Rent expense	(77)	(78)	(1,837)
Interest and other expense	(53)	(29)	(3,149)
License fees	—	—	2,050

Net loss	$(1,980)	$(1,682)	$(56,313)

Deemed dividend to Series C Preferred Stockholders upon issuance of Series C Preferred Stock with a beneficial conversion and amortization of related issuance costs	(126)	(52)	(5,231)

Net loss attributable to common stockholders	$(2,106)	$(1,734)	$(61,544)

Basic and diluted net loss per share attributable to common stockholders	$(0.04)	$(0.06)	$(3.06)

Weighted average number of shares used for calculation of net loss per share	53,238	29,322	20,126

See accompanying Notes to Condensed Consolidated Financial Statements.

ReGen Biologics, Inc.
(A Development Stage Company)
Consolidated Statement of Changes in Stockholders’ Equity (Deficit) and Series
A and Series C Redeemable Convertible Preferred Stock
Period from December 21, 1989 (inception) to March 31, 2005 (unaudited)
(In thousands, except share and per share data)

					Stockholders Equity (Deficit)
	Series A		Series C										Deficit
	Redeemable		Redeemable		Series A - F		Series B						Accumulated	Accumulated	Total
	Convertible		Convertible		Convertible		Convertible				Additional	Deferred	During	Other	Stockholders’
	Preferred		Preferred		Preferred		Preferred				Paid-In	Stock	Development	Comprehensive	Equity
	Stock		Stock		Stock		Stock		Common Stock		Capital	Compensation	Stage	Loss	(Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Issuance of common stock at $0.03127 per share for net assets contributed by founders in May 1990					—	$—			1,400,000	$1	$44	—	$—		$45
Issuance of common stock at $0.005 per share for cash in November 1991					—	—			700,000	—	3	—	—		3
Issuance of Series A convertible preferred stock at $1.00 per share for cash in April 1991, net of offering costs of $44					725,000	1			—	—	681	—	—		682
Issuance of Series B convertible preferred stock at $3.00 per share for cash and in exchange for notes payable in January, March, May, and July 1992, net of offering costs of $29					1,226,338	—			—	—	3,650	—	—		3,650
Net loss from inception (December 21, 1989) through December 31, 1992					—	—			—	—	—	—	(2,476)		(2,476)
Balance at December 31, 1992					1,951,338	1			2,100,000	1	4,378	—	(2,476)		1,904
Issuance of Series C convertible preferred stock at $4.50 per share for cash in December 1993, net of offering costs of $29					550,552	—			—	—	2,448	—	—		2,448
Exercise of common stock options at $0.30 per share for cash in February 1993					—	—			200	—	1	—	—		1
Issuance of common stock at $0.30 per share in 1993 in exchange for services to a consultant					—	—			5,000	—	1	—	—		1
Net loss					—	—			—	—	—	—	(1,342)		(1,342)
Balance at December 31, 1993					2,501,890	1			2,105,200	1	6,828	—	(3,818)		3,012
Net loss					—	—			—	—	—	—	(1,463)		(1,463)
Balance at December 31, 1994					2,501,890	1			2,105,200	1	6,828	—	(5,281)		1,549
Net loss					—	—			—	—	—	—	(1,959)		(1,959)
Balance at December 31, 1995					2,501,890	$1			2,105,200	$1	$6,828	—	$(7,240)		$(410)

[Additional columns below]

See accompanying Notes to Condensed Consolidated Financial Statements

ReGen Biologics, Inc.
(A Development Stage Company)
Consolidated Statement of Changes in Stockholders’ Equity (Deficit) and Series
A and Series C Redeemable Convertible Preferred Stock
Period from December 21, 1989 (inception) to March 31, 2005 (unaudited)
(In thousands, except share and per share data)

					Stockholders Equity (Deficit)
	Series A		Series C										Deficit
	Redeemable		Redeemable		Series A - F		Series B						Accumulated	Accumulated	Total
	Convertible		Convertible		Convertible		Convertible				Additional	Deferred	During	Other	Stockholders’
	Preferred		Preferred		Preferred		Preferred				Paid-In	Stock	Development	Comprehensive	Equity
	Stock		Stock		Stock		Stock		Common Stock		Capital	Compensation	Stage	Loss	(Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 1995 (carried forward)					2,501,890	$1			2,105,200	$1	$6,828	$—	$(7,240)		$(410)
Issuance of Series D convertible preferred stock at $7.25 per share for cash in March and April 1996, net of offering costs of $536					1,191,321	—			—	—	8,101	—	—		8,101
Exercise of common stock options at $0.10, $0.30, and $0.45 per share in August and October 1996					—	—			163,333	—	43	—	—		43
Net loss					—	—			—	—	—	—	(1,931)		(1,931)
Balance at December 31, 1996					3,693,211	1			2,268,533	1	14,972	—	(9,171)		5,803
Issuance of Series E convertible preferred stock at $7.25 per share for cash in August and September 1997, net of offering costs of $53					335,314	—			—	—	2,378	—	—		2,378
Exercise of common stock options at $0.10, $0.30, and $0.45 per share in April, August, and September 1997					—	—			32,111	—	5	—	—		5
Net loss					—	—			—	—	—	—	(3,868)		(3,868)
Balance at December 31, 1997					4,028,525	1			2,300,644	1	17,355	—	(13,039)		4,318
Exercise of common stock options at $0.10, $0.20, $1.27, and $1.45 per share in May, July, November and December 1998, respectively					—	—			159,879	—	108	—	—		108
Compensation expense associated with stock option modifications					—	—			—	—	56	—	—		56
Net loss					—	—			—	—	—	—	(3,815)		(3,815)
Balance at December 31, 1998					4,028,525	1			2,460,523	1	17,519	—	(16,854)		667
Exercise of common stock options at $.725 and $1.45 per share in April, June and August 1999					—	—			42,396	—	32	—	—		32
Issuance of Series F convertible preferred stock at $8.73 per share for cash					453,310	—			—	—	3,956	—	—		3,956
Compensation expense associated with stock option grants					—	—			—	—	3,436	(3,247)	—		189
Net loss					—	—			—	—	—	—	(5,458)		(5,458)
Balance at December 31, 1999					4,481,835	$1			2,502,919	$1	$24,943	$(3,247)	$(22,312)		$(614)

See accompanying Notes to Condensed Consolidated Financial Statements

ReGen Biologics, Inc.
(A Development Stage Company)
Consolidated Statement of Changes in Stockholders’ Equity (Deficit) and Series
A and Series C Redeemable Convertible Preferred Stock
Period from December 21, 1989 (inception) to March 31, 2005 (unaudited)
(In thousands, except share and per share data)

	Series A		Series C		Stockholders Equity (Deficit)
	Redeemable		Redeemable		Series A - F		Series B						Deficit
	Convertible		Convertible		Convertible		Convertible						Accumulated	Accumulated	Total
	Preferred		Preferred		Preferred		Preferred				Additional	Deferred	During	Other	Stockholders’
	Stock		Stock		Stock		Stock		Common Stock		Paid-In	Stock	Development	Comprehensive	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Compensation	Stage	Loss	(Deficit)
Balance at December 31, 1999 (brought forward)					4,481,835	$1			2,502,919	$1	$24,943	$(3,247)	$(22,312)		$(614)
Compensation expense associated with stock option grants in prior year					—	—			—	—	—	738	—		738
Compensation expense associated with stock option grants in current year					—	—			—	—	2,124	(1,642)	—		482
Stock options cancelled during 2000					—	—			—	—	(1,089)	1,089	—		—
Net loss					—	—			—	—	—	—	(5,229)		(5,229)
Balance at December 31, 2000					4,481,835	1			2,502,919	1	25,978	(3,062)	(27,541)		(4,623)
Exercise of common stock options at $.10 per share in 2001					—	—			25,000	—	3	—	—		3
Exercise of common stock options at $1.45 per share in 2001					—	—			125	—	—	—	—		—
Compensation expense associated with stock option grants in prior years					—	—			—	—	—	935	—		935
Compensation expense associated with stock option grants in current year					—	—			—	—	1,010	(833)	—		177
Stock options cancelled during 2001					—	—			—	—	(161)	161	—		—
Deferred stock compensation associated with stock option grants to non-employees in 2001					—	—			—	—	228	(131)	—		97
Net loss					—	—			—	—	—	—	(4,330)		(4,330)
Balance at December 31, 2001					4,481,835	$1			2,528,044	$1	$27,058	$(2,930)	$(31,871)		$(7,741)

See accompanying Notes to Condensed Consolidated Financial Statements

ReGen Biologics, Inc.
(A Development Stage Company)
Consolidated Statement of Changes in Stockholders’ Equity (Deficit) and Series
A and Series C Redeemable Convertible Preferred Stock
Period from December 21, 1989 (inception) to March 31, 2005 (unaudited)
(In thousands, except share and per share data)

	Series A		Series C		Stockholders Equity (Deficit)
	Redeemable		Redeemable		Series A - F		Series B						Deficit
	Convertible		Convertible		Convertible		Convertible						Accumulated	Accumulated	Total
	Preferred		Preferred		Preferred		Preferred				Additional	Deferred	During	Other	Stockholders’
	Stock		Stock		Stock		Stock		Common Stock		Paid-In	Stock	Development	Comprehensive	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Compensation	Stage	Loss	(Deficit)
Balance at December 31, 2001 (brought forward)					4,481,835	$1			2,528,044	$1	$27,058	$(2,930)	$(31,871)		$(7,741)
Issuance of Common Stock									301,930	1	104				105
Issuance of Convertible Preferred Stock for cash and conversion of bridge financing net of issuance costs of $138					5,564,047	1					6,716				6,717
Deferred stock compensation associated with stock option grants in 2002											370	(370)
Compensation expense associated with stock options outstanding												452			452
Effect of reverse merger and recapitalization:
Valuation of warrants associated with bridge financing											657				657
Valuation of beneficial conversion associated with bridge financing											843				843
Compensation expense associated with stock options outstanding recognized as a result of the reverse merger												2,848			2,848
Conversion of convertible preferred shares to Redeemable Convertible Preferred Series A at liquidation / redemption value	15,298,351	$6,855			(5,564,047)	(1)					(6,854)				(6,855)
Conversion of convertible preferred shares to Common Stock and Series B Preferred Shares					(4,481,835)	(1)	12,025,656	$120	297,146	3	(122)
Conversion of Subsidiary Common Stock into Company Common Stock and Series B Preferred Shares:
Elimination of Subsidiary Common Stock									(2,829,974)	(1)	1
Issuance of Company Common Stock									7,781,018	78	(78)
Company Common Stock and related equity held by existing shareholders (net of 18,115 shares held treasury)									8,966,966	89	2,678				2,767
Conversion of Convertible Preferred Series B Stock to Company Common Stock							(12,025,656)	(120)	12,025,656	120
Minimum Pension Liability Adjustment														$(58)
Net loss													(9,951)
Net loss and comprehensive loss											—				(10,009)
Balance at December 31, 2002	15,298,351	6,855			—	—	—		29,070,786	291	31,373	—	(41,822)	(58)	(10,216)
Compensation expense associated with stock options outstanding											405				405
Issuance of Redeemable Convertible Preferred Series C Stock, net of issuance costs of $612, which include the issuance of non-cash consideration in the form of warrants			22,246,153	$9,357							97				97
Issuance of Common Stock warrants to Series C Stockholders				(969)							969				969
Valuation of beneficial conversion associated with Series C Stock financing				(4,292)							4,292				4,292
Accretion of beneficial conversion associated with Series C Stock financing				4,292									(4,292)		(4,292)
Issuance of Common Stock — warrants exercised									230,000	2	113				115
Accretion of Series C Stock issuance cost				51									(51)		(51)
Net loss and comprehensive loss													(5,730)		(5,730)
Balance at December 31, 2003	15,298,351	$6,855	22,246,153	$8,439	—	$—	—	$—	29,300,786	$293	$37,249	$—	$(51,895)	$(58)	$(14,411)

See accompanying Notes to Condensed Consolidated Financial Statements

ReGen Biologics, Inc.
(A Development Stage Company)
Consolidated Statement of Changes in Stockholders’ Equity (Deficit) and Series
A and Series C Redeemable Convertible Preferred Stock
Period from December 21, 1989 (inception) to March 31, 2005 (unaudited)
(In thousands, except share and per share data)

					Stockholders Equity (Deficit)
	Series A		Series C
	Redeemable		Redeemable		Series A - F		Series B						Deficit
	Convertible		Convertible		Convertible		Convertible						Accumulated	Accumulated	Total
	Preferred		Preferred		Preferred		Preferred				Additional	Deferred	During	Other	Stockholders’
	Stock		Stock		Stock		Stock		Common Stock		Paid-In	Stock	Development	Comprehensive	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Compensation	Stage	Loss	(Deficit)
Balance at December 31, 2003 (brought forward)	15,298,351	$6,855	22,246,153	$8,439	—	$—	—	$—	29,300,786	$293	$37,249	$—	$(51,895)	$(58)	$(14,411)
Compensation expense associated with stock options outstanding											264				264
Accretion of Series C Stock issuance cost				173									(173)		(173)
Recognition of Series C Stock issuance cost upon conversion				589									(589)		(589)
Issuance of Common Stock — warrants exercised net of 8,901 shares held treasury									141,152	1	58				59
Issuance of Common Stock — options exercised									261,109	3	77				80
Issuance of Common Stock — common stock offering									12,074,595	121	9,745				9,866
Conversion of Series A Stock to Common Stock	(642,723)	(288)							642,723	6	282				288
Conversion of Series C Stock to Common Stock			(9,302,620)	(4,168)					9,302,620	93	4,075				4,168
Net loss and comprehensive loss													(6,781)		(6,781)
Balance at December 31, 2004	14,655,628	6,567	12,943,533	5,033	—	—	—	—	51,722,985	517	51,750	—	(59,438)	(58)	(7,229)
Stock-based compensation expense											37				37
Accretion of Series C Stock issuance cost				28									(28)		(28)
Recognition of Series C Stock issuance cost upon conversion				98									(98)		(98)
Conversion of Series C Stock to Common Stock			(1,673,732)	(750)					1,673,732	17	733				750
Recognition of expense for the minimum pension liability upon termination of defined benefit pension plan														58
Net loss													(1,980)
Net loss and comprehensive loss															(1,922)

Balance at March 31, 2005 (unaudited)	14,655,628	$6,567	11,269,801	$4,409	—	$—	—	$—	53,396,717	$534	$52,520	$—	$(61,544)	$—	$(8,490)

See accompanying Notes to Condensed Consolidated Financial Statements

REGEN BIOLOGICS, INC.
(A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

			Period from
			December 21, 1989
	Three Months Ended March 31,		(Inception) to
	2005	2004	March 31, 2005
	(unaudited)	(unaudited)	(unaudited)
Operating Activities
Net loss	$(1,980)	$(1,682)	$(56,313)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	65	119	6,649
Amortization of debt discount for warrant and beneficial conversion feature	—	—	1,500
Depreciation and amortization	8	28	2,187
Loss on disposal of property and equipment	—	—	9
Recognition of expense for the minimum pension liability component of accumulated other comprehensive loss upon termination of defined benefit pension plan	58	—	58
Exchange loss	4	—	4
Changes in operating assets and liabilities:
Other current assets and receivables	(72)	(51)	(236)
Inventory	(9)	(16)	(85)
Other assets	7	7	(66)
Accounts payable and accrued expenses	(48)	118	1,957
Other liabilities	1	9	39

Net cash used in operating activities	(1,966)	(1,468)	(44,297)

Investing Activities
Purchases of property and equipment	(11)	(5)	(2,013)
Changes in short-term investments	—	—	2,945

Net cash provided by (used in) investing activities	(11)	(5)	932

Financing Activities
Issuance of common stock to founders for contributed patents	—	—	42
Issuance of Series B preferred stock upon conversion of interest payable	—	—	6
Reduction in payable to stockholder	—	—	(76)
Proceeds from issuance of convertible preferred stock, net of offering costs paid in cash	—	—	34,221
Proceeds from issuance of common stock	—	31	10,420
Repayment of capital lease obligations	(3)	(1)	(126)
Proceeds from notes payable	—	—	11,410
Payments on notes payable	—	—	(2,323)

Net cash provided by (used in) financing activities	(3)	30	53,574

Effect of exchange rate changes on cash	(4)	—	(4)

Net increase (decrease) in cash	(1,984)	(1,443)	10,205
Cash and cash equivalents at beginning of period	12,190	8,323	1

Cash and cash equivalents at end of period	$10,206	$6,880	$10,206

Supplemental Disclosure of Cash Flow Information

			Period from
			December 21, 1989
	Three Months Ended March 31,		(Inception) to
	2005	2004	March 31, 2005
	(unaudited)	(unaudited)	(unaudited)
Non-cash disclosure:
Issuance of Series B convertible preferred stock upon conversion of notes payable	$—	$—	$300
Equipment purchased pursuant to capital leases	61	4	194
Cancellation of stock options associated with deferred stock compensation	—	—	1,250
Net assets assumed in merger	—	—	2,733
Conversion of bridge financing to equity	—	—	2,860
Beneficial Conversion of Series C Stock	—	—	4,292
Warrants associated with Series C Stock	—	—	969
Warrants associated with Series C Stock private placement agent fee	—	—	97
Conversion of Series A Preferred Stock	—	—	288
Warrants exercised, cashless transaction	—	—	10
Conversion of Series C Preferred Stock	750	—	4,918
Cash disclosure:
Cash paid for interest	2	—	318

See accompanying Notes to Condensed Consolidated Financial Statements.

REGEN BIOLOGICS, INC.
(A Development Stage Company)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(Dollars in thousands, except per share data)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

     The accompanying unaudited condensed consolidated financial statements of ReGen Biologics, Inc (“ReGen” or the “Company”) include accounts of the Company and its wholly-owned subsidiaries, RBio, Inc. and ReGen Biologics AG. Intercompany transactions and balances are eliminated in consolidation.

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all the information and notes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, the accompanying condensed consolidated financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position and the results of operations for the interim periods.

     ReGen will continue to require additional capital to further develop its products and further develop sales and distribution channels for its products around the world. Accordingly, the Company is still considered a development stage enterprise. Management believes that ReGen will emerge from the development stage when the Collagen Meniscus Implant, or CMI, product is available for sale in the U.S. or the Company begins to earn significant revenue from its principal operations.

     For further information, refer to the consolidated financial statements and notes included in ReGen’s Annual Report on Form 10-K for the year ended December 31, 2004.

     ReGen currently operates in one business segment, an orthopedic products company that develops, manufactures, and markets innovative tissue growth and repair products for U.S. and global markets. ReGen is managed and operated as one business segment. Accordingly, ReGen does not prepare financial information for separate product areas and does not have separate reportable segments as defined by Statement of Financial Accounting Standards (SFAS) No. 131, Disclosure about Segments of an Enterprise and Related Information.

     Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with a maturity of 90 days or less at the date of acquisition to be cash equivalents and as such has classified cash held in a money market account and sweep account as cash equivalents. The Company held cash equivalents of $8,963 and $11,009 in money market accounts and $336 and $680 in a sweep account as of March 31, 2005 and December 31, 2004, respectively.

     Inventories

     Inventories are valued at the lower of actual cost or market, using the first-in, first-out (FIFO) method. Work in process is calculated by estimating the number of units that will be successfully converted to finished goods, based upon a build-up in the stage of completion using estimated labor inputs for each stage and historical yields reduced by estimated usage for quality control testing.

Inventory consists of the following:

	March 31,	December 31,
	2005	2004
	(In thousands)

Raw material	$39	$29
Work in process	26	10
Finished goods	20	37

	$85	$76

     Inventory was adjusted down $126 and $30 as of March 31, 2005 and December 31, 2004, respectively, to reflect values at the lower of cost or market. At March 31, 2005, and December 31, 2004, 27% and 12%, respectively, of total inventory is valued at below the Company’s cost. The Company’s production process has a high degree of fixed costs and due to the early stage of market acceptance for its products, sales and production volumes may vary significantly from one period to another. Consequently, in some periods sales and production volumes are not adequate to provide for per unit costs that are lower than the current market price for the Company’s products.

     Accrued Expenses

     Accrued expenses consist of the following:

	March 31,	December 31,
	2005	2004
	(In thousands)

Accrued professional fees	$250	$313
Accrued wages and vacation	60	210
Accrued printing cost	94	52
Other accrued cost	51	64

	$455	$639

     Defined Benefit Plan

     The Company previously sponsored a defined benefit pension plan (“Pension Plan”) covering all former employees of National Health Advisors, a former subsidiary of the Company acquired in 1997. The Pension Plan was amended to freeze benefit accruals and the entry of new participants effective October 31, 1997. The sale of the Company’s APACHE business in 2001 resulted in the termination of all remaining participants in the Pension Plan.

     The Company previously disclosed in its financial statements for the year ended December 31, 2004, that it had elected to terminate this pension plan effective March 31, 2005. At the termination date, the Company recognized as expense $58 which was the minimum pension liability component of accumulated other comprehensive loss. During 2005, the Company expects to make a cash contribution from its existing cash resources to fully fund all benefits. The amount of the cash contribution, which the Company expects to approximate the accrued pension liability of $163 at March 31, 2005, will be determined by the Pension Plan’s actuaries as of the date of termination and is dependent upon the actual performance of the plan assets through the termination date. Other pension expense during the three month periods ending March 31, 2005 and 2004 was not material.

     Foreign Currency Transactions

     The Company has determined the functional currency of its Swiss subsidiary to be the U.S. dollar (USD). The Swiss subsidiary’s cash account is held in Swiss francs (CHF) and its books and records are maintained in CHF. The Company remeasures the Swiss subsidiary’s nonmonetary assets and liabilities and related revenue and expenses using historical rates, other statement of operations accounts using average rates for the period, and monetary assets and liabilities using rates in effect at the balance sheet date. Exchange gains and losses from intercompany transactions of a long-term investment nature are reported in other comprehensive income. Foreign currency transaction gains or losses for the change in exchange rates between the USD and the foreign currency in which a transaction is denominated, including exchange gains and losses from remeasurement of the Swiss subsidiary’s monetary assets and liabilities, are recognized currently in results of operations. Foreign currency transaction losses included in the consolidated results of operations for the three months ended March 31, 2005, approximated $5. Before 2005 the Company had no foreign currency transaction gains or losses.

     Rental Activities

     The Company subleases space in one of its facilities to an unrelated third party. Rental income and expense associated with this sublease are recorded below operating loss. Rental expense includes an allocation of building related expenses based on the ratio of subleased space to total space.

     Basic and Diluted Loss Per Share

     Basic net loss per share attributable to common stockholders is calculated by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. Shares that would be issued upon conversion of preferred stock or debt instruments are not included in the calculation of weighted average number of common shares outstanding during the period due to the Company’s net operating loss position. Dividends on preferred stock are not added to the net loss attributable to common stockholders until such dividends are declared. Due to the Company’s net operating loss position, all options, warrants and contingently issuable shares are antidilutive. Therefore, dilutive and basic net loss attributable to common shareholders are the same.

     Stock Based Compensation

     The Company accounts for its stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”), and related interpretations. No expense is recognized for options issued to employees where the exercise price is equal to or greater than the market value of the underlying security. Expense is recognized in the financial statements for options issued to employees where the option price is below the fair value of the underlying security, for options issued to non-employees, for options and warrants issued in connection with certain financing and equity transactions, and for common stock to be issued to a vendor in consideration for consulting services. Expense recognized for nonemployee options and for warrants issued in connection with equity transactions is measured based on management’s estimate of fair value and recognized on an accelerated basis over the respective vesting period. Fair value is calculated using the Black-Scholes method with the following assumptions at the date of measurement: risk-free interest rate, dividend yield, expected lives and expected volatility.

     The Company has adopted the disclosure only provisions of SFAS No. 123. Accordingly, if the exercise price of the Company’s employee stock options equals or exceeds the estimated fair value of the underlying stock on the date of grant, no compensation expense is generally recognized. Had compensation costs for the Company’s stock options been determined based on SFAS No. 123 as amended by SFAS No. 148, the Company’s net loss attributable to common stockholders and net loss per share attributable to common stockholders would have been as follows (in thousands, except per share data):

	Three Months Ended
	March 31,
	2005	2004

Net loss attributable to common stockholders, as reported	$(2,106)	$(1,734)
Add: Total stock-based employee compensation expense as reported under intrinsic value method (APB No 25) for all awards, net of related tax effects	35	113
Deduct: Total stock-based employee compensation expense determined under fair value based method (SFAS No. 123) for all awards, net of related tax effects	(191)	(253)

Pro forma net loss attributable to common stockholders	$(2,262)	$(1,874)

Net loss per share attributable to common stockholders:
Basic and diluted — as reported	$(0.04)	$(0.06)
Basic and diluted — pro forma	$(0.04)	$(0.06)
Shares	53,238	29,322

     Accounting Principles Issued But Not Yet Adopted

     On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

     In April 2005, the SEC delayed the effective date for Statement 123(R) to the beginning of any annual period after June 15, 2005 so that Statement 123(R) will be effective for us beginning on January 1, 2006.

     Statement 123(R) permits public companies to adopt its requirements using one of two methods:

     1. A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of Statement 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of Statement 123 for all awards granted to employees prior to the effective date of Statement 123(R) that remain unvested on the effective date.

     2. A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under Statement 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

     The Company plans to adopt Statement 123(R) using the modified-prospective method.

     As permitted by Statement 123, the company currently accounts for share-based payments to employees using Opinion 25’s intrinsic value method and, as such, generally recognizes no compensation cost for employee stock option grants with exercise prices equal to or greater than the fair value of the underlying stock at the grant date. Accordingly, the adoption of Statement 123(R)‘s fair value method will have a significant impact on our results of operations, although it will have no impact on our overall financial position. The impact of adoption of Statement 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had we adopted Statement 123(R) in prior periods, the impact of that standard using the same methods and assumptions as those used in the pro-forma disclosure required by Statement 123, would have approximated the impact of Statement 123 as disclosed above. Upon adoption of SFAS No 123(R), the Company may select a different valuation method and different assumptions which could have a significant impact on the amount of expense recognized. Statement 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. While the Company cannot estimate what those amounts will be in the future (because they depend on, among other things, when employees exercise stock options), previously the Company has not recognized operating cash flows for such excess tax deductions.

     In November 2004, the FASB issued FASB Statement No. 151, Inventory Costs, which amends the guidance in Accounting Research Bulletin (ARB) No. 43, Chapter 4, Inventory Pricing, to clarify that abnormal amounts of idle facility expense, freight, handling costs, and spoilage should be recognized as current-period charges. In addition Statement 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The Company is required to adopt the provisions of Statement 151 for inventory costs incurred beginning January 1, 2006. The Company is currently evaluating what effects, if any, adoption of the provisions of Statement 151 will have on the consolidated financial statements.

Reclassifications

     Stock-based compensation expense, previously presented separately in the consolidated statements of operations, has been reclassified as follows:

			Period from
	Three Months Ended March 31,		December 21, 1989
			(Inception) to
	2005	2004	March 31, 2005
	(unaudited)	(unaudited)	(unaudited)

Research and development	$9	$10	$3,099
Business development, general and administrative	56	109	3,550

Total stock-based compensation expense—reclassified	$65	$119	6,649

     Certain other prior year and inception to March 31, 2005 balances have been reclassified to conform to the current year’s presentation.

     (2) CONCENTRATIONS OF RISK

     The Company currently has two principal customers, which market and sell the Company’s two current products. Linvatec has a license to sell the Sharp Shooter product. The Centerpulse unit (“Centerpulse”) of Zimmer Holdings, Inc. (NYSE: ZMH) (“Zimmer”), which is also a shareholder of the Company, has, pursuant to a distribution agreement, a non-exclusive license to sell the CMI product outside of the United States and a license to sell the SharpShooter product in a limited manner in connection with the sale of the CMI. The distributorship agreement with Centerpulse will terminate effective August 11, 2005, at which time ReGen will have exclusive worldwide rights to market the CMI. Effective March 23, 2005, the Company has formed a Swiss subsidiary, ReGen Biologics AG, to conduct its marketing and distribution activities in Europe.

     Concentrations of receivables and revenue by customer as of and for the periods ended March 31, 2005 and 2004 are as follows:

	Three Months Ended		Year ended
	March 31,		December 31,
	2005	2004	2004
Receivables:
Trade (Linvatec)	72%	99%	16%
Related party (Centerpulse)	28%	1%	84%
Sales revenue:
Linvatec	80%	97%	54%
Centerpulse	20%	3%	46%
Royalties:
Linvatec	100%	100%	100%

     In several cases the Company relies on a single vendor to supply critical materials or components. All of these materials and components can currently be obtained by alternative suppliers, subject to the time and other resources required to initiate new vendor relationships.

     At March 31, 2005, less than 1% of the Company’s cash and cash equivalents balance was held in Swiss francs (CHF) and 6% of accrued expenses related to unsettled obligations denominated in CHF. For the three month period ended March 31, 2005, 3% of the Company’s expenses resulted from transactions denominated in CHF. Before 2005 the Company did not have cash and cash equivalents balances held in foreign currency or material transactions denominated in foreign currency.

     (3) RELATED PARTY TRANSACTIONS

     At March 31, 2005 and December 31, 2004, accounts payable due to related parties includes amounts due to a shareholder for reimbursable expenses. The March 31, 2005 balance also includes royalties due to an individual who is a shareholder and director.

     (4) CAPITAL TRANSACTIONS

     In the first quarter of 2005, holders of 1,673,732 shares of Series C Redeemable Convertible Preferred Stock exercised their right to convert their shares to an equal number of shares of common stock. As a result of this conversion, during the first quarter of 2005, $98 of unamortized issuance costs associated with the Series C Stock was immediately recognized as a deemed dividend to preferred stockholders for purposes of determining net loss attributable to common stockholders. The Common Stock issued upon conversion is included in the shares registered in July 2004.

     (5) COMMITMENTS AND CONTINGENCIES

     From time to time the Company may be a defendant to lawsuits incidental to the Company’s business. Further, the nature of the Company’s operations subject it to the inherent business risk of financial exposure to product liability claims. Currently, the Company is not a party to any material legal proceedings.

     The Company’s operations are under rigorous regulation by the U.S. Food and Drug Administration (FDA) and numerous other federal, state, and foreign governmental authorities. Our manufacturing facility and our products are subject to continual review and periodic inspection by regulatory agencies. In the second quarter of 2005 the FDA initiated an inspection, or audit, of the Company’s records relating to the CMI clinical trial. At the conclusion of such audits, the FDA generally issues a notice listing the investigators’ observations or, in some cases, the FDA may issue a more formal “warning letter.” Responding to FDA inquiries and providing the FDA with information is time consuming for management and could cause a delay in the submission of our PMA to the FDA. Failure to comply with FDA or other governmental regulations can result in fines, unanticipated compliance expenditures, recall or seizure of products, total or partial suspension of production and/or distribution, suspension of the FDA’s review of our PMA for the CMI, enforcement actions, injunctions, and criminal prosecution.

     (6) SUBSEQUENT EVENTS

     Subsequent to March 31, 2005, the Company’s Board of Directors and stockholders authorized an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 130,000,000 to 165,000,000 shares and approved a 1 for 7 reverse stock split of the Company’s issued and outstanding common stock. The reverse split may be effected at the Board’s discretion during a period of up to six months after May 13, 2005.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: Board of Directors
ReGen Biologics, Inc.

     We have audited the accompanying consolidated balance sheets of ReGen Biologics, Inc. (a development stage company) as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity (deficit) and Series A and Series C redeemable convertible preferred stock, and cash flows for each of the three years in the period ended December 31, 2004 and for the period from December 21, 1989 (inception) to December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ReGen Biologics, Inc. (a development stage company) as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, and for the period from December 21, 1989 (inception) to December 31, 2004 in conformity with U.S. generally accepted accounting principles.

/S/ ERNST & YOUNG LLP

Baltimore, Maryland
March 21, 2005

REGEN BIOLOGICS, INC.
(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

	December 31,
	2004	2003
	(In thousands, except
	share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$12,190	$8,323
Trade receivables	7	11
Receivables from related party	37	—
Inventory	76	216
Prepaid expenses and other current assets	236	247

Total current assets	12,546	8,797
Property and equipment, net	55	80
Other assets	123	152

Total assets	$12,724	$9,029

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$378	$429
Accounts payable to related parties	7	5
Accrued expenses	639	541
Pension liability	163	—
Current portion of capital leases	7	4

Total current liabilities	1,194	979
Pension liability	—	144
Other liabilities	19	19
Long-term portion of capital leases	4	3
Long-term portion of notes payable to related party, including accrued interest of $1,094 and $958 as of December 31, 2004 and 2003, respectively	7,136	7,001

Total liabilities	8,353	8,146
Series A redeemable convertible preferred stock, $.01 par value; 30,000,000 shares authorized; issued and outstanding 14,655,628 shares at liquidation preference of $6,567 as of December 31, 2004, and 15,298,351 shares at liquidation preference of $6,855 as of December 31, 2003	6,567	6,855
Series C redeemable convertible preferred stock, $.01 par value; 30,000,000 shares authorized; issued and outstanding 12,943,533 shares at liquidation preference of $5,800 as of December 31, 2004, and 22,246,153 shares at liquidation preference of $9,969 as of December 31, 2003	5,033	8,439
Stockholders’ equity (deficit):
Common stock, $.01 par value; 130,000,000 shares authorized; issued 51,750,001 shares at December 31, 2004, and 29,318,901 shares at December 31, 2003; 27,016 shares held in treasury at December 31, 2004, and 18,115 shares held in treasury at December 31, 2003	517	293
Accumulated other comprehensive loss	(58)	(58)
Additional paid-in capital	51,750	37,249
Deficit accumulated during development stage	(59,438)	(51,895)

Total stockholders’ equity (deficit)	(7,229)	(14,411)

Total liabilities and stockholders’ equity (deficit)	$12,724	$9,029

See accompanying Notes to Consolidated Financial Statements.

REGEN BIOLOGICS, INC.
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

				Period from
				December 21, 1989
	Years Ended December 31,			(Inception) to
	2004	2003	2002	December 31, 2004
	(In thousands, except per share data)
Revenue:
Sales	$461	$262	$737	$2,856
Royalties	43	31	44	184
Grant and other revenue	—	—	—	433

Total revenue	504	293	781	3,473

Expenses:
Costs of goods sold	371	349	1,039	3,302
Research and development	3,694	2,573	3,727	34,213
Business development, general and administrative	3,224	2,827	3,833	20,240

Total expenses	7,289	5,749	8,599	57,755

Operating loss	(6,785)	(5,456)	(7,818)	(54,282)
Merger cost	—	—	(515)	(515)
Interest and other income	138	23	66	1,372
Rental income	332	381	511	1,898
Rental expense	(329)	(403)	(425)	(1,760)
Interest expense	(137)	(275)	(1,770)	(3,096)
License fees	—	—	—	2,050

Net loss	$(6,781)	$(5,730)	$(9,951)	$(54,333)

Deemed dividend to Series C Preferred Stockholders upon issuance of Series C Preferred Stock with a beneficial conversion and amortization of related issuance cost	(762)	(4,343)	—	(5,105)

Net loss attributable to common stockholders	$(7,543)	$(10,073)	$(9,951)	$(59,438)

Basic and diluted net loss per share attributable to common stockholders	$(0.18)	$(0.35)	$(0.56)	$(3.04)

Weighted average number of shares used for calculation of net loss per share	42,436	29,114	17,671	19,583

See accompanying Notes to Consolidated Financial Statements.

REGEN BIOLOGICS, INC.
(A Development Stage Company)

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) AND SERIES A
AND SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK
Period from December 21, 1989 (inception) to December 31, 2004

					Stockholders Equity (Deficit)
	Series A		Series C										Deficit
	Redeemable		Redeemable		Series A - F		Series B						Accumulated	Accumulated	Total
	Convertible		Convertible		Convertible		Convertible				Additional	Deferred	During	Other	Stockholders’
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid In	Stock	Development	Comprehensive	Equity
	Share	Amount	Share	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Compensation	Stage	Loss	(Deficit)
	(Dollars in thousands, except per share data)
Issuance of common stock at $0.03127 per share for net assets contributed by founders in May 1990					—	$—			1,400,000	$1	$44	$—	$—		$45
Issuance of common stock at $0.005 per share for cash in November 1991					—	—			700,000	—	3	—	—		3
Issuance of Series A convertible preferred stock at $1.00 per share for cash in April 1991, net of offering costs of $44					725,000	1			—	—	681	—	—		682
Issuance of Series B convertible preferred stock at $3.00 per share for cash and in exchange for notes payable in January, March, May, and July 1992, net of offering costs of $29					1,226,338	—			—	—	3,650	—	—		3,650
Net loss from inception (December 21, 1989) through December 31, 1992					—	—			—	—	—	—	(2,476)		(2,476)
Balance at December 31, 1992					1,951,338	1			2,100,000	1	4,378	—	(2,476)		1,904
Issuance of Series C convertible preferred stock at $4.50 per share for cash in December 1993, net of offering costs of $29					550,552	—			—	—	2,448	—	—		2,448
Exercise of common stock options at $0.30 per share for cash in February 1993					—	—			200	—	1	—	—		1
Issuance of common stock at $0.30 per share in 1993 in exchange for services to a consultant					—	—			5,000	—	1	—	—		1
Net loss					—	—			—	—	—	—	(1,342)		(1,342)
Balance at December 31, 1993					2,501,890	1			2,105,200	1	6,828	—	(3,818)		3,012
Net loss					—	—			—	—	—	—	(1,463)		(1,463)
Balance at December 31, 1994					2,501,890	1			2,105,200	1	6,828	—	(5,281)		1,549
Net loss					—	—			—	—	—	—	(1,959)		(1,959)
Balance at December 31, 1995					2,501,890	$1			2,105,200	$1	$6,828	—	$(7,240)		$(410)

See accompanying Notes to Consolidated Financial Statements

REGEN BIOLOGICS, INC.
(A Development Stage Company)

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) AND SERIES A
AND SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED)
Period from December 21, 1989 (inception) to December 31, 2004

					Stockholders Equity (Deficit)
	Series A		Series C										Deficit
	Redeemable		Redeemable		Series A - F		Series B						Accumulated	Accumulated	Total
	Convertible		Convertible		Convertible		Convertible				Additional	Deferred	During	Other	Stockholders’
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid In	Stock	Development	Comprehensive	Equity
	Share	Amount	Share	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Compensation	Stage	Loss	(Deficit)
	(Dollars in thousands, except per share data)
Balance at December 31, 1995 (carried forward)					2,501,890	$1			2,105,200	$1	$6,828	$—	$(7,240)		$(410)
Issuance of Series D convertible preferred stock at $7.25 per share for cash in March and April 1996, net of offering costs of $536					1,191,321	—			—	—	8,101	—	—		8,101
Exercise of common stock options at $0.10, $0.30, and $0.45 per share in August and October 1996					—	—			163,333	—	43	—	—		43
Net loss					—	—			—	—	—	—	(1,931)		(1,931)
Balance at December 31, 1996					3,693,211	1			2,268,533	1	14,972	—	(9,171)		5,803
Issuance of Series E convertible preferred stock at $7.25 per share for cash in August and September 1997, net of offering costs of $53					335,314	—			—	—	2,378	—	—		2,378
Exercise of common stock options at $0.10, $0.30, and $0.45 per share in April, August, and September 1997					—	—			32,111	—	5	—	—		5
Net loss					—	—			—	—	—	—	(3,868)		(3,868)
Balance at December 31, 1997					4,028,525	1			2,300,644	1	17,355	—	(13,039)		4,318
Exercise of common stock options at $0.10, $0.20, $1.27, and $1.45 per share in May, July, November and December 1998, respectively					—	—			159,879	—	108	—	—		108
Compensation expense associated with stock option modifications					—	—			—	—	56	—	—		56
Net loss					—	—			—	—	—	—	(3,815)		(3,815)
Balance at December 31, 1998					4,028,525	1			2,460,523	1	17,519	—	(16,854)		667
Exercise of common stock options at $.725 and $1.45 per share in April, June and August 1999					—	—			42,396	—	32	—	—		32
Issuance of Series F convertible preferred stock at $8.73 per share for cash.					453,310	—			—	—	3,956	—	—		3,956
Compensation expense associated with stock option grants					—	—			—	—	3,436	(3,247)	—		189
Net loss					—	—			—	—	—	—	(5,458)		(5,458)
Balance at December 31, 1999					4,481,835	$1			2,502,919	$1	$24,943	$(3,247)	$(22,312)		$(614)

See accompanying Notes to Consolidated Financial Statements

REGEN BIOLOGICS, INC.
(A Development Stage Company)

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) AND SERIES A
AND SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED)
Period from December 21, 1989 (inception) to December 31, 2004

					Stockholders Equity (Deficit)
	Series A		Series C										Deficit
	Redeemable		Redeemable		Series A - F		Series B						Accumulated	Accumulated	Total
	Convertible		Convertible		Convertible		Convertible				Additional	Deferred	During	Other	Stockholders’
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid In	Stock	Development	Comprehensive	Equity
	Share	Amount	Share	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Compensation	Stage	Loss	(Deficit)
	(Dollars in thousands, except per share data)
Balance at December 31, 1999 (carried forward)					4,481,835	$1			2,502,919	$1	$24,943	$(3,247)	$(22,312)		$(614)
Compensation expense associated with stock option grants in prior year					—	—			—	—	—	738	—		738
Compensation expense associated with stock option grants in current year					—	—			—	—	2,124	(1,642)	—		482
Stock options cancelled during 2000					—	—			—	—	(1,089)	1,089	—		—
Net loss					—	—			—	—	—	—	(5,229)		(5,229)
Balance at December 31, 2000					4,481,835	1			2,502,919	1	25,978	(3,062)	(27,541)		(4,623)
Exercise of common stock options at $.10 per share in 2001					—	—			25,000	—	3	—	—		3
Exercise of common stock options at $1.45 per share in 2001					—	—			125	—	—	—	—		—
Compensation expense associated with stock option grants in prior years					—	—			—	—	—	935	—		935
Compensation expense associated with stock option grants in current year					—	—			—	—	1,010	(833)	—		177
Stock options cancelled during 2001					—	—			—	—	(161)	161	—		—
Deferred stock compensation associated with stock option grants to non-employees in 2001					—	—			—	—	228	(131)	—		97
Net loss					—	—			—	—	—	—	(4,330)		(4,330)
Balance at December 31, 2001					4,481,835	$1			2,528,044	$1	$27,058	$(2,930)	$(31,871)		$(7,741)

See accompanying Notes to Consolidated Financial Statements

REGEN BIOLOGICS, INC.
(A Development Stage Company)

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) AND SERIES A
AND SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED)
Period from December 21, 1989 (inception) to December 31, 2004

					Stockholders Equity (Deficit)
	Series A		Series C										Deficit
	Redeemable		Redeemable		Series A - F		Series B						Accumulated	Accumulated	Total
	Convertible		Convertible		Convertible		Convertible				Additional	Deferred	During	Other	Stockholders’
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid In	Stock	Development	Comprehensive	Equity
	Share	Amount	Share	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Compensation	Stage	Loss	(Deficit)
	(Dollars in thousands, except per share data)
Balance at December 31, 2001 (carried forward)					4,481,835	$1			2,528,044	$1	$27,058	$(2,930)	$(31,871)		$(7,741)
Issuance of Common Stock									301,930	1	104				105
Issuance of Convertible Preferred Stock for cash and conversion of bridge financing net of issuance costs of $138					5,564,047	1					6,716				6,717
Deferred stock compensation associated with stock option grants in 2002											370	(370)
Compensation expense associated with stock options outstanding												452			452
Effect of reverse merger and recapitalization:
Valuation of warrants associated with bridge financing											657				657
Valuation of beneficial conversion associated with bridge financing											843				843
Compensation expense associated with stock options outstanding recognized as a result of the reverse merger												2,848			2,848
Conversion of convertible preferred shares to Redeemable Convertible Preferred Series A at liquidation/redemption value	15,298,351	$6,855			(5,564,047)	(1)					(6,854)				(6,855)
Conversion of convertible preferred shares to Common Stock and Series B Preferred Shares					(4,481,835)	(1)	12,025,656	$120	297,146	3	(122)
Conversion of Subsidiary Common Stock into Company Common Stock and Series B Preferred Shares: Elimination of Subsidiary Common Stock									(2,829,974)	(1)	1
Issuance of Company Common Stock									7,781,018	78	(78)
Company Common Stock and related equity held by existing shareholders (net of 18,115 shares held treasury)									8,966,966	89	2,678				2,767

See accompanying Notes to Consolidated Financial Statements.

REGEN BIOLOGICS, INC.
(A Development Stage Company)

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) AND SERIES A
AND SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED)
Period from December 21, 1989 (inception) to December 31, 2004

					Stockholders Equity (Deficit)
	Series A		Series C										Deficit
	Redeemable		Redeemable		Series A - F		Series B						Accumulated	Accumulated	Total
	Convertible		Convertible		Convertible		Convertible				Additional	Deferred	During	Other	Stockholders’
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid In	Stock	Development	Comprehensive	Equity
	Share	Amount	Share	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Compensation	Stage	Loss	(Deficit)
	(Dollars in thousands, except per share data)
Conversion of Convertible Preferred Series B Stock to Company Common Stock							(12,025,656)	(120)	12,025,656	120
Minimum Pension Liability														$(58)
Net loss													(9,951)
Net loss and comprehensive loss															(10,009)
Balance at December 31, 2002	15,298,351	6,855					—	—	29,070,786	291	31,373	—	(41,822)	(58)	(10,216)
Compensation expense associated with stock options outstanding											405				405
Issuance of Redeemable Convertible Preferred Series C Stock, net of issuance costs of $612, which include the issuance of non-cash consideration in the form of warrants			22,246,153	$9,357							97				97
Issuance of Common Stock warrants to Series C Stockholders				(969)							969				969
Valuation of beneficial conversion associated with Series C Stock financing				(4,292)							4,292				4,292
Accretion of beneficial conversion associated with Series C Stock financing				4,292									(4,292)		(4,292)
Issuance of Common Stock — warrants exercised									230,000	2	113				115
Accretion of Series C Stock issuance cost				51									(51)		(51)
Net loss and comprehensive loss													(5,730)		(5,730)
Balance at December 31, 2003	15,298,351	$6,855	22,246,153	$8,439	—	$—	—	$—	29,300,786	$293	$37,249	$—	$(51,895)	$(58)	$(14,411)

See accompanying Notes to Consolidated Financial Statements.

REGEN BIOLOGICS, INC.
(A Development Stage Company)

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) AND SERIES A
AND SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED)
Period from December 21, 1989 (inception) to December 31, 2004

					Stockholders Equity (Deficit)
	Series A		Series C										Deficit
	Redeemable		Redeemable		Series A - F		Series B						Accumulated	Accumulated	Total
	Convertible		Convertible		Convertible		Convertible				Additional	Deferred	During	Other	Stockholders’
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid In	Stock	Development	Comprehensive	Equity
	Share	Amount	Share	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Compensation	Stage	Loss	(Deficit)
	(Dollars in thousands, except per share data)
Balance at December 31, 2003 (carried forward)	15,298,351	$6,855	22,246,153	$8,439	—	$—	—	$—	29,300,786	$293	$37,249	$—	$(51,895)	$(58)	$(14,411)
Compensation expense associated with stock options outstanding											264				264
Accretion of Series C Stock issuance cost				173									(173)		(173)
Recognition of Series C Stock issuance cost upon conversion				589									(589)		(589)
Issuance of Common Stock — warrants exercised net of 8,901 shares held treasury									141,152	1	58				59
Issuance of Common Stock — options exercised									261,109	3	77				80
Issuance of Common Stock — common stock offering									12,074,595	121	9,745				9,866
Conversion of Series A Stock to Common Stock	(642,723)	(288)							642,723	6	282				288
Conversion of Series C Stock to Common Stock			(9,302,620)	(4,168)					9,302,620	93	4,075				4,168
Net loss and comprehensive loss													(6,781)		(6,781)
Balance at December 31, 2004	14,655,628	$6,567	12,943,533	$5,033	—	$—	—	$—	51,722,985	$517	$51,750	$—	$(59,438)	$(58)	$(7,229)

See accompanying Notes to Consolidated Financial Statements.

REGEN BIOLOGICS, INC.
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

				Period from
				December 21, 1989
	Years Ended December 31,			(Inception) to
	2004	2003	2002	December 31, 2004
		(In thousands)
Operating Activities
Net loss	$(6,781)	$(5,730)	$(9,951)	$(54,333)
Adjustments to reconcile net loss to net cash used in operating activities:
Compensation expense associated with stock options	242	367	3,300	6,586
Amortization of debt discount for warrant and beneficial conversion feature	—	—	1,500	1,500
Non-cash interest expense	136	273	270	1,290
Depreciation and amortization	53	93	238	2,179
Loss on disposal of property and equipment	—	—	—	9
Changes in operating assets and liabilities: Other current assets and receivables	1	(40)	200	(164)
Inventory	140	46	31	(76)
Other assets	29	29	(131)	(73)
Accounts payable and accrued expenses	49	313	(194)	713
Other liabilities	19	(22)	—	38

Net cash used in operating activities	(6,112)	(4,671)	(4,737)	(42,331)

Investing Activities
Purchases of property and equipment	(19)	(44)	(6)	(2,002)
Changes in short-term investments	—	3,473	(201)	2,945

Net cash (used in) provided by investing activities	(19)	3,429	(207)	943

Financing Activities
Issuance of common stock to founders for contributed patents	—	—	—	42
Issuance of Series B preferred stock upon conversion of interest payable	—	—	—	6
Reduction in payable to stockholder	—	—	—	(76)
Proceeds from issuance of convertible preferred stock, net of offering costs	—	9,454	3,857	34,221
Proceeds from issuance of common stock, net of offering costs paid in cash	10,004	115	105	10,420
Repayment on capital lease obligations	(6)	(5)	(6)	(123)
Proceeds from notes payable	—	—	988	11,410
Payments on notes payable	—	—	—	(2,323)

Net cash provided by financing activities	9,998	9,564	4,944	53,577

Net increase in cash	3,867	8,322	—	12,189
Cash and cash equivalents at beginning of period	8,323	1	1	1

Cash and cash equivalents at end of period	$12,190	$8,323	$1	$12,190

Supplemental disclosure of cash flow information
Non-cash disclosure:
Issuance of Series B convertible preferred stock upon conversion of notes payable	$—	$—	—	$300
Equipment purchased pursuant to capital leases	9	—	10	133
Cancellation of stock options associated with deferred stock compensation associated	—	—	—	1,250
Net assets assumed in merger	—	—	2,733	2,733
Conversion of bridge financing to equity	—	—	2,860	2,860
Beneficial Conversion of Series C Preferred Stock	—	4,292	—	4,292
Warrants associated with Series C Preferred Stock	—	969	—	969
Warrants associated with Series C Preferred Stock private placement agent fee	—	97	—	97
Conversion of Series A Preferred Stock	288	—	—	288
Warrants exercised, cashless transaction	10	—	—	10
Conversion of Series C Preferred Stock	4,168	—	—	4,168
Cash disclosure:
Cash paid for interest	2	2	2	316

See accompanying Notes to Consolidated Financial Statements.

REGEN BIOLOGICS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

(1) NATURE OF BUSINESS

     ReGen Biologics, Inc. (“ReGen” or the “Company”), formerly Aros Corporation, a Delaware corporation, was incorporated as APACHE Medical Systems, Inc. (“APACHE”) on September 1, 1987. APACHE was a provider of clinically based decision support information systems and consulting services to the healthcare industry offering a comprehensive line of outcomes-based products and services, encompassing software, hardware, and related consulting and disease management information services. The Company sold or discontinued all APACHE business and changed its name to Aros Corporation in 2001.

     On June 21, 2002, the Company approved a merger of RBio, Inc. (“RBio”) into Aros Acquisition Corporation, a wholly owned subsidiary of the Company. In connection with the acquisition of RBio discussed below, as of November 12, 2002, Aros Corporation changed its name to ReGen Biologics, Inc. and began trading under the new ticker symbol “RGBI”, effective November 20, 2002. The merger included all of RBio’s business and operating activities and employees.

     RBio, Inc. (“RBio” or the “Subsidiary”), formerly ReGen Biologics, Inc., a Delaware corporation, was incorporated in California on December 21, 1989 and reincorporated in Delaware on June 28, 1990 for the purpose of research and development and, ultimately, the sale of collagen-based technologies and products to stimulate re-growth of tissue that, under natural conditions, does not regenerate adequately in humans. On November 12, 2002 ReGen Biologics, Inc. changed its name to RBio, Inc.

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant inter-company transactions and account balances have been eliminated in consolidation.

     Through its Subsidiary, the Company developed a proprietary collagen based matrix technology, which has been clinically proven to facilitate growth of new tissue to replace lost or damaged tissue. This technology produces a scaffold that uses the body’s own cells to grow new tissue into the implanted matrix. The matrix material then absorbs, leaving native tissue in its place. The Company chose to initially adapt this technology in the orthopedic area, which offers a substantial unmet need and large market size.

     The Company developed and currently markets outside the U.S., the Collagen Meniscus Implant (“CMI”). This implant product for the meniscus of the human knee is the Company’s initial application of its guided tissue generation technology. Patients with a damaged meniscus frequently undergo an arthroscopic surgical procedure known as a partial meniscectomy, removing the damaged tissue, leaving the patient with less meniscus to support the knee and protect the patient from further complications or injury. For many of these patients, the CMI presents a surgical alternative, with the potential to facilitate the growth of new tissue in the space created when meniscus tissue is removed in these procedures, allowing the patient to return to a more active lifestyle than otherwise may have been possible. The Company estimates that in 2004 there were approximately 1.2 million partial meniscectomy procedures performed worldwide, of which approximately 863,000 were performed in the United States.

     The Company has also developed and markets the SharpShooter Tissue Repair System (“SharpShooter”), a suturing device used to facilitate the surgical implant of the CMI, as well as to perform other similar arthroscopic meniscus repair procedures.

     The CMI and SharpShooter in 2000 each received the CE Mark for distribution in the European Economic Community. In 2002, the CMI was cleared for marketing in Australia and in 2000, the SharpShooter received marketing clearance by the United States Food and Drug Administration (“FDA”) for sale in the United States. In the fourth quarter of 2002 the Company completed the required enrollment and related surgical procedures for its CMI clinical trial in the United States.

     The U.S. CMI clinical trial is a multicenter pivotal trial consisting of 313 patients, 18 centers and 33 surgeons. Prior to submission of results in the Company’s Pre-market Approval Application (“PMA”), all patients will undergo a clinical follow-up exam at two years after the date of their CMI procedure. To date, the Company has completed two-year clinical follow-up visits for approximately 83% of the patients in the CMI trial. The Company expects the last of these two-year clinical follow-up exams to be completed in the second quarter of 2005. In July 2004, the Company submitted the manufacturing module, the first of three modules, of its PMA with the FDA and expects to complete its PMA submission with submission of the clinical module, the third and final module, by December 31, 2005.

     The Company will continue to require additional capital to further develop its products and further develop sales and distribution channels for its products around the world. Accordingly, the Company is still considered a development stage enterprise. Management believes that the Company will emerge from the development stage when the CMI product is available for sale in the U.S. or the Company begins to earn significant revenue from its principal operations.

     The future operating results of the Company may be affected by a number of risks and certain other factors. The Company’s future operating results are highly dependent upon its ability to obtain and maintain regulatory approvals for its CMI and other products. Although the CMI is cleared for sale and distributed in Europe, Australia and certain other countries, it is not approved for sale in the U.S., and the Company makes no claim regarding its safety, effectiveness or its potential for FDA approval. The process of review by the FDA is uncertain, and the FDA staff must clear the Company’s PMA for review by the Orthopedic Panel. Management expects that the FDA Orthopedic Panel will review the Company’s PMA and will issue its ruling on the CMI product in late 2006, with a final decision from the FDA thereafter. Nevertheless, there is no guarantee that the Company will receive approval by the FDA in any specific time frame, or at all. Should the FDA approve the CMI for sale in the U.S., sales of the CMI in the U.S. are not expected to occur until, at the earliest, the second half of 2007.

     In addition to regulatory related hurdles, in order to approach a position of positive operating earnings and cash flow, the Company will need to effectively address other operating issues, including special third party reimbursement provisions for the surgeons and facilities that will be responsible for implanting the Company’s CMI or other future products. While the Company is actively working to address these issues, there is no guarantee that the Company will be able to obtain special reimbursement provisions, or obtain them in any given time frame.

     The Company will continue pursuing additional permanent equity capital in order to support ongoing operations at least until the date it receives FDA approval for the CMI and is able to market the CMI in the United States. While the Company has been successful in the past in obtaining the necessary capital to support its operations, there is no guarantee that the Company will be able to obtain additional equity capital under commercially reasonable terms and conditions, or at all. Based upon current cash reserves and planned spending rates, including expected costs associated with development of a European distribution network, management believes the Company has adequate cash on hand to support ongoing operations through the first quarter of 2006. The Company anticipates that additional equity capital will be required to support ongoing operations, including continuation of its marketing and distribution activities in Europe, beyond the next 12 months; to further develop the Company’s tissue growth technology for other orthopedic applications; and to satisfy expenses associated with the preparation for and, if approved, launch of the CMI in the U.S.

(2) BASIS OF PRESENTATION

     On June 21, 2002, the Company approved a merger of the Subsidiary into Aros Acquisition Corporation, a wholly owned subsidiary of the Company. The acquisition of the Subsidiary has been recorded for accounting purposes as a reverse merger and recapitalization, whereby the Subsidiary is assumed to be the accounting acquirer of the Company. For purposes of this filing and future filings, the historical financial statements of the Subsidiary including related notes have replaced the prior historical financial statements of the Company. On the date of the merger between the Subsidiary and the Company, the assets and liabilities of the Company were merged into the historical balance sheet of the Subsidiary for consolidated financial statement purposes as if the Subsidiary had acquired the Company. The assets and liabilities of the Company at the acquisition date comprised approximately $2,950 in cash, approximately $212 in prepaid and other assets and approximately $430 in accounts payable, accrued expenses and other liabilities. The fair values of these assets and liabilities approximate their book values at the acquisition date. Because the Company was essentially a non-operating entity at the time of the merger, the merger was considered a capital transaction in substance and no goodwill was recorded. The common and preferred stock of the Subsidiary that was outstanding at the date of the merger was replaced with the common and preferred stock (along with additional paid in capital) of the Company including those shares issued to consummate the merger. The historical retained deficits of the Subsidiary were carried forward into the merged company.

     Costs associated with the merger included legal and accounting fees and an estimate of the costs to be incurred to register the unregistered shares distributed to the former shareholders of the Subsidiary in connection with the merger. The costs incurred in 2002 in connection with the merger were $515.

     For the twelve months ended December 31, 2002, the pro forma amounts indicating results as if the merger had taken place on January 1, 2002 for revenue, net loss and earnings per share attributable to common stockholders were $781, ($9,963) and ($0.56), respectively.

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Cash and Cash Equivalents and Short-term Investments

     The Company considers all highly liquid investments purchased with a maturity of 90 days or less at the date of acquisition to be cash equivalents and as such has classified the cash held in money market accounts and a sweep account as cash equivalents. As of December 31, 2004 and December 31, 2003, the Company held cash equivalents of $11,009 and $8,091 in money market accounts and $680 and $232 in a sweep account, respectively.

     Inventories

     Inventories are valued at the lower of actual cost or market, using the first-in, first-out (FIFO) method. Work in process is calculated by estimating the number of units that will be successfully converted to finished goods, based upon a build-up in the stage of completion using estimated labor inputs for each stage and historical yields reduced by estimated usage for quality control testing.

     Property and Equipment

     Property and equipment are stated at cost. Depreciation of computer, office, and manufacturing equipment is calculated using the straight-line method over the estimated useful lives (three to five years), and leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the lease term.

     Income Taxes

     The Company provides for income taxes in accordance with the asset and liability method, prescribed by Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     Revenue Recognition

     The Company sells its products to distributors of orthopedic products under license agreements.

     Revenue from sales of products is recognized when goods are shipped to the distributors (the customers). Amounts billed to customers for shipping and handling are included in revenue from sales. Shipping and handling costs incurred by the Company are included in cost of goods sold. Under our agreements our customers do not have a right to return the product other than for quality issues and are required to purchase minimum quantities.

     The Company’s agreements with its customers provide for certain royalty payments to the Company when the customer sells the products to the end users. The Company recognizes royalty revenue when amounts are determinable and the Company has fulfilled its obligations under the applicable agreement.

     License fees represent payments received from customers for licenses to sell the Company’s products in various geographic areas (see Note 9). These fees are recognized as other income when all performance criteria in the underlying agreement have been met. License fees are not recurring.

     Research and Development Costs

     All research and development costs are charged to expense as incurred.

     Patent and Licensing Costs

     The Company records costs incurred to obtain patents and licenses as research and development expense.

     Advertising Costs

     All advertising costs are expensed as incurred. During the years ended December 31, 2004, 2003 and 2002, the Company expensed approximately $9, $18 and $89, respectively, as advertising costs.

     Comprehensive Loss

     Comprehensive loss includes all changes in stockholders’ equity during a period except those resulting from investments by owners and distributions to owners. The Company’s accumulated other comprehensive loss comprises a minimum pension liability.

     Fair Value of Financial Instruments and Concentrations

     The carrying amount of the Company’s variable rate debt approximates fair value. The fair value of the fixed rate debt, including original principal and accrued compounded interest, was approximately $302 and $283 as of December 31, 2004 and 2003, respectively. The fair value of the fixed rate debt is based on the Company’s estimate of its current incremental borrowing rate of 200 — 400 basis points above the prime rate. The carrying amount of the Company’s cash and cash equivalents, trade receivables, receivables from related party, accounts payable and accrued expenses approximate fair value due to their short-term nature.

     The Company currently has two principal customers (see Note 9), which market and sell the Company’s two current products. Customer A has the license to sell the Sharp Shooter product. Customer B, which is also a shareholder of the Company, has the license to sell the CMI product outside of the United States and a license to sell the SharpShooter product in a limited manner in connection with the sale of the CMI. Concentrations of receivables and revenues by customer as of and for the years ended December 31, 2004, 2003 and 2002 are as follows:

	Years Ended
	December 31,
	2004	2003	2002
Accounts receivable:
Customer A	16%	100%	8%
Customer B	84%	—%	92%
Sales:
Customer A	54%	23%	55%
Customer B	46%	77%	45%
Royalties:
Customer A	100%	100%	100%

     In several cases the Company relies on a single vendor to supply critical materials or components. All of these materials and components can currently be obtained by alternative suppliers, subject to the time and other resources required to initiate new vendor relationships.

     Use of Estimates

     The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Stock Based Compensation

     The Company has a stock-based employee compensation plan, which is described more fully in Note 13, and records compensation expense using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”), and related interpretations. Under APB No. 25, compensation expense for stock options issued to employees is measured as the excess, if any, of the fair market value of the Company’s stock at the date of the grant over the exercise price of the related option. The estimated expense is recognized over the vesting periods specified in the respective grant awards. For grant awards that provide for graded vesting, the Company recognizes the estimated expense on an accelerated basis.

     The following table illustrates the effect on the Company’s net loss attributable to common stockholders and loss per share attributable to common stockholders if we had recorded stock-based employee compensation by applying the fair value recognition provisions of Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation.

	Years Ended December 31
	2004	2003	2002
	(In thousands)
Net loss attributable to common stockholders, as reported	$(7,543)	$(10,073)	$(9,951)
Add: Total stock-based employee compensation expense as reported under intrinsic value method (APB No 25) for all awards, net of related tax effects	217	97	3,128
Deduct: Total stock-based employee compensation expense determined under fair value based method (SFAS No. 123) for all awards, net of related tax effects	(795)	(388)	(6,385)

Pro forma net loss attributable to common stockholders	$(8,121)	$(10,364)	$(13,208)

Loss per share attributable to common stockholders:
Basic and diluted — as reported	$(0.18)	$(0.35)	$(0.56)
Basic and diluted — pro forma	$(0.19)	$(0.36)	$(0.75)

     The fair value of the options is estimated on the date of the grant using the Black-Scholes option pricing model.

     The following assumptions were used in the pricing calculation for 2004, 2003 and 2002:

	Years Ended December 31,
	2004	2003	2002
Risk-free interest rate	4.12 - 4.80%	2.94 - 4.05%	2.55 - 4.68%
Dividend yield	0%	0%	0%
Expected lives	10 years	5 - 10 years	7 - 10 years
Expected volatility	91.57 - 100.50%	102.10 - 108.10%	93.27%

     The expected volatility for 2002 was calculated by using the average volatility of comparative companies due to RBio being a privately held company prior to the reverse merger and recapitalization. The expected volatility for 2004 and 2003 was calculated by using historical stock prices of the Company.

     Stock options issued to non-employees are valued at their fair value using the Black-Scholes method on their date of grant. Expense associated with stock options issued to non-employees is amortized over the shorter of the vesting period or the period to which the related services pertain.

     Adoption of New Accounting Pronouncements

     In December 2003, the FASB issued FASB Statement No. 132 (revised 2003), Employers’ Disclosures about Pensions and Other Postretirement Benefits. The revised standard requires new disclosures in addition to those required by the original standard about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. As revised, SFAS No. 132 was effective for financial statements for fiscal years ending after December 15, 2003. The interim-period disclosures required by this standard were effective for interim periods beginning after December 15, 2003. See Note 11 for disclosures regarding the Company’s benefit plans.

     Accounting Principles Issued But Not Yet Adopted

     On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123 (R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123 (R) is similar to the approach described in Statement 123. However, Statement 123 (R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

     Statement 123(R) must be adopted no later than July 1, 2005. Early adoption will be permitted in periods in which financial statements have not yet been issued. We expect to adopt Statement 123(R) on July 1, 2005.

Statement 123(R) permits public companies to adopt its requirements using one of two methods:

     1. A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of Statement 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of Statement 123 for all awards granted to employees prior to the effective date of Statement 123(R) that remain unvested on the effective date.

     2. A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under Statement 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

The Company plans to adopt Statement 123(R) using the modified-prospective method.

     As permitted by Statement 123, the company currently accounts for share-based payments to employees using Opinion 25’s intrinsic value method and, as such, generally recognizes no compensation cost for employee stock option grants with exercise prices equal to or greater than the fair value of the underlying stock at the grant date. Accordingly, the adoption of Statement 123(R)’s fair value method will have a significant impact on our results of operations, although it will have no impact on our overall financial position. The impact of adoption of Statement 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had we adopted Statement 123(R) in prior periods, the impact of that standard using the same methods and assumptions as those used in the pro-forma disclosure required by Statement 123, would have approximated the impact of Statement 123 as disclosed above. Upon adoption of SFAS No 123(R), the Company may select a different valuation method and different assumptions which could have a significant impact on the amount of expense recognized. Statement 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. While the company cannot estimate what those amounts will be in the future (because they depend on, among other things, when employees exercise stock options), previously the Company has not recognized operating cash flows for such excess tax deductions.

   Reclassifications

     Stock-based compensation expense, previously presented separately in the consolidated statements of operations, has been reclassified as follows:

				Period from
				December 21, 1989
	Years Ended December 31,			(Inception) to
	2004	2003	2002	December 31, 2004
		(In thousands)
Research and development	$38	$23	$1,614	$3,090
Business development, general and administrative	204	344	1,686	3,494

Total stock-based compensation expense—reclassified	$242	$367	$3,300	$6,584

     Certain other prior year and inception to December 31, 2004 balances have been reclassified to conform to the current year’s presentation.

(4) PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

	December 31,
	2004	2003
	(In thousands)
Computer equipment	$101	$111
Office equipment	99	105
Manufacturing equipment	464	464
Leasehold improvements	1,159	1,175

	1,823	1,855
Less accumulated depreciation and amortization	(1,768)	(1,775)

	$55	$80

     Depreciation and amortization of property and equipment was $53, $93 and $238 during 2004, 2003 and 2002, respectively.

(5) INVENTORY

     Inventory consists of the following:

	December 31,
	2004	2003
	(In thousands)
Raw material	$29	$29
Work in process	10	16
Finished goods	37	171

	$76	$216

     Inventory was adjusted down $30 and $62 during 2004 and 2003, respectively, to reflect values at the lower of cost or market. At December 31, 2004 and 2003, 12% and 8%, respectively, of total inventory is valued at below the Company’s cost. The Company’s production process has a high degree of fixed costs and due to the early stage of market acceptance for its products, sales and production volumes may vary significantly from one period to another. Consequently, in some periods sales and production volumes are not adequate to provide for per unit costs that are lower than the current market price for the Company’s products.

(6) ACCRUED EXPENSES

     Accrued expenses consist of the following:

	December 31,
	2004	2003
	(In thousands)
Accrued professional fees	$313	$190
Accrued officer compensation	174	178
Accrued printing cost	52	26
Other accrued cost	100	147

	$639	$541

(7) NOTES PAYABLE

   Credit Agreement and 2000 Credit Agreement

     On November 30, 1998, the Subsidiary entered into a Credit Facility (Credit Agreement) with a shareholder, who also holds the license to sell the Company’s CMI product outside of the United States. (see Note 9). The Credit Agreement provides for financing tranches of up to $2,043. As of December 31, 2004, the Subsidiary has drawn the entire amount available. This facility originally was scheduled to mature on December 1, 2003. During 2002, the Credit Agreement was amended to extend the maturity date to the earlier of 36 months from the date the Subsidiary receives FDA approval for its CMI product, or December 31, 2009. On the due date, the Subsidiary may, at its option and subject to certain conditions, require any unpaid debt to be converted to equity. The outstanding balance bears interest that compounds annually, at LIBOR, adjusted annually by tranche, ranging from 1.32% — 3.06% and 1.27% — 2.35% during 2004 and 2003, respectively. Accrued interest related to the Credit Agreement is due upon maturity of the underlying principal.

     On March 15, 2000, the Subsidiary entered into another Credit Facility (2000 Credit Agreement) with the same shareholder as the Credit Agreement. The 2000 Credit Agreement provided for financing tranches of up to $4,000. As of December 31, 2004, the Subsidiary has drawn the entire amount available. This facility originally was scheduled to mature on March 14, 2005. During 2002, the 2000 Credit Agreement was amended to extend the maturity date to the earlier of 36 months from the date the Subsidiary receives FDA approval for its CMI product, or December 31, 2009. On the due date, the Subsidiary may, at its option and subject to certain conditions, require any unpaid debt be converted to equity. $350 of the financing is fixed at a rate of 7% compounded annually. The remaining $3,650 bears interest that compounds annually, at LIBOR, adjusted annually by tranche, ranging from 1.14% — 2.76% and 1.14% — 2.93% during 2004 and 2003, respectively. Accrued interest related to the 2000 Credit Agreement is due upon maturity of the underlying principal.

     In connection with the 2000 Credit Agreement, the lender has obtained a security interest in certain of the Company’s intellectual properties.

     As of December 31, 2004, accrued interest on the credit facilities was approximately $1,094. The weighted average interest rate on the credit facilities for the year ended December 31, 2004 and 2003 was 1.92% and 1.90%, respectively.

     Bridge Loan Agreement and 2002 Bridge Loan Agreement

     On April 13, 2001 the Subsidiary entered into a bridge loan agreement (Bridge Loan Agreement) with existing shareholders and a third party, whereby the lenders were committed to make available up to $3,000, subject to terms outlined in the Bridge Loan Agreement, in exchange for convertible subordinated notes. Based on these terms, $1,674 became available under the Bridge Loan Agreement and was deposited into an escrow account. In addition to the principal, the Subsidiary was able to borrow interest accrued on the principal while the proceeds were held in escrow. As of June 21, 2001, the Subsidiary had borrowed $1,681 under the Bridge Loan Agreement. Interest compounded annually at Prime plus one percent, or 9.0% at the time of the loan and was due upon maturity of the underlying principal. In accordance with the terms of these notes, the outstanding principal and accrued interest was converted into Series G Convertible Preferred Stock of the Subsidiary and ultimately into Series A Convertible Preferred Stock of ReGen (see further discussion below). In addition, upon conversion of the notes, the terms of warrants attached to the notes became fixed (see further discussion below).

     In March 2002 the Subsidiary entered into $1,000 of convertible subordinated promissory notes (Notes) with related parties. The Notes were scheduled to mature in March 2003 and accrued interest at Prime plus 1%, or 5.75% at the time of the loan. In accordance with the terms of these notes, the outstanding principal and accrued interest was converted into Series G Convertible Preferred Stock of the Subsidiary and ultimately into Series A Convertible Preferred Stock of ReGen (see further discussion below). In addition, upon conversion of the notes, the terms of the warrants attached to the notes became fixed (see further discussions below).

     On June 21, 2002, the Subsidiary issued 5,564,048 shares of Series G Convertible Preferred Stock (Series G Stock) to existing shareholders of the Subsidiary for $1.2321 per share. Cash of $4,000 was received for 3,246,490 of the shares issued. The remaining 2,317,558 shares were issued upon conversion of the borrowings under the Bridge Loan Agreement and Notes, principal and accrued interest from 2001 and 2002 financings with a value of approximately $2,860. Subsequent to the conversion of these notes payable into Series G Stock, and also on June 21, 2002, in connection with the merger of ReGen and Aros, the Series G Stock was exchanged for Series A Convertible Preferred Stock of ReGen at a rate of 2.7495 ReGen Series A Stock for each share of ReGen Series G Stock, resulting in 6,372,126 shares of Aros Series A Stock.

     In accordance with the terms of the Bridge Loan Agreement and the Notes, on June 21, 2002, the Subsidiary issued 782,602 five year warrants for common stock exercisable for $1.2321 per share, calculated based upon 25% of the principal and interest outstanding on the 2001 notes and 50% of the principal and interest outstanding on the 2002 notes payable as of June 21, 2002, divided by $1.2321 per share (the purchase price per share paid for the Series G Stock). In connection with the Merger of RBio and ReGen, these warrants were assumed by the Company. Subsequent to the merger, the warrants became exercisable for 2,151,765 shares of ReGen Common Stock at a price of $0.43 per share. In accordance with the terms of the Bridge Loan Agreement and the Notes, the exercise price and number of shares exercisable under the warrants was not known until the consummation of the Series G financing. Therefore, no value had previously been assigned to the warrants or the beneficial conversion feature of the Bridge Loan Agreement and the Notes. At June 21, 2002 the value of the warrants issued was established as $657 and the value of the beneficial conversion was established as $844. The sum of these amounts was recorded as a reduction of the borrowings outstanding (debt discount) and an increase in additional paid in capital on June 21, 2002. The warrants and beneficial conversion are fully vested; therefore the entire amount of the debt discount was recorded as interest expense on June 21, 2002.

(8) CAPITAL LEASES

     Future payments under capital lease obligations at December 31, 2004 are as follows:

December 31, 2004
Capital Leases
(In thousands)
2005	8
2006	3
2007	2

13
Amounts representing interest	(2)

$11

     Property and equipment under capital leases at December 31, 2004 and 2003, is $10 and $7, net of accumulated amortization of $20 and $14, respectively. Amortization of assets recorded under capital leases is included in the Company’s depreciation expense.

(9) LICENSE AGREEMENTS

     Product Distribution License Agreements

     In February 1996, the Subsidiary entered into a perpetual product distribution agreement (1996 Product Distribution Agreement) for the Collagen Meniscus Implant (CMI) with a shareholder of the Subsidiary (Customer B), who is also the holder of the majority of the Subsidiary’s long-term debt. The Subsidiary received a nonrefundable, non-creditable $750 licensing fee in February 1996 in exchange for the granting of exclusive distribution and marketing rights outside the United States of America for the product under development.

     An additional $1,000 was recognized as other income during 2001 under the milestone provisions as adjusted by a new agreement between the parties during 2001. This payment is also nonrefundable and non-creditable. Also, under this agreement, the Subsidiary will be reimbursed by Customer B for all expenses it incurs in connection with obtaining regulatory approval for the CMI outside the United States of America. At December 31, 2004 and 2003, the Subsidiary had a receivable from Customer B of approximately $37 and $0, respectively.

     In January 2002, the Subsidiary entered into an amendment to its 1996 Product Distribution Agreement. The amendment provides for (i) further definition and certain changes to the 1996 Product Distribution Agreement, including marketing activities and annual sales minimums and (ii) restructuring of the Credit Agreement and 2000 Credit Agreement, calling for repayment of such credit agreements to occur at the earlier of 36 months from the date the Subsidiary receives FDA approval for its CMI product, or December 31, 2009. On the due date, the Company may, at its option and subject to certain conditions, require any unpaid debt be converted to equity.

     In 2003, Customer B was obligated to sell a minimum of 800 CMI’s. On February 5, 2004, Customer B submitted its final sales report for the calendar year ended December 31, 2003. This report indicated that Customer B failed to meet the minimum sales requirements. Pursuant to the terms of the 1996 Product Distribution Agreement as amended, the Subsidiary elected to amend the distribution agreement to make the distribution rights to the CMI held by Customer B non-exclusive. This election took effect on April 17, 2004. On February 15, 2005, the Subsidiary received notification from Customer B of its intent to terminate its non-exclusive distribution rights to the CMI under the distribution agreement. The termination will become effective on August 11, 2005.

     During 2000, the Subsidiary entered into an exclusive distribution agreement with a distributor granting the distributor exclusive rights to sell the Sharp Shooter product throughout the world. Pursuant to the terms of this agreement the distribution rights became non-exclusive in April 2002. In 2000 the Company received and recognized as license fee income a $300 nonrefundable, non-creditable license fee. The distributor is obligated to pay the Subsidiary a royalty on net sales of products sold by the distributor to end users at rates up to between 10% and 12%. For the years ended December 31, 2004, 2003 and 2002, the amount of royalty income under this agreement was $43, $31 and $44, respectively.

     Technology License Agreements

     In April 1997, the Subsidiary entered into an agreement with a member of its Board of Directors and Modified Polymer Components, Inc. (MPC) to obtain an exclusive license to certain patent rights used in connection with the SharpShooter. The Subsidiary paid $100 in 1997 in license fees ($80 to the member of the Board of Directors and $20 to MPC). Such fees were charged to research and development expense as the related technology was considered by the Subsidiary to be in the development stage, and such technology had no alternative future use. The Subsidiary is required to pay a royalty of up to 6% (up to 4.8% to the member of the Board of Directors and up to 1.2% to an assignee of MPC) on net sales of products sold incorporating the licensed technology. In 2000, MPC assigned its rights to this royalty contract to a third-party. For the years ended December 31, 2004, 2003 and 2002, royalty expense under this agreement approximated $10, $9 and $12, respectively which is included in business development, general and administrative section in the accompanying Statement of Operations. Royalties accrued under this agreement are included in other accrued cost and approximated $1 and $3, respectively at December 31, 2004 and 2003.

     In 1995, the Subsidiary entered into an exclusive license agreement with an employee pursuant to which the employee granted the Subsidiary an exclusive worldwide right and license to certain technology considered by the Subsidiary to be a candidate for use in products of the Subsidiary, including the rights to certain patents and to any products resulting from the use of such technology and/or patents. Under the exclusive license agreement, the Subsidiary agreed to pay the employee a license issue fee of $250 in five equal installments of $50 per year. The Subsidiary is also required to pay a royalty of: (a) 6% on products covered by a valid patent claim; (b) 3% on products not covered by a valid patent claim; and (c) 50% of royalties actually received by the Subsidiary from sub-licensees who are not affiliates. The Subsidiary completed its payments under this license agreement during fiscal 2000. In addition, the Subsidiary paid all costs incurred by the employee prior to August 24, 1995 for filing, prosecuting and maintenance of licensed patents, in the amount of $50. The exclusive license agreement will expire on the later to occur of ten years from the commercial sale of any licensed product (as defined in the agreement) or the date of expiration of the last to expire patent covered in the agreement.

     In 1990, the Subsidiary entered into an agreement with the Massachusetts Institute of Technology (MIT) to obtain an exclusive license to certain patent rights relating to the use of biodegradable materials for regeneration of tissue. The Subsidiary paid $25 to MIT in 1990 as license fees. The Subsidiary is required to pay MIT a royalty of the lesser of 6% of net sales or 10% of the gross margin, as defined, on sales of products covered under the agreement, except that no amounts will be due MIT for products that are also covered under the agreement with Neomorphics, Inc. (Neomorphics) discussed below. The last patent covered by this agreement expired in 2002 and, accordingly, no royalty payments have been due under this agreement since 2002.

     In 1990, the Subsidiary entered into a sublicense agreement with Neomorphics for certain products previously licensed to Neomorphics by MIT (and also in the MIT agreement discussed above). The Subsidiary was required to pay an annual maintenance fee of $10 per year in connection with the sublicense. The Subsidiary was also required to pay Neomorphics a royalty of 4% of its net sales of the sublicensed products. The annual license maintenance fees were creditable against royalties due. The amounts paid to MIT and Neomorphics were included as part of research and development expense in the periods in which such payments were made. The related patent expired in 2001 and, accordingly, no royalty payments have been due under this agreement since 2001.

(10) COMMITMENTS AND CONTINGENCIES

     The Company leases its corporate headquarters in Franklin Lakes, New Jersey under a non-cancelable operating lease that expires on March 31, 2005. The Company leases space for its manufacturing operations in Redwood City, California, under a non-cancelable operating lease that expires in May 2006. A portion of the manufacturing facility is sub-leased at the rate of $16 per month under a sub-lease which expires in May 2006. At December 31, 2004, the Company had a month-to-month operating lease agreement for office space in Vail, Colorado. In January 2005, the Company entered into a new lease agreement for its Vail office space. The lease is effective February 1, 2005, expires January 31, 2008, and provides for initial year base annual rent of $27, payable monthly. Total net rent expense approximated $276, $247 and $214 for the years ended December 31, 2004, 2003 and 2002, respectively.

     Future minimum lease payments are as follows at December 31, 2004:

(In thousands)
2005	$360
2006	147

$507

     Future minimum sublease receipts are as follows at December 31, 2004:

(In thousands)
2005	$198
2006	83

$281

     The Company has an employment agreement with an officer of the Company providing for minimum aggregate annual compensation of approximately $275. The contract provides for consecutive one year terms of employment which may be terminated by either party upon a ninety-day prior written notice. Additionally, the employment agreement provides for various incentive compensation payments as determined by the Company’s Board of Directors.

     The Company has entered into an employment agreement with another officer of the Company providing for minimum aggregate annual compensation of approximately $180. The contract provides for consecutive one year terms of employment which may be terminated by either party upon a ninety-day prior written notice.

     During 2001 and 2002, the Company shipped certain components of the SharpShooter that were later identified to have the potential to become non-sterile. The Company instituted a recall of such product components during 2002. The original recall plan was to involve reworking product that had been sold, with the Company bearing the cost of the rework, but the customer retaining title of the product. The reworked packaging design to correct the issue that led to the recall requires FDA approval before the reworked products can be returned to the customer. Due to the length of time required to receive this approval and therefore return the reworked product to the customer, the Company agreed to take title to the returned product and issued a credit to the customer in the fourth quarter of 2002 of approximately $144 for these returns. This credit was recorded as a reduction in revenue in the fourth quarter of 2002. As of December 31, 2004, the customer has used all of the total credit. As a result of the recall, the Company received and included in inventory a total of 6,084 units of the component. A warranty reserve associated with the recall of these products in 2001 and 2002 was estimated based on the costs to be incurred to recall and rework the product. The estimated warranty reserve established by the Company approximated $127, including approximately $55 recorded in 2001 for 2001 shipments and $72 recorded in 2002 for 2002 shipments. Costs incurred and paid to rework the returned inventory have been included in inventory to the extent of the original carrying amount. The Company received the termination letter from the FDA closing the recall on July 3, 2003. No additional costs are anticipated by the Company. As of December 31, 2004, the Company has sold all of the reworked product.

     During 2002, the Company detected residue from its packaging vendor on certain of its CMI packaging materials. The Company identified and discarded all CMI products with the potential for the presence of this material at a cost of approximately $48.

(11) EMPLOYEE BENEFIT PLANS

     The Company sponsors a profit sharing plan (“Plan”) intended to qualify under Section 401(k) of the Internal Revenue Code. All employees are eligible to participate in the Plan after three months of service. Employees may contribute a portion of their salary to the Plan, subject to annual limitations imposed by the Internal Revenue Code. The Company may make matching or discretionary contributions to the Plan at the discretion of the Board of Directors, but has made no such contribution to date. Employer contributions generally vest over seven years.

     Prior to the reverse merger and recapitalization, the Company sponsored a defined benefit pension plan (“Pension Plan”) covering all former employees of National Health Advisors, a subsidiary of the Company acquired in 1997. The Pension Plan was amended to freeze benefit accruals and the entry of new participants effective October 31, 1997. The sale of the Company’s APACHE business in 2001 resulted in the termination of all remaining participants in the Pension Plan.

     The benefits under the Pension Plan are based on final average compensation. This defined benefit is offset by a linked profit sharing retirement plan that was also sponsored by National Health Advisors. The Pension Plan covers the portion of the participant’s defined benefit that is not covered by the balance in the participant’s linked profit sharing retirement account on the date of their retirement. While the total amount of each participant’s defined benefit was frozen, the Pension Plan’s share of the defined benefit will fluctuate as the funds invested in each participant’s linked profit sharing retirement account fluctuates. In December 2004, the Company’s board of directors approved termination of the Pension Plan, effective March 31, 2005. During 2005, the Company expects to contribute to the Pension Plan an amount sufficient to fully fund the benefit obligation at the termination date. The Company expects that this contribution will be approximately $163 which is the accrued pension liability recognized in the Company’s consolidated balance sheet at December 31, 2004. Previously, the Company’s funding policy was to contribute annually an amount that could be deducted for federal income tax purposes and met minimum-funding standards, using an actuarial cost method and assumptions, which are different from those used for financial reporting.

     Rollforwards of the benefit obligation, fair value of plan assets and a reconciliation of the Pension Plan’s funded status at October 31, 2004 and 2003, the measurement date, and significant assumptions follow.

	October 31,
	(measurement
	date)
	2004	2003
	(In thousands)
CHANGE IN BENEFIT OBLIGATION
Beginning of the year	$414	$381
Interest cost	26	24
Actuarial loss (gain)	(2)	9

End of the year	$438	$414

CHANGE IN FAIR VALUE OF ASSETS
Beginning of the year	$261	$237
Actual return on plan assets	23	24
Employer contributions	—	—

End of the year	$284	$261

RECONCILIATION OF FUNDED STATUS
(Under)/over funded status	$(154)	$(153)
Accrued pension cost	$(154)	$(153)
SIGNIFICANT ASSUMPTIONS:
Discount rate	6.26%	6.26%
Expected return on plan assets	6.26%	6.26%
Rate of compensation increase	5.00%	5.00%

     The expected rate of return on plan assets is based on historical rates of return of actual investments. No Pension Plan participants are expected to reach normal retirement age in the next five years.

     Because the Pension Plan is frozen, the Company will not have any future service costs associated with this plan. Future pension expense could result from amortization of actuarial gains and increases in the benefit obligation due to further decreases in the linked profit sharing retirement accounts. At October 31, 2004 and 2003, the balance in the linked profit sharing retirement accounts was approximately $174 and $160, respectively. Decreases in this balance will increase the benefit obligation of the Pension Plan while increases in this balance will decrease the benefit obligation of the Pension Plan.

     The Company’s pension expense is as follows:

	Years Ended December 31,
	2004	2003	2002
	(In thousands)
Interest cost	$26	$24	$21
Expected return on plan assets	(16)	(15)	(14)
Recognized net actuarial loss (gain)	—	—	2

	$10	$9	$9

     As of the 2002 measurement date, the market value of the Pension Plan assets was below the accumulated benefit obligation, and the Company was required to record a minimum liability of approximately $58 in 2002. This amount was reflected as an increase in pension liability and a decrease in other comprehensive income in 2002. Due to the Company’s net operating loss position, no tax benefit was provided for this additional liability. There was no change in the additional minimum liability during 2003 or 2004.

Pension Plan Assets

     At October 31, 2004 and 2003, Pension Plan assets totaled approximately $284 and $261, respectively.

     Allocation of Pension Plan Assets at October 31,

	Defined Benefit
	Pension Plan
	2004	2003
Cash and Cash Equivalents	—%	36%
Equity	94%	53%
Non-U.S. Equity	6%	11%

Total	100%	100%

Investment Strategy and Risk Management for Pension Plan Assets

     The stated investment objective of the Pension Plan is to optimize growth of invested assets over a five year time horizon. The overall risk tolerance of the plan is moderately aggressive, while maintaining a widely diversified group of investments by asset class, achieved largely by investing in pooled investment funds. Returns in each investment portfolio should equal or exceed the return of a market index or blended index in proportions similar to the long term asset allocation selected for the portfolio.

     Strategic Target Allocation of Pension Plan Assets

Asset Category	Target Allocation
Equity	71%
Non-U.S. Equity	5%
U.S. Fixed Income.	24%

Total	100%

(12) RELATED PARTY TRANSACTIONS

     The Company has a cost reimbursement agreement with a shareholder of the Company. For the years ended December 31, 2004, 2003 and 2002, the Company was entitled to, and recorded as a reduction of business development expenses, reimbursement of approximately $17, $90 and $66, respectively. The cost reimbursement agreement will terminate effective August 11, 2005.

     For the years ended December 31, 2004, 2003 and 2002, 46%, 77% and 45%, respectively, of the Company’s revenue was from sales to Customer B, a related party.

     At December 31, 2004 and December 31, 2003 accounts payable due to related parties represent amounts due to a shareholder and an affiliate of a shareholder for reimbursable expenses, royalty payments and fees for services provided to the Company. Payments to the aforementioned related parties approximated $21 and $59 during 2004 and 2003, respectively.

     During the second quarter of 2004 the Company made a donation of approximately $8 to the Steadman Hawkins Foundation for orthopedic research. Dr. Steadman, a director and shareholder of the Company is a director of the Foundation.

(13) STOCKHOLDERS’ EQUITY

     The Company’s capital structure was significantly impacted by the reverse merger and recapitalization of June 21, 2002 (see Note 16). The information contained in this note reflects the disclosures related to all shares, options and warrants outstanding at December 31, 2004 and 2003, and where applicable, historical information related to these securities and plans.

Financing and Capital Transactions

     Following the Company’s annual stockholders meeting on November 26, 2002, the Company filed an amendment to its certificate of incorporation, increasing the number of authorized shares of Common and Preferred Stock of the Company. The increase in Common Stock was sufficient to permit the conversion of Series B convertible preferred stock (“Series B stock”) into Common Stock. In accordance with the terms and conditions of the Series B stock, all such stock was automatically converted into Common Stock, on a one for one basis, as of the filing of the Company’s amended certificate of incorporation on December 13, 2002.

     The holders of Series A convertible preferred stock (the “Series A Stock”) are entitled to non-cumulative dividends if and when such dividends are declared by the Board of Directors. No dividends have been declared to date. In the event of any liquidation, dissolution, or winding up of the Company, the holders of Series A Stock are entitled to receive an amount per share equal to the liquidation preference, equal to the purchase price of Series A Stock, plus any declared but unpaid dividends and subject to adjustment for stock splits and similar adjustments.

     The holders of Series A Stock each have one vote for each full share of common stock into which their shares of preferred stock are convertible on the record date for the vote.

     At the option of the holder, the Series A Stock is convertible into common stock on a one-for-one basis, subject to adjustment for stock splits and similar adjustments of the Series A Stock, and will automatically convert into common stock concurrent with the closing of an underwritten public offering of common stock under the Securities Act of 1933 in which the Company receives at least $5,000 in gross proceeds at a valuation of at least $25,000.

     Beginning on the 7th anniversary of the issuance and delivery of the Series A Stock, or June 21, 2009, the Series A Stock shall be subject to redemption at the option of not less than a majority of the holders of the Series A Stock at a per share redemption price equal to the liquidation value of the Series A Stock at the time of redemption. The liquidation value will equal the purchase price of the Series A Stock plus any declared, but unpaid dividends and taking into account any stock splits or similar adjustments to the Series A Stock. The Company shall redeem not less than all of the Series A Stock at the Redemption Price, pro-rata among all of the holders of the Series A Stock, in one-third (1/3) increments on each of the 7th, 8th and 9th anniversaries of the issuance and delivery of the Series A Stock.

     On September 23 and September 30, 2003, the Company completed the private placement of approximately 17,112,702 and 5,133,451 respectively, shares of Series C redeemable convertible preferred stock (“Series C Stock”), resulting in proceeds, net of issuance costs including cash and non-cash consideration, of approximately $9,394. At the option of the holder, the Series C Stock is convertible into common stock on a one-for-one basis, subject to adjustment for stock splits and similar adjustments of the Series C Stock, and will automatically convert into common stock concurrent with the closing of a qualified public offering of common stock under the Securities Act of 1933 in which the Company receives at least $10,000 in gross proceeds at a valuation of at least $50,000. The holders of Series C Stock each have one vote for each full share of common stock into which their shares of preferred stock are convertible on the record date for the vote.

     The Series C Stock was issued with a beneficial conversion option. The value attributable to the beneficial conversion option of approximately $4,292 was recognized and measured by allocating a portion of the proceeds equal to the intrinsic value to additional paid-in capital. The intrinsic value was calculated as the difference between the conversion price and the fair value of the underlying common stock at the issuance date and multiplied by the number of shares into which the Series C Stock is convertible. The Series C Stock was convertible at the issuance date and as such the total value of the beneficial conversion option was accreted immediately through a charge to retained earnings. Accretion for the beneficial conversion and issuance costs on the Series C Stock were treated as a deemed dividend to Series C stockholders for purposes of calculating net loss attributable to common stockholders and earnings per share.

     In connection with the Series C Stock financing, the Company issued to the purchasers of the Series C Stock, warrants to purchase an aggregate of up to 2,079,965 shares of its Common Stock. The warrants have a term of five years subject to a subsequent equity financing and an exercise price of $0.4481. The number of warrants, if any, that become exercisable is dependent upon the price per share of any subsequent equity financing occurring within eighteen months of the warrant issue date. In order for the warrants to become exercisable, there must be a subsequent equity financing at a price equal to or greater than $0.25 and less than $0.4481 per share. All of the warrants become exercisable if the subsequent equity financing price per share is greater than $0.25 and less than $0.40 and 50% of the warrants become exercisable if the subsequent equity financing price per share is equal to or greater than $0.40 but less than $0.4481. The warrants expire if a triggering event does not occur. A value of approximately $969 has been assigned to these warrants as of the closing dates of the Series C Stock, using the Black-Scholes valuation model, and assuming they become fully exercisable within the prescribed 18 month time frame. The values of these warrants are being carried in additional paid-in capital and as a reduction to the Series C Stock.

     The Series C Stock and Series A Stock are subject to Registration Rights Agreements entered into as of September 23, 2003 and September 30, 2003 whereby the holders of such shares have, in certain circumstances, the right to require the Company to register the common shares into which the Series C Stock and the Series A Stock is convertible.

     The holders of Series C Stock are entitled to non-cumulative dividends if and when such dividends are declared by the Board of Directors. No dividends have been declared to date. In the event of any liquidation, dissolution, or winding up of the Company, the holders of Series C Stock are entitled to receive as a liquidation preference an amount per share equal to the purchase price of Series C Stock, plus any declared but unpaid dividends and subject to adjustment for stock splits and similar adjustments.

     Beginning on the 7th anniversary of the issuance and delivery of the Series C Stock, or September 2010, the Series C Stock shall be subject to redemption at the option of not less than a majority of the holders of the Series C Stock at a per share redemption price equal to the liquidation value of the Series C Stock at the time of redemption. The liquidation value will equal the purchase price of the Series C Stock plus any declared, but unpaid dividends and taking into account any stock splits or similar adjustments to the Series C Stock. If a request for redemption at the option of the Series C Stockholders is made, the Company shall redeem not less than all of the Series C Stock at the Redemption Price, pro-rata among all of the holders of the Series C Stock, in one-third (1/3) increments on each of the 7th, 8th and 9th anniversaries of the issuance and delivery of the Series C Stock.

     In connection with the private placement of its Series C Stock, the Company agreed to provide compensation in the form of cash and warrants for the Company’s Common Stock to placement agents who assisted the Company in identifying purchasers of its Series C Stock (the “Placement Fee”). The Placement Fee included approximately $421 in cash and warrants to purchase 200,000 shares of Common Stock, exercisable through September 23, 2009 at $0.4481 per share, which was the issuance price of the Series C Stock. The warrants issued to the placement agents were valued at $97 using the Black-Scholes valuation model. The total issuance costs, which include the Placement Fee, of approximately $612 have been recorded as a reduction to the Series C Stock.

     The Series C Stock has been recorded outside of permanent equity in the accompanying balance sheet, net of the issuance costs of approximately $612 and warrants issued to Series C Stockholders valued at $969. The Series C Stock is being accreted to the redemption value through a charge to retained earnings over a period of 7 years using the effective interest method.

     On April 19, 2004, the Company completed a private placement for 12,074,595 shares of restricted common stock at a price per share of $0.85, resulting in proceeds net of issuance costs of approximately $9,866 (the “April Financing”). The common stock sold in the private placement was initially subject to lock-up provisions for a period of 150 days after the completion of the private placement.

     The Company received notice from certain holders of the Series C Stock and Series A Stock, representing 35,549,814 shares, requesting that the Company register such shares pursuant to the terms of the Registration Rights Agreements. On July 14, 2004, the Company filed a registration statement (the “Registration Statement”) with the SEC on Form S-1 for registration of 47,624,053 shares of common stock to be sold at the election of the selling stockholders. The Registration Statement was declared effective with the SEC on July 23, 2004. The shares registered include common shares registered pursuant to the Registration Rights Agreements (issuable upon the conversion of certain shares of Series A Stock and Series C Stock) and all of the shares issued in the April Financing.

     During 2004 holders of 642,723 and 9,302,620 shares of Series A Stock and Series C Stock, respectively, exercised their right to convert their shares to an equal number of shares of common stock. As a result of this conversion, $589 of unamortized issuance cost associated with the Series C Stock was immediately recognized as a deemed dividend to preferred stockholders for purposes of determining net loss attributable to common stockholders. The Common Stock issued upon conversion is included in the shares registered in July 2004.

Stock Options

     The Company has adopted the disclosure only provisions of SFAS No. 123. Accordingly, if the exercise price of the Company’s employee stock options equals or exceeds the estimated fair value of the underlying stock on the date of grant, no compensation expense is generally recognized.

     The Company has an Employee Stock Option Plan (the Plan) that provides up to 9,450,000 options to be issued to employees and non-employees of the Company. All options are subject to forfeiture until vested and unexercised options expire on the tenth anniversary of the date of grant. Vesting is generally over four years. At December 31, 2004, options for 6,463,121 shares were outstanding and options for 2,973,492 shares were available for grant under the Plan. The Company has reserved 9,450,000 shares of common stock for issuance under the Plan. During 2004 the Company granted options to purchase 341,117 shares at exercise prices ranging between $0.90 and $1.14, of which 50,000 options were below the market price of the Company’s stock on the grant date. During 2003 the Company granted options to purchase 2,018,025 shares at an exercise price $0.45, of which 1,818,025 of the options were below the market price of the Company’s stock on the grant date. During 2002 the Company granted options to purchase 3,217,000 shares at an exercise price of $0.19 and 770,000 shares at an exercise price of $0.22.

     In April 1996, the Company adopted its Non-Employee Director Option Plan (the Director Option Plan), which was amended and restated effective April 1, 2004. The Director Option Plan is administered by a Committee composed of the Chairman of the Company’s Board of Directors and such other employee members of the Board who may be selected by the Chairman. The timing of grants and exercise price of options granted under the Director Option Plan are at the discretion of the Committee. Vesting requirements expiration periods are specified at the time options are granted. Stock options granted under the Director Option Plan may not be transferred other than by will or by the laws of descent and distribution. The Board of Directors may terminate the Director Option Plan at any time. Upon the occurrence of a Change of Control, as defined in the Director Option Plan, all outstanding unvested options under the Director Option Plan immediately vest. Aggregate grants under the Director Option Plan are limited to 2,500,000 shares subject to adjustment for stock splits and similar events. As of December 31, 2004, options for 1,822,480 shares were outstanding and 672,520 were available for grant. The Company has reserved 2,500,000 shares of common stock for issuance under the Director Option Plan. During 2004 the Company granted options to purchase 109,980 shares at an exercise price of $0.16 and options to purchase 450,000 shares at an exercise price of $1.09. All options issued during 2004 were below the market price of the Company’s stock on the day of the grant. During 2003, the Company granted options to purchase 1,250,000 shares at an exercise price of $0.45, of which 1,000,000 of the shares were below the market price of the stock on the day of the grant. The options vest over four years. During 2002 the Company granted options to purchase 5,000 common shares at exercise prices of $0.0825, which was considered to be equal to the fair market value at the date of grant.

     In May 1999, the Company adopted its Non-Employee Director Supplemental Stock Option Plan (the Director Supplemental Option Plan) that provides up to 500,000 options to be issued to the Directors of the Company as amended. The exercise price of such options shall not be less than the fair market value of the Company’s common stock on the date of grant. The Board of Directors may terminate the Director Supplemental Option Plan at any time. Upon occurrence of a Change in Control as defined in the Director Supplemental Option Plan, all outstanding unvested options under the Director Supplemental Option Plan vest immediately. As of December 31, 2004, options for 100,400 shares were outstanding and 324,600 shares were available for grant under the Director

Supplemental Option Plan. The Company has reserved 500,000 shares of common stock for issuance under the Director Supplemental Option Plan.

     At June 21, 2002 the Subsidiary had reserved the equivalent of 2,394,526 shares of the Company’s common stock for issuance under its 1991 Stock Option Plan (the Plan). The Plan was closed in conjunction with the merger between the Company and Subsidiary on June 21, 2002. As of December 31, 2004, 692,877 options for shares remain outstanding, which originated from the Plan and are fully exercisable.

     At June 21, 2002, the Subsidiary had reserved the equivalent of 1,649,700 shares of the Company’s common stock for issuance under its 1993 Directors’ Stock Option Plan (the Directors’ Plan). The Directors’ Plan was closed in conjunction with the merger between the Company and Subsidiary on June 21, 2002. As of December 31, 2004, 680,501 options for common stock of the Company remain outstanding, which originated from the Directors’ Plan and are fully exercisable.

     At June 21, 2002, the Subsidiary had reserved the equivalent of 4,674,150 shares of the Company’s common stock for issuance under its 1999 Stock Option Plan (the 1999 Plan). The 1999 Plan was closed in conjunction with the merger between the Company and Subsidiary on June 21, 2002. As of December 31, 2004, 3,538,999 options for common stock of the Company remain outstanding, which originated from the 1999 Plan and are fully exercisable.

     At June 21, 2002 the Subsidiary had reserved the equivalent of 2,852,161 shares of the Company’s common stock for issuance under two separate stock option plans for specified key employees. The Plans were closed in conjunction with the merger between the Company and Subsidiary on June 21, 2002. As of December 31, 2004, 2,357,251 options for common stock remain outstanding, which originated under these plans and are fully exercisable.

     In accordance with the merger between the Company and the Subsidiary, the Company assumed all outstanding options of the Subsidiary, such that immediately after the merger, options for the stock of the Subsidiary became options for the stock of the Company. As of December 31, 2002, options assumed from the Subsidiary included options for 8,193,463 shares of the Company’s common stock, at an average exercise price of $0.38 and exercise prices ranging from $0.13 to $0.53. All options assumed from the Subsidiary were fully vested upon the effective date of the merger, June 21, 2002. Total deferred stock compensation of $2,848 associated with these options was recorded as compensation expense on the date of the merger.

     In addition to the grants made pursuant to the forgoing plans, the Company has granted options to purchase 401,288 shares to certain non-employees. These options are included in the table below. At December 31, 2004 options for 329,259 shares are outstanding and fully exercisable at prices ranging from $2.00 to $13.00. If not exercised the options begin to expire in August 2004.

     A summary of activity under the Company’s stock option plans is as follows:

	Options Outstanding
			Weighted-
	Number of		Average Price
	Shares	Price Per Share	Per Share
Conversion of RBio December 31, 2001 to ReGen Options	6,230,210	$0.16 – $ 0.53	$0.49
ReGen balance at December 31, 2001	1,146,268	$0.08 – $13.00	$4.26
ReGen options granted	3,992,000	$0.08 – $ 0.22	$0.20
ReGen options canceled	(388,968)	$0.08 – $13.00	$2.24
RBio options granted	2,788,103	$0.13 – $ 0.53	$0.16
RBio options exercised	(824,850)	$0.13	$0.13
RBio options expired	(151,223)	$0.13 – $ 0.53	$0.35

Balance at December 31, 2002	12,791,540	$0.08 – $13.00	$0.63
Options canceled	(494,910)	$0.16 – $ 0.53	$0.37
Options granted	3,268,025	$0.45	$0.45

Balance at December 31, 2003	15,564,655	$0.08 – $13.00	$0.60
Options granted	901,097	$0.16 – $ 1.14	$0.91
Options canceled	(37,566)	$0.19 – $ 0.92	$0.45
Options exercised	(261,109)	$0.08 – $ 0.53	$0.30
Options expired	(182,189)	$0.16 – $ 4.29	$1.71

Balance at December 31, 2004	15,984,888	$0.08 – $13.00	$0.61

     During 2004, the Company granted 901,097 stock options with a per share weighted average fair value of $1.06 estimated using the Black-Scholes option valuation model under the assumptions outlined earlier in Note 3. During 2003, the Company granted 3,268,025 stock options with a per share weighted average fair value of $0.56 estimated in a similar manner. During 2002, the Company granted 6,780,103 stock options with a per share weighted average fair value of $0.36 estimated in a similar manner. Of the options granted in 2002, 1,562,055 shares are subject to accelerated vesting if certain performance criteria are met.

     The following table summarizes information about options at December 31, 2004:

	Options Outstanding			Options Exercisable
		Weighted			Weighted
		Average	Weighted		Average	Weighted
		Remaining	Average		Exercise	Average
		Contractual	Exercise		Contractual	Exercise
Price Per Share	Shares	Life in Years	Price	Shares	Life in Years	Price
$0.00 – $0.50	9,549,143	7.99	$0.27	5,874,057	7.53	$0.22
$0.51 – $1.00	5,575,974	4.84	$0.55	5,279,011	4.37	$0.53
$1.01 – $2.00	497,400	8.92	$1.12	105,350	7.22	$1.23
$2.01 – $13.00	362,371	1.69	$9.74	362,371	1.69	$9.74

	15,984,888			11,620,789

Warrants

     The Company has 349,653 outstanding warrants issued to stockholders in 1995 with an exercise price of $1.43 per share that expire in 2005; and 73,356 outstanding warrants issued to stockholders in 1995 with an exercise price of $8.18 per share that expire in 2005. These warrants are fully exercisable.

     In August 1997 and September 1997, the Subsidiary issued in connection with financings, warrants to purchase the equivalent of 249,388 shares of the Company’s common stock at $0.53 per share. In August 2002, these warrants were extended for an additional 5 years to expire in August 2007 and are fully exercisable. During 2004, 19,405 warrants were exercised.

     In conjunction with the 2000 Credit Agreement, the Subsidiary issued warrants to purchase the equivalent of 412,425 shares of the Company’s common stock at $1.64 per share. The warrants expire on August 7, 2005. These warrants can be exercised by the holder to the extent that the Holder’s ownership of the Company on a fully diluted basis does not exceed 19.9%. At December 31, 2004, the holder of the warrants owned approximately 7.6% of the Company on a fully diluted basis and the warrants were fully exercisable.

     In March 2001, the Company issued 1,000,000 warrants for common stock to the stockholders of MetaContent, Inc. at an exercise price of $0.50 per share. During 2003, 230,000 warrants were exercised. The remaining warrants expire March 19, 2006 and are fully exercisable.

     In connection with the 2001 and 2002 Bridge Loans, and subsequent Series G Convertible Preferred financing, entered into between the Subsidiary and certain of its shareholders, the Subsidiary issued the equivalent of 2,151,765 warrants for the Company’s common shares at an exercise price of $0.45 per share. During 2004 130,648 warrants were exercised, the remaining warrants expire June 21, 2007 and are fully exercisable.

     In September 2003, in connection with the private placement of its Series C Stock, the Company issued warrants to purchase 2,279,965 shares of common stock. See discussion under Convertible Preferred Stock Section.

     In October 2003, as consideration for advisory services, the Company issued warrants to purchase 500,000 shares of common stock to a stockholder of the Company at an exercise price of $0.45 per share. The warrants expire on October 1, 2008 and are fully exercisable. These warrants were issued for services provided before the grant date and as such, the 2003 results of operations include approximately $258 in compensation expense related to these warrants. The value of the warrants was computed using the Black-Scholes method, under the assumptions outlined earlier in Note 3.

(14) INCOME TAXES

     The Company had differences in reporting expenses for financial statement purposes and income tax purposes. The provision for income taxes consists of:

	Years Ended December 31,
	2004	2003	2002
	(In thousands)
Current	$—	$—	$—
Deferred	(2,720)	(2,895)	(3,330)
Valuation allowance	2,720	2,895	3,330

	$—	$—	$—

     The provision for income taxes can be reconciled to the income tax that would result from applying the statutory rate to the net loss before income taxes as follows:

	Years Ended December 31,
	2004	2003	2002
	(In thousands)
Tax at statutory rate	$(2,373)	$(2,006)	$(3,247)
State taxes	(365)	(637)	(403)
Permanent items	8	7	320
Other	10	(259)	—
Increase in valuation allowance	2,720	2,895	3,330

	$—	$—	$—

     The significant components of the Company’s deferred income tax assets and liabilities are as follows:

	December 31,
	2004	2003
	(In thousands)
Deferred tax assets:
Net operating loss carryforward	$18,512	$15,794
Accrued expenses	135	135
Deferred compensation	1,987	1,970
Property, plant and equipment	370	385
Intangible assets	23	23
R&D credit carryforward	410	410

	21,437	18,717
Valuation allowances	(21,437)	(18,717)

	$—	$—

     The net operating loss carryforward as of December 31, 2004 and 2003 approximated $45.8 million and $39.1 million, respectively. The research and development tax credit as of December 31, 2004 and 2003 approximated $410. The federal and state net operating loss carryforwards will begin to expire in 2005, if not utilized. The federal and state research and development credit carryforwards will begin to expire in 2006, if not utilized. The utilization of net operating loss carryforwards may be limited due to changes in the ownership of the Company and the Subsidiary, and the effect of the reverse merger and recapitalization completed on June 21, 2002.

     A valuation allowance is required when it is more likely than not that a deferred tax asset will not be realized. As a result of evaluating all positive and negative evidence, a full valuation allowance has been established for the net deferred tax assets.

(15) BASIC AND DILUTED LOSS PER SHARE

     Basic net loss attributable to common stockholders is calculated by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. Shares that would be issued upon conversion of preferred stock or debt instruments are not included in the calculation of weighted average number of common shares outstanding during the period due to the Company’s net operating loss position. Dividends on preferred stock are not added to the net loss attributable to common stockholders until such dividends are declared. Due to the Company’s net operating loss position, all options, warrants and contingently issuable shares are anti-dilutive. Therefore, dilutive and basic net loss attributable to common shareholders are the same.

(16) PRE-MERGER CAPITAL TRANSACTIONS AND MERGER WITH RBio INC

   Pre-Merger Capital Transactions

     On June 21, 2002, the Subsidiary amended and restated its Certificate of Incorporation to provide for the following:

     The creation of Series G Convertible Preferred Stock (Series G Stock) with 19,200,000 shares authorized.

     The rights of the Subsidiary’s existing Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Preferred Convertible Stock, Series D Convertible Preferred Stock, Series E Convertible Preferred Stock, Series F Convertible Preferred Stock and Series G Convertible Preferred Stock (collectively referred to as the “Preferred Stock”) were amended and established as follows:

     DIVIDEND RIGHTS: If the Subsidiary shall at any time declare and pay any dividend in the form of cash, stock or property on the outstanding Common Stock, it shall at the same time and on the same terms declare and pay a dividend in the same form on the outstanding Preferred Stock at a rate assuming all Preferred Stock were converted into Common Stock immediately prior to the dividend declaration.

     LIQUIDATION RIGHTS: In the event of any liquidation, dissolution or winding up of the Subsidiary, holders of the Preferred Stock shall be entitled to receive, before any amount shall be paid to holders of Common Stock, an amount per share equal to $1.00 for Series A, $3.00 for Series B, $4.50 for Series C, $7.25 for Series D, $7.25 for Series E, $8.73 for Series F and $1.23 for Series G plus all accrued and unpaid dividends, if any.

     VOTING RIGHTS: The holders of Preferred Stock are entitled to vote upon any matter submitted to the stockholders for a vote. Such holders shall each have one vote for each full share of Common Stock into which their respective shares of Preferred Stock are convertible on the record date for the vote. Holders of Preferred Stock shall vote as a single class.

     CONVERSION RIGHTS: Shares of Preferred Stock can be converted into shares of Common Stock at the option of the holder and automatically upon the occurrences of the closing of an offering pursuant to an effective registration statement pursuant to which Common Stock is sold to the public by the Subsidiary in a public offering registered under the Securities Act of 1933 at a per share public offering price of not less than $10 and a aggregate public offering price of at least $7,500. In addition, in the event of a merger or sale of the Subsidiary, the holders of Preferred Stock may elect to have their shares treated as converted. Each share of Preferred Stock is converted into the number of Common Shares that results from dividing the Conversion Price as defined, by the liquidation value per share (see above). Initially, the Conversion Price is equal to the liquidation value per share and can never exceed the liquidation value per share. Adjustments to the Conversion Price are required in the event of the issuance of additional shares of stock of the Subsidiary, stock splits, dividends and recapitalizations.

     On June 21, 2002, the Subsidiary issued 5,564,047 shares of Series G Convertible Preferred Stock (Series G Stock) to existing shareholders of the Subsidiary for $1.2321 per share. Cash of $4,000 was received for 3,246,490 of the shares issued. The remaining 2,317,557 shares were issued upon conversion of notes payable and accrued interest from 2001 and 2002 financings with a value of $2,855.

   Merger With RBio Inc.

     On June 21, 2002, the Company approved a merger of the Subsidiary into Aros Acquisition Corporation, a wholly owned subsidiary of the Company. Prior to the merger, in 2001, the Company discontinued its operations and was evaluating alternatives to best utilize its assets.

     The outstanding shares of Common Stock, Preferred Stock and options and warrants to acquire Common Stock and Preferred Stock of the Subsidiary were converted into equity instruments of the Company as follows:

     COMMON STOCK: Each share of the Subsidiary’s Common Stock has been converted into 2.7495 shares of unregistered common stock of the Company.

     SERIES A, SERIES B, SERIES C, SERIES D, SERIES E AND SERIES F PREFERRED STOCK: Each share of the Subsidiary’s Series A, Series B, Series C, Series D, Series E and Series F Convertible Preferred Stock was converted into 0.0663 shares of unregistered, fully paid, non-assessable Common Stock of the Company (Common Stock) plus 2.6832 shares of unregistered, fully paid, non-assessable Series B Convertible Preferred Stock of the Company (Series B Stock). Following the Company’s annual stockholders meeting on November 26, 2002, the Company filed an amendment to its certificate of incorporation, increasing the number of authorized shares of Common Stock of the Company sufficient to permit the conversion of Series B Stock into Common Stock. In accordance with the terms and conditions of the Series B Stock, all such stock was automatically converted into Common Stock, on a one for one basis, as of the filing of the Company’s amended certificate of incorporation on December 13, 2002. Therefore, in effect, each share of the Subsidiary’s Series A, Series B, Series C. Series D, Series E and Series F Convertible Preferred Stock was converted into 2.7495 shares of Common Stock.

     SERIES G PREFERRED STOCK: Each share of the Subsidiary’s Series G Preferred Stock has been converted to 2.7495 shares of unregistered, fully paid, non-assessable shares of the Company’s Series A Convertible Preferred Stock (Series A Stock).

     STOCK OPTIONS AND WARRANTS: Immediately prior to the merger, the Subsidiary accelerated the vesting of all options such that at the time of the merger, all stock options and warrants were fully vested. Each option and each warrant to purchase the Subsidiary’s Common Stock has been assumed by ReGen and converted into options and warrants, respectively, to acquire the Company’s Common Stock. Each option and warrant shall be exercisable for that number of shares of Common Stock equal to the product of the number of shares of the Subsidiary’s Common Stock that were purchasable under such Subsidiary option multiplied by 2.7495, and rounded to the nearest whole number of shares of Common Stock. As such, 2,265,943 RBio options at January 1, 2002 were effectively converted to 6,230,210 ReGen options using this multiplier.

	Options Outstanding
			Weighted-
	Number of		Average Price
	Shares	Price Per Share	Per Share
Balance at December 31, 1999	2,155,979	$0.10 – $1.45	$1.15
Options granted	511,500	$1.45	$1.45
Options canceled	(298,000)	$1.45	$1.45
Options exercised	(25,000)	$0.10	$0.10

Balance at December 31, 2000	2,344,479	$0.10 – $1.45	$1.13
Options granted	220,589	$1.45	$1.45
Options canceled	(299,000)	$1.45	$1.45
Options exercised	(125)	$1.45	$1.45

Balance at December 31, 2001	2,265,943	$0.45 – $1.45	$1.34

     Each warrant to purchase the Subsidiary’s Series C Convertible Preferred Stock was assumed by the Company and converted into warrants to purchase 0.0663 shares of Common Stock and 2.6832 shares of Series B Stock. The per share exercise price for shares of Common Stock or Series B Stock issuable upon exercise of such assumed Company options and warrants shall be equal to the quotient determined by dividing the exercise price per share of Subsidiary Common Stock or Series C Convertible Preferred Stock, as applicable, at which such Subsidiary options and warrants were exercisable by 2.7495. In accordance with the conversion of the Series B Stock to Common Stock on December 13, 2002, the Company’s warrants for Series B Stock were also converted to warrants for Common Stock.

     All shares issued to holders of stock options and warrants assumed by the Company from the Subsidiary are unregistered.

     The Company and the receiving shareholders entered into a Registration Rights Agreement under which ReGen, at its option, can register the unregistered shares in whole or part. Holders of unregistered shares can request, subject to certain limitations, and ReGen is required to make a best commercial efforts to, register blocks of unregistered shares beginning 90 days after the Company’s Form 10-K for the year ended December 31, 2002 is filed. The Company is required to bear the cost of all such registrations except that in an underwritten offering, the holder of the shares will bear any underwriting discounts and commissions, if any, and transfer taxes relating to the registration.

     Upon completion of the merger, holders of the Subsidiary’s Common Stock and Preferred Stock controlled approximately 80% of the voting rights of the combined company. As such, the Subsidiary was the deemed acquirer for purposes of accounting for this merger.

     The Series A Stock has rights and terms that provide for certain preferences in the event of liquidation to the Common Stock. Additionally, the Company Series A Stock has mandatory conversion features upon certain circumstances including but not limited to a qualified offering that results in cash proceeds to ReGen of at least $5,000 and assumes a minimum valuation of the Subsidiary of at least $25,000, and the Series A Stock is redeemable at the option of the holder subject to certain conditions at any date from and after the date of the seventh anniversary of the issuance and delivery of the Series A Stock at the liquidation value.

(17) SUBSEQUENT EVENTS

     Subsequent to December 31, 2004, 1,673,732 shares of Series C Preferred Stock were converted by their holders into an equal number of shares of common stock.

     On March 23, 2005, the Company formed ReGen Biologics AG, as a wholly-owned subsidiary in Appenzell, Switzerland to conduct the Company’s marketing and distribution activities in Europe. The financial statements of this subsidiary will be consolidated with the Company from the date of formation. Funding for this subsidiary’s activities will be provided by the Company on an as needed basis.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

     The following table itemizes the expenses incurred, or to be incurred, by the Company in connection with the registration and issuance of the securities being registered hereunder. The Company has agreed pursuant to the terms of the Registration Rights Agreement to pay all of the expenses of the Selling Stockholders under federal and state securities laws and other expenses related to the registration of shares hereunder excluding expenses associated with the actual sale of such shares, such as commissions of dealers or agents and related expenses. All amounts shown below are estimates except for the SEC registration fee.

Registration Fee — SEC	$1,485
Blue Sky Fees	$35,000	*
Accounting Fees and Expenses	$540,000	*
Legal Fees and Expenses	$200,000	*
Printing Expenses	$75,000	*
Miscellaneous (including listing fees)	$10,000	*

Total	$861,485	*

* Estimate

Item 14. Indemnification of Directors and Officers

     Our charter includes provisions that eliminate the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the Company or its stockholders;

•	for acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation law; or

•	for any transaction from which the director derives an improper personal benefit.

     Our charter requires, as a condition to advancing expenses, the delivery to the corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified.

     Our charter further provides for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. Indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company under the foregoing provisions, or otherwise. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act may be against public policy as expressed in the Securities Act and in such an event would be unenforceable.

     The Company has entered into an Indemnification Agreement with each director and certain officers of the Company. The Indemnification Agreement indemnifies our officers and directors to the fullest extent permissible under applicable law for certain expenses and liabilities.

     Our officers and directors are also indemnified pursuant to the Registration Rights Agreement entered into as of April 19, 2004 by and among the Company and each of the purchasers of common stock, the Registration Rights Agreements entered into as of September 23, 2003 and September 30, 2003 by and among the Company, each of the holders of the Series A Stock and each of the holders of the Series C Stock, and the Subscription Agreement entered into as of July 14, 2005 by and among the Company and each of the purchasers of common stock. These agreements provide for indemnification of officers and directors for losses, claims, damages, or liabilities incurred by these people arising out of his or her services as an officer or director or at our request.

Item 15. Recent Sales of Unregistered Securities

     On July 14, 2005, the Company completed a private placement of 14,011,178 shares of restricted common stock at a price per share of $0.85 (the “July 2005 Financing”), resulting in proceeds net of issuance costs of approximately $11.2 million. The shares were issued in a private offering to each of the holders of the shares of common stock who entered into the Subscription Agreement dated as of July 14, 2005, with the Company. In addition, ReGen issued to the purchasers warrants to purchase an aggregate of up to approximately 3,502,797 shares of its Common Stock at a price of $1.00 per share. The warrants are immediately exercisable. All of the warrants will expire July 14, 2010. All of these shares and warrants were issued in reliance upon an exemption from the registration requirements of the federal securities laws pursuant to Section 4(2) of the Securities Act of 1933 because the shares and the warrants were only offered to accredited investors.

     On April 19, 2004, the Registrant completed the sale of 12,074,595 shares of common stock (the “2004 Privately Placed Common Stock”), resulting in proceeds, net of issuance costs, of approximately $9,866,000. The shares were issued in a private offering to each of the holders of the shares of common stock who entered into the Registration Rights Agreement dated as of April 19, 2004 with the Company. All of these shares were issued in reliance upon an exemption from the registration requirements of the federal securities laws pursuant to Section 4(2) of the Securities Act because the shares were only offered to accredited investors.

     On September 23 and September 30, 2003, the Registrant completed the private placement of 17,112,702 and 5,133,451, respectively, shares of Series C redeemable convertible preferred stock (“Series C Stock”), resulting in proceeds, net of issuance costs, including cash and non-cash consideration, of approximately $9,394,000. The shares were issued in a private offering to each of the holders of the Series C Stock who entered into the Registration Rights Agreements dated as of September 23, 2003 and September 30, 2003 with the Company. In addition, ReGen issued to the purchasers warrants to purchase an aggregate of up to approximately 2,080,000 shares of its Common Stock at a price of $0.4481 per share. The warrants were to become exercisable only upon the occurrence of a subsequent equity financing within a certain period at a price less than $0.4481 per share. The number of warrants that would become exercisable, if any, varies according to the purchase price per share of the subsequent equity financing. All of the warrants expired in March 2005. All of these shares and warrants were issued in reliance upon an exemption from the registration requirements of the federal securities laws pursuant to Section 4(2) of the Securities Act of 1933 because the shares and the warrants were only offered to accredited investors.

     On June 21, 2002, pursuant to the merger through which ReGen acquired RBio, ReGen issued approximately 35,402,168 shares of its capital stock to former RBio stockholders, consisting of 6,871,021 shares of common stock, 15,298,349 shares of Series A Stock and 13,232,798 shares of Series B Stock, in exchange for all of the issued and outstanding stock of RBio. The merger included all of RBio’s business and operating activities and employees. In addition, ReGen assumed RBio’s outstanding stock options and warrants to purchase up to an aggregate of approximately 12.2 million shares of ReGen capital stock on a post merger basis. These shares were also issued in reliance upon an exemption from the registration requirements of the federal securities laws pursuant to Section 4(2) of the Securities Act of 1933 because the shares were only offered to accredited investors.

Item 16. Exhibits

     The following Exhibits are filed herewith and made a part hereof:

Number	Description
2.1	Agreement and Plan of Merger by and among ReGen Biologics, Inc., Aros Corporation and Aros Acquisition Corporation dated as of June 7, 2002(1)

2.2	Agreement and Plan of Merger among the Company, NHA Acquisition Corporation, National Health Advisors, Ltd., Scott A. Mason and Donald W. Seymour dated as of June 2, 1997(5)

2.3	Agreement and Plan of Merger among the Company and MetaContent, Inc. dated as of March 21, 2001(2)

2.4	Asset Purchase Agreement between Cerner Corporation and the Company dated as of April 7, 2001(3)

2.5	Amendment No. 1 to Asset Purchase Agreement by and between Cerner Corporation and the Company dated as of June 11, 2001(3)

3.1	Amended and Restated Certificate of Incorporation(5)

Number	Description
3.2	Certificate of Amendment to the Certificate of Incorporation(6)

3.3	Amended and Restated By-Laws(4)

3.4	Certificate of Amendment of the Amended and Restated Certificate of Incorporation(17)

4.1	Specimen Common Stock Certificate(7)

4.2	Rights Agreement between the Company and First Chicago Trust Company of New York, dated as of May 6, 1997(9)

4.3*	ReGen Biologics, Inc. Employee Stock Option Plan, Amended and Restated Effective January 31, 2003(12)

4.4*	ReGen Biologics, Inc. Non-Employee Director Stock Option Plan, Amended and Restated Effective January 31, 2003(12)

4.5	Registration Rights Agreement between the Company and the Investors listed therein(8)

4.6	Registration Agreement between the Company and Certain Stockholders, dated December 28, 1995(18)

4.7	Amendment No. 1 to Rights Agreement between the Company and EquiServe Trust Company, N.A. dated as of June 7, 2002(10)

4.8	Nonqualified Stock Option Agreement between the Company and The Cleveland Clinic Foundation, dated August 19, 1994(18)

4.9	Registration Agreement between the Company and each of Iowa Health Centers, P.C. d/b/a Iowa Heart Center, P.C., Mercy Hospital Medical Center, Mark A. Tannenbaum, M.D. and Iowa Heart Institute dated January 7, 1997(14)

4.10	Nonqualified Stock Option Agreements between the Company and each of Iowa Health Centers, P.C. d/b/a Iowa Heart Center, P.C., Mercy Hospital Medical Center and Mark A. Tannenbaum, M.D., dated January 7, 1997(19)

4.11*	Form of Nonqualified Director Stock Option Agreement(11)

4.12	Stockholders’ Agreement by and among the several stockholders named therein, dated as of June 21, 2002(15)

4.13	Amendment to Stockholders’ Agreement by and among Allen & Company Incorporated and the several stockholders named therein, dated as of December 4, 2002(16)

4.14*	ReGen Biologics, Inc. Non-Employee Director Supplemental Stock Option Plan Amended and Restated Effective January 31, 2003(21)

4.15	Common Stock Registration Rights Agreement by and among ReGen Biologics, Inc. and the stockholders named therein, dated as of April 19, 2004(22)

4.16*	Form of Incentive Stock Option Agreement(24)

4.17*	Form of Nonqualified Director Supplemental Stock Option Agreement (24)

4.18	Subscription Agreement by and between ReGen Biologics, Inc. and the Investors named therein dated as of July 14, 2005(27)

4.19	Form of Warrant Agreement by and between ReGen Biologics, Inc. and the Individuals named therein, dated as of July 14, 2005(27)

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding the validity of the securities being registered (28)

10.1*	Employment agreement by and between Gerald E. Bisbee, Jr., Ph. D. and ReGen Biologics, Inc. dated September 22, 1998 and amended September 12, 2000(13)

10.2	Form of Indemnification Agreement(4)

10.3	Distributorship Agreement by and between ReGen Biologics, Inc. and Sulzer Orthopedics AG dated February 16, 1996(20)

10.4*	Employment Agreement by and between Brion D. Umidi and ReGen Biologics, Inc. dated March 23, 2004(20)

10.5	Amendment to Distributorship Agreement by and between ReGen Biologics, Inc. and Sulzer Orthopedics AG dated January 18, 2002(20)

Number	Description
10.6	License Agreement by and between ReGen Biologics, Inc. and Linvatec Corporation dated April 7, 2000(20)

10.7	Credit Agreement by and between ReGen Biologics, Inc. and Sulzer Medica USA Holding Company dated March 14, 2000(20)

10.8	Agreement by and among Sulzer Medica USA Holding Co., Sulzer Biologics Inc. Sulzer Orthopedics Ltd. and ReGen Biologics, Inc. dated February 20, 2001(20)

10.9	Assignment and Royalty Agreement by and among ReGen Biologics, Inc. Modified Polymer Components, Inc. and Dr. J. Richard Steadman dated April 9, 1997(20)

10.10	Exclusive License Agreement by and between ReGen Biologics, Inc. and Dr. Shu-Tung Li dated August 24, 1995(20)

10.11*	First Amendment to Employment Agreement by and between Gerald E. Bisbee, Jr., Ph. D. and ReGen Biologics, Inc. dated March 23, 2004(20)

10.12	Common Stock Purchase Agreement by and among ReGen Biologics, Inc. and the Individuals named therein, dated as of April 19, 2004(23)

10.13	Agreement by and between ReGen Biologics, Inc. and MedWork AG dated as of January 1, 2005(25)

10.14	Credit Agreement by and between ReGen Biologics, Inc. and Sulzer Medica USA Holding Company dated November 30, 1998(26)

21.1	Subsidiaries of Registrant(25)

23.1	Consent of Ernst & Young LLP(28)

23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included as part of Exhibit 5.1)(28)

24.1	Powers of Attorney(28)

(1)	Incorporated herein by reference to the Company’s Report on Form 10-Q for the quarter ended June 30, 2002 (File No. 000-20805).

(2)	Incorporated herein by reference to the Company’s Report on Form 10-Q/ A for the quarter ended March 31, 2001 (File No. 000-20805).

(3)	Incorporated herein by reference to the Company’s Report on Form 8-K, filed on July 18, 2001 (File No. 000-20805).

(4)	Incorporated herein by reference to the Company’s Report on Form 8-K, filed on March 17, 2004 (File No. 000-20805).

(5)	Incorporated herein by reference to the Company’s Report on Form 10-Q for the quarter ended June 30, 1997 (File No. 000-20805).

(6)	Incorporated herein by reference to the Company’s Report on Form 10-Q for the quarter ended June 30, 2001 (File No. 000-20805).

(7)	Incorporated herein by reference to the Company’s Registration Statement on Form S-3, filed on November 19, 2003 (File No. 333-110605).

(8)	Incorporated herein by reference to the Company’s Report on Form 8-K, filed on September 25, 2003 (File No. 000-20805).

(9)	Incorporated herein by reference to the Company’s Report on Form 8-K, filed on June 4, 1997 (File No. 000-20805).

(10)	Incorporated herein by reference to the Company’s Report on Form 10-Q for the quarter ended June 30, 2002 (File No. 000-20805).

(11)	Incorporated herein by reference to the Company’s Report on Form 10-K for the year ended December 31, 1997 (File No. 000-20805).

(12)	Incorporated herein by reference to the Company’s Proxy Statement on Schedule 14A, filed on April 14, 2003 (File No. 000-20805).

(13)	Incorporated herein by reference to the Company’s Report on Form 8-K/A, filed on September 4, 2002 (File No. 000-20805).

(14)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed on January 14, 1997 (File No. 000-20805).

(15)	Incorporated herein by reference to the Company’s Report on Form SC 13D filed on March 24, 2003 (File No. 005-49089).

(16)	Incorporated herein by reference to the Company’s Report on Form SC 13D/A filed on October 3, 2003 (File No. 005-49089).

(17)	Incorporated herein by reference to the Company’s Report on Form 8-K, filed on January 6, 2003 (File No. 000-20805).

(18)	Incorporated herein by reference to the Company’s Registration Statement on Form S-1, filed on June 4, 1996 (File No. 333-04106).

(19)	Incorporated herein by reference to the Company’s Report on Form 10-Q for the quarter ended March 31, 1997 (File No. 000-20805).

(20)	Incorporated herein by reference to the Company’s Report on Form 10-K for the year ended December 31, 2003 (File No. 000-20805).

(21)	Incorporated herein by reference to the Company’s Registration Statement on Form S-1/A, filed on January 14, 2004 (File No. 333-110605).

(22)	Incorporated herein by reference to the Company’s Registration Statement on Form S-1, filed on April 26, 2004 (File No. 33-114867).

(23)	Incorporated herein by reference to the Company’s Registration Statement on Form S-1, filed on June 21, 2004 (File No. 33-114867).

(24)	Incorporated herein by reference to the Company’s Report on Form 10-Q for the quarter ended September 30, 2004 (File No. 000-20805).

(25)	Incorporated herein by reference to the Company’s Report on Form 10-K for the year ended December 31, 2004 (File No. 000-20805).

(26)	Incorporated herein by reference to the Company’s Report on Form 10-Q for the quarter ended March 31, 2005 (File No. 000-20805).

(27)	Incorporated herein by reference to the Company’s Report on Form 8-K, filed on July 18, 2005 (File No. 000-20805).

(28)	Included with this filing.

*	Management Contract or Compensatory Plan or Arrangement

Item 17. Undertakings

     (a) The undersigned registrants hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Franklin Lakes, state of New Jersey, on July 22, 2005.

REGEN BIOLOGICS, INC.
By:	/s/ GERALD E. BISBEE, JR., PH.D.
Gerald E. Bisbee, Jr., Ph.D.
President, Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ GERALD E. BISBEE, JR., PH.D.	Chief Executive Officer, President, Secretary, Director

Gerald E. Bisbee, Jr., Ph.D.	and Chairman of the Board (Principal Executive Officer)	July 22, 2005

/s/ BRION D. UMIDI.	Chief Financial Officer (Principal Financial

Brion D. Umidi	and Accounting Officer)	July 22, 2005

/s/ ABHI ACHARYA, PH.D.*.	Director	July 22, 2005

Abhi Acharya, Ph.D.

/s/ ALAN W. BALDWIN*.	Director	July 22, 2005

Alan W. Baldwin

/s/ ROBERT G. MCNEIL, PH.D.*.	Director	July 22, 2005

Robert G. McNeil, Ph.D.

/s/ J. RICHARD STEADMAN, M.D.*.	Director	July 22, 2005

J. Richard Steadman, M.D.

/s/ WILLIAM R. TIMKEN*.	Director	July 22, 2005

William R. Timken

*By: /s/ GERALD E. BISBEE, JR. PH.D.

Gerald E. Bisbee, Jr. Ph.D. Attorney-In-Fact